Exhibit 2.1

DATED	November 20, 2015

(1) THE PERSONS WHOSE NAMES ARE SET OUT IN COLUMN (1) OF APPENDIX 1

- and -

(2) SILICON LABORATORIES UK LIMITED

AGREEMENT

relating to

the sale and purchase of the entire issued share capital of Telegesis (UK) Limited

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	SALE AND PURCHASE OF SHARES	10

3.	CONSIDERATION	11

4.	COMPLETION	11

5.	FUNDAMENTAL WARRANTIES	12

6.	WARRANTIES	16

7.	SELLER LIMITATIONS	18

8.	LEAKAGE/EXCESS DEBT	18

9.	INDEMNITIES	19

10.	TELEGESIS LIMITED	20

11.	RESTRICTIVE COVENANTS	21

12.	CONFIDENTIALITY AND ANNOUNCEMENTS	24

13.	POST-COMPLETION	25

14.	SELLERS’ LIABILITY	25

15.	SELLERS’ REPRESENTATIVE	26

16.	ASSIGNMENT AND SUCCESSORS	27

17.	THIRD PARTY RIGHTS	28

18.	COSTS AND EXPENSES	28

19.	PAYMENTS	28

20.	FURTHER ASSURANCE	28

21.	ENTIRE AGREEMENT	29

22.	EFFECT OF COMPLETION	29

23.	SEVERANCE	29

24.	VARIATION	30

25.	WAIVER AND CUMULATIVE REMEDIES	30

26.	COUNTERPARTS	30

27.	NOTICES	30

28.	GOVERNING LAW AND JURISDICTION	33

SCHEDULE 1: WARRANTED INFORMATION		34

	Part 1: The Company	34

	Part 2: Leasehold Property	35

	Part 3: Registered owned IP	36

SCHEDULE 2: GENERAL WARRANTIES		38

SCHEDULE 3: TAX		77

	Part 1: Tax Covenant	77

APPENDIX 1: THE SELLERS, THE SHARES AND THE CONSIDERATION

APPENDIX 2: INDEMNITIES

Agreed Form documents

Bank confirmation of indebtedness

Board minutes: Sellers

Board minutes: Purchaser

Completion powers of attorney: Sellers

Deed of termination of shareholders’ agreement

Disclosure Letter and Disclosed Information index

Letter(s) of non-crystallisation

Resignations of directors

Resignation of secretary

Settlement agreements

Retention Account Agreement

Sellers’ acknowledgement and waiver of claims

Management Accounts

Accounts

THIS AGREEMENT is made on	November 20, 2015

BETWEEN:

(1)                                 THE PERSONS whose names are set out in appendix 1 (together “Sellers”, and each a “Seller”); and

(2)                                 SILICON LABORATORIES UK LIMITED, a company incorporated and registered with number 3788183 which has its registered office at 100 New Bridge Street, London, EC4V 6JA (“Purchaser”).

BACKGROUND:

A                                       Telegesis (UK) Limited (“Company”) is a private company limited by shares.  Further information relating to the Company is set out in part 1 of schedule 1.

B                                       The Sellers are the owners of the numbers of Shares set opposite their respective names in column (3) of appendix 1.

C                                       The Sellers have agreed to sell and the Purchaser has agreed to purchase the Shares on the terms set out in this agreement.

IT IS AGREED:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               In this agreement:

“Accounts” means the financial statements of the Company as at and for the financial year ended on the Accounts Date, comprising its balance sheet, profit and loss account and other statements and all attached notes and reports;

“Accounts Date” means 31 March 2015;

“Acquisition” means the proposed acquisition of the Shares by the Purchaser on the terms of this agreement;

“Acquisition Dispute” means any dispute or claim arising out of or in connection with this agreement, its subject matter or formation (including any non-contractual dispute or claim);

“Acquisition Documents” means this agreement, the Disclosure Letter, the Agreed Form documents and any other documents to be delivered on Completion;

“Agreed Form”, in relation to a document, means the form approved and for identification purposes initialled by (or on behalf of) the Sellers and the Purchaser;

“Authority” means any supra-national, national or sub-national authority, commission, department, agency, regulator, regulatory body, court, tribunal or arbitrator;

“Bank” means National Westminster Bank plc;

“Business Day” means a day other than a Saturday or Sunday on which banks are open for general business in London;

“Cash Date” means 31 March 2015;

“Claim” means any demand or claim against any Seller, whether in contract or otherwise, under or in relation to or for any breach of this agreement (including any General Warranty Claim or Tax Claim);

“Claim Warrantors” in relation to any matter or thing which has given or is likely to give rise to a General Warranty Claim, means those Warrantors against which any such General Warranty Claim has been or could be made;

“Competing Business” means any business which competes with or is likely to or intended to compete with the Restricted Business;

“Completion” means completion of the sale and purchase of the Shares in accordance with this agreement;

“Completion Date” means the date of this agreement;

“Confidential Information” has the meaning given in paragraph 23.31.1 of schedule 2;

“Consideration” means the consideration for the Shares set out in clause 3.1;

“Contract” means any agreement, arrangement or obligation to which the Company is a party or subject and under which the Company or any other person has a continuing right, obligation or liability except (a) the contracts of employment of the Company’s employees, (b) the Policies (as defined in paragraph 22.1 of schedule 2) and (c) any leases or sub leases under which any part of the Property is held;

“CTA 2010” means the Corporation Tax Act 2010;

“Customer” means any person who at the Completion Date or at any time during the period of 12 months ending on the Completion Date was a customer of the Company;

“Defendant Claim” means any actual or potential demand, claim or action by a third party against a member of the Purchaser Group which has given or is likely to give rise to a General Warranty Claim;

“Disclosed” means fairly and specifically disclosed in the Disclosure Letter, with sufficient clarity and detail to enable the Purchaser to identify clearly and accurately the nature, scope and effect of the matter disclosed;

“Disclosure Letter” means the letter of the same date as this agreement from the Warrantors to the Purchaser relating to the Warranties, together with any documents annexed to it;

“Disputed Retention Claim” means any Retention Claim that is not a Settled Retention Claim;

“Dormant Company” means Telegesis Limited, a company incorporated in England and Wales with company number 5266254;

“Electronic Data Room” shall mean the Ansarada electronic data room populated by the Company and to which Purchaser has been provided access in connection with the due diligence investigation conducted prior to the execution of this agreement.  Copies of the contents of the Electronic Data Room are contained on a DVD provided by the Company to Purchaser and Purchaser’s legal counsel on the date two Business Days prior to execution of this agreement;

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, assignment, right to acquire, right of pre-emption or any other form of right, interest, preference, security, encumbrance of any nature in favour of a third party or any agreement, arrangement or obligation to create any of them;

“Excess Debt” means the aggregate amount of the Indebtedness of the Company as at Completion other than the respective amounts set out in part 1 of schedule 7 to the extent that such amounts have already been paid by the Company prior to Completion;

“Exercise Price” means any amount for which the First Option Seller or Second Option Seller (as the case may be) is liable to pay to the Company in respect of the price payable on exercise of any share option exercised shortly before Completion;

“First Option Seller” means Muhammad Shoaib Javed (also a Seller and Warrantor) whose details are set out in appendix 1;

“Fundamental Warranties” means the representations and warranties given under clauses 5.1, 5.2 and 5.3;

“General Warranties” means the representations and warranties given by the Warrantors in clause 6.1, other than the Tax Warranties;

“General Warranty Claim” means any claim, whether in contract or otherwise, in relation to the General Warranties;

“Indebtedness” means the aggregate amount (expressed as a positive number) of all borrowings and indebtedness in the nature of borrowings of the Company and of all other liabilities and financial commitments of the Company as at close of business on the Completion Date, including:

(a)                                                         loans and bank overdrafts;

(b)                                                         liabilities under acceptances of trade bills (other than in respect of purchases in the ordinary course of business) and acceptance credits;

(c)                                                          liabilities under any bond, note, loan stock, debenture or other similar instrument or security;

(d)                                                         liabilities under finance or equivalent leases, hire purchase agreements and conditional sale agreements;

(e)                                                          liabilities under factoring arrangements;

(f)                                                           amounts raised by any other transactions having the commercial effect of borrowings;

(g)                                                          outstanding deferred consideration;

(h)                                                         liabilities under any currency or interest swap or other interest or currency protection, hedging or financial futures transaction or arrangement;

(i)                                                             liabilities under any guarantee of, or indemnity against financial loss in respect of, any obligation of another person;

(j)                                                            liabilities in relation to any letter of credit, bond or guarantee given by a third party in relation to any obligation and/or liability of the Company;

(k)                                                         accrued interest, charges and costs relating to any of the above items (including those relating to early repayment, discharge or termination on or around Completion);

(l)                                                             any liability incurred in connection with the transaction contemplated by the Acquisition Documents;

(m)                                                     any liability in respect of grant or similar such funding (including research grants and/or analogous programmes) at any time made available to the Company; and

(n)                                                         liabilities analogous to any of the above items,

but excluding trade payables, accrued payroll, accrued rent or other similar accrued trading liabilities, in each case, incurred in the ordinary course of business and to the extent such liabilities are consistent with the Company’s past practices;

“Insolvency Event” means, in relation to a person, any of the following:

(a)                                                         the existence of circumstances by which it may be deemed to be, or otherwise declare itself to be, insolvent or unable to pay its debts as they fall due;

(b)                                                         the cessation or suspension of the payment of all, or a particular class of, its creditors or a threat to do so;

(c)                                                          the taking of any formal or informal steps with a view to the deferral, rescheduling or other readjustment of all, or a particular class of, its creditors, or the taking of any formal steps to make a general assignment or arrangement or composition with or for the benefit of the relevant creditors;

(d)                                                         any form of liquidation, receivership, administrative receivership, administration, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by the court or by persons appointed by the court (or any equivalent or similar procedure under the laws of any jurisdiction in which the relevant person is incorporated, registered, domiciled or resident or carries on business or has assets) being commenced or otherwise in place or under way in relation to it, whether in or out of court; or

(e)                                                          any distress, execution or other process being levied against any of its assets which has not been satisfied in full;

“IP” means:

(a)                                                         patents, rights in inventions, know how, show how and trade secrets, copyright and related rights, moral rights, registered designs, design rights, database rights, semiconductor topography rights, trade marks and service marks, trade names, business names, brand names, get up, logos, domain names and URLs, rights in unfair competition, goodwill and rights to sue for passing off and any other intellectual property rights (in each case, whether or not registered, and including all applications to register and rights to apply to register any of them and all rights to sue for any past or present infringement of them); and

(b)                                                         all rights or forms of protection having equivalent or similar effect in any jurisdiction;

“Key Commercial Warranties” means those Warranties set out at paragraphs 23 (IP) and 28 (Products and Services) of schedule 2 and the Tax Warranties;

“Key Commercial Warranty Claim” means a claim, whether in contract or otherwise, in relation to the Key Commercial Warranties;

“Key Customer” means those persons listed in paragraph 26.1 of the Disclosure Letter under the heading “Key Customer”;

“Key Supplier” means those persons listed in paragraph 26.1 of the Disclosure Letter under the heading “Key Supplier”;

“Leakage” means each of the following items to the extent they occur during the period from the Cash Date to the Completion Date (both dates inclusive):

(a)                                                         any dividend, return of capital or other distribution paid or made (whether actual or deemed) by the Company to or for the benefit of any Seller (or any person connected with a Seller) or any other person;

(b)                                                         any payment made by the Company to or for the benefit of a Seller (or any person connected with a Seller) in respect of any share capital or other securities of the Company;

(c)                                                          the waiver or discharge of any liability by the Company save in the ordinary course of business;

(d)                                                         the waiver or discharge of any liability by the Company to or for the benefit of any Seller (or any person connected with a Seller);

(e)                                                          any payment of advisers’ fees, costs and expenses in connection with the transaction contemplated by this agreement, save for Permitted Leakage;

(f)                                                           any gratuitous or discretionary payment or any benefit in kind paid or payable by the Company (including any liability to employees or others engaged by the Company in respect of any exit or retention bonus payable in connection with or as a result of the sale of the Shares or this agreement), save for contractual bonuses specified in part 2 of schedule 7 to the extent actually paid prior to Completion;

(g)                                                          any exit or retention bonus or other payment or benefit in kind paid or payable to any Seller (or any person connected with a Seller) in connection with or as a result of the sale of the Shares or this agreement or any of the other Acquisition Documents;

(h)                                                         any Tax becoming payable by the Company as a result of any of the matters listed in paragraphs (a) to (g) above and/or (i) to (l) below;

(i)                                                             any other payment made by the Company to a Seller (or any person connected with a Seller) other than ordinary course salaries not exceeding in each month since the Cash Date the amount set against that Seller’s name (or the name of the person connected with that Seller) in the Disclosure Letter as its monthly salary entitlement (such amount reduced pro rata in respect of any period of less than a month);

(j)                                                            the transfer of any asset or surrender of any asset by the Company to a Seller (or any person connected with a Seller);

(k)                                                         any assumption or incurring of any liability on behalf of any Seller or any person connected with a Seller; and

(l)                                                             the agreement or commitment by the Company to do any of the matters listed in paragraphs (a) to (k) above;

“Leakage Amount”, in relation to any Leakage, means the aggregate of the following to the extent that they constitute such Leakage:

(a)                                                         the payments made or agreed to be made;

(b)                                                         the market value of the asset transferred, or agreed to be transferred;

(c)                                                          the amount of the debt waived or agreed to be waived; and

(d)                                                         the amount of the liabilities assumed or incurred, or agreed to be assumed or incurred;

“Losses” shall mean any liability, loss, damage, cost, expense, deficiency, loss of value, costs for redesign and rework of technology, fines, judgments, claims, consequential damages or other damage, including interest, expenses of investigation and professional fees;

“Management Accounts Date” means 30 September 2015;

“Notice” has the meaning given to it in clause 27.1;

“Option Sellers” means the First Option Seller and the Second Option Seller and “Option Seller” shall mean any one of them;

“Oxford Sellers” means three of the Sellers being Oxford Technology 2 Venture Capital Trust plc, Oxford Technology 3 Venture Capital Trust plc and Oxford Technology 4 Venture Capital Trust plc and “Oxford Seller” shall mean any one of them;

“Permitted Leakage” means the following amounts paid by the Company since the Cash Date: (i) £25,609.24 to Grant Thornton, (ii) £4,250 plus VAT to the FD Centre Limited and (iii) £3,000 by way of insurance premium plus applicable insurance premium tax in respect of the D & O insurance referred to in paragraph 5 of schedule 5;

“Potential Customer” means any person who at the Completion Date or at any time during the period of 12 months ending on the Completion Date was negotiating with the Sellers or the Company with a view to that person becoming a customer of the Company;

“Powers of Attorney” the executed powers of attorney given by each Seller (other than Nicholas Audsley Gomersall and Jonathan Oliver Smith) in the Agreed Form under which any Acquisition Document has been or is to be executed by any such Seller, and “Power of Attorney” shall have a corresponding meaning;

“Property” means the land and buildings leased by the Company as detailed in part 2 of schedule 1;

“Purchaser’s Lawyers” means DLA Piper UK LLP of 3 Noble Street, London EC2V 7EE;

“Purchaser Group” means the Purchaser, any parent undertaking of the Purchaser for the time being, and any undertaking which, in relation to the Purchaser and/or any such parent undertaking, is a subsidiary undertaking for the time being, including the Company with effect from Completion (and references to a “member of the Purchaser Group” or, in the case of any member of the Purchaser Group, to “its group” shall be construed accordingly);

“Recovery Claim” means any right which the Purchaser Group has or becomes entitled to recover from any third party any amount in relation to any matter or thing that has given or is likely to give rise to a General Warranty Claim;

“Release Date” means eighteen (18) months from Completion;

“Restricted Business” means:

(a)                                                         any business carried on by the Company as at the Completion Date or during the period of 12 months ending on the Completion Date; and/or

(b)                                                         the design, manufacture and sale of ZigBee modules;

“Restricted Name” means:

(a)                                                         any name or names identical or similar to or including the word “Telegesis” or any colourable imitation of such word;

(b)                                                         any trade or service mark, business or domain name, design, logo, or any other get up or sign used by the Company or any colourable imitation of any of the same (including ZigBee, zigbeegateway.com and/or efr32.com); or

(c)                                                          any other sign or signs or wording that suggests any connection with the Company;

“Retention” means initially the sum of £1,900,000 and then, after payment of such sum into the Retention Account, the amount held in the Retention Account for the time being (including any sums credited for interest) after the deduction of any bank charges, fees, costs and expenses debited to the Retention Account;

“Retention Account” means an interest bearing deposit account with the Bank in the joint names of the Retention Account Agents to be operated in accordance with schedule 6 and the Retention Account Agreement;

“Retention Account Agents” means the Purchaser’s Lawyers and the Sellers’ Lawyers;

“Retention Account Agreement” means the joint letter of instruction from the Purchaser and the Sellers to the Retention Account Agents in relation to the Retention Account in the Agreed Form;

“Retention Claim” means a General Warranty Claim and/or a Tax Claim and/or a claim under any of clauses 5, 6, 8, 9 or 10 which, in each case, has been notified to the Sellers’ Representative before the Release Date;

“Second Option Seller” means Marius Munder (also a Seller and Warrantor) whose details are set out in appendix 1;

“Sellers’ Lawyers” means B P Collins LLP of 32-38 Station Road, Gerrards Cross, Buckinghamshire SL9 8EL;

“Sellers’ Representative” means Nicholas Audsley Gomersall (or such other person appointed by the Sellers in accordance with clause 15.5);

“Settled Retention Claim” means a Retention Claim or part of a Retention Claim which:

(a)                                           is agreed in writing between the Purchaser the Sellers’ Representative;

(b)                                           is finally determined by an English court of competent jurisdiction and, in relation to which, all rights of appeal have been exhausted or are debarred by the passage of time; or

(c)                                            the Purchaser has confirmed in writing to the Sellers’ Representative has been withdrawn or abandoned,

and, where paragraph (c) applies, the value of that Settled Retention Claim shall be deemed to be nil;

“Shares” means the 35,278 fully paid ordinary shares of £1 each in the capital of the Company and 1,435 fully paid B ordinary shares of £1, which constitute the whole of the issued share capital of the Company;

“Tax” has the meaning given to it in paragraph 1 of part 1 of schedule 3;

“Tax Authority” has the meaning given to it in paragraph 1 of part 1 of schedule 3;

“Tax Claim” means any claim, whether in contract or otherwise, in relation to the Tax Warranties or under the Tax Covenant;

“Tax Covenant” means any covenant set out in paragraph 2 of part 1 of schedule 3;

“Tax Warranties” means the representations and warranties given by the Sellers in relation to Tax in clause 6.1;

“Warranties” means the General Warranties and the Tax Warranties;

“Warrantors” means the Sellers other than the Oxford Sellers and “Warrantor” means any one of the Warrantors; and

“Warranty Claim” means any claim, whether in contract or otherwise, in relation to the Warranties.

1.2                               In this agreement (unless the context requires otherwise):

1.2.1                                             the terms “company”, “body corporate”, “subsidiary”, “holding company”, “undertaking”, “subsidiary undertaking”, “parent undertaking”, “debenture”, “paid up” and “officer” have the meanings given to them in the Companies Act 2006; but, for the purposes of section 1159(1) of the Companies Act 2006, a company shall be treated as a member of another company if any shares in that other company are registered in the name of either (a) a person by way of security (where the company has provided the security) or (b) a person as nominee for the company;

1.2.2                                             the term “group”, in relation to a body corporate, means the body corporate, any other body corporate which is its holding company or subsidiary, and any other body corporate which is a subsidiary of that holding company;

1.2.3                                             the terms “employee”, “contract of employment” and “terms of employment” shall be interpreted in accordance with paragraph 34 of schedule 2;

1.2.4                                             “£” and/or “pounds” means the lawful currency of the United Kingdom;

1.2.5                                             a person shall be deemed to be connected with another if that person is so connected within the meaning of section 1122 CTA 2010; and

1.2.6                                             “including”, “includes” or “in particular” means including, includes or in particular without limitation.

1.3                               In this agreement (unless the context requires otherwise), any reference to:

1.3.1                                             any gender includes all genders, and the singular includes the plural (and vice versa);

1.3.2                                             a company includes any company, corporation or body corporate, or any other entity having a separate legal personality; a person includes an individual, company, partnership, unincorporated association or Authority (whether or not having a separate legal personality); and any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;

1.3.3                                             any time of day or date is to that time or date in London;

1.3.4                                             a day shall be a period of 24 hours running from midnight to midnight, and days shall be to calendar days unless Business Days are specified;

1.3.5                                             a month or a year shall be to a calendar month or a calendar year respectively;

1.3.6                                             “law” or “laws” includes all applicable laws (whether civil, criminal or administrative), common laws or civil codes, legislation, subordinate legislation, treaties, regulations, directives and bye laws in any jurisdiction, in each case for the time being in force (whether before, on or after the date of this agreement);

1.3.7                                             legislation or a legislative provision includes the legislation or legislative provision as amended or re-enacted, any legislation or legislative provision which it amends or re-enacts and any subordinate legislation, in each case for the time being in force (whether before, on or after the date of this agreement);

1.3.8                                             any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include the specific term stated in the language of such other jurisdiction immediately after it or, if no such term is stated, what most nearly approximates to such English term in such other jurisdiction; and any reference to any specific English law shall be deemed to include any equivalent or similar law in any other jurisdiction;

1.3.9                                             any indemnity or covenant to pay being given on an “After-Tax Basis” or expressed to be “calculated on an After-Tax Basis” shall be interpreted in accordance with paragraph 1.6 of part 1 of schedule 3;

1.3.10                                      writing or written includes any method of representing or reproducing words in a legible form;

1.3.11                                      a “Seller” or the “Sellers” shall be construed as applying to all capacities in which a Seller or the Sellers may act under this agreement, for example, as Oxford Sellers or as Warrantors and or as Option Sellers;

1.3.12                                      “ordinary course of business” shall mean the ordinary and usual course of business consistent with past practice;

1.3.13                                      to “$” shall mean US Dollars; and

1.3.14                                      “Event” shall mean any act, omission, transaction, circumstance or event.

1.4                               Unless the context requires otherwise:

1.4.1                                             any reference in this agreement to a clause or schedule or appendix is to a clause of or schedule to or appendix to this agreement;

1.4.2                                             any reference to a part or paragraph is to a part or paragraph of a schedule to this agreement, any reference within a schedule to a part is to a part of that schedule, and any reference within a part of a schedule to a paragraph is to a paragraph of that part of that schedule;

1.4.3                                             any reference to a part or paragraph of an appendix is to a part or paragraph of that appendix to this agreement, any reference within an appendix to a part is to a part of that appendix, and any reference within a part of an appendix to a paragraph is to a paragraph of that part of that appendix.

1.5                               This agreement incorporates the schedules and appendix 1 and appendix 2 (the appendices having been initialled by or on behalf of the Sellers and the Purchaser for the purposes of identification).

1.6                               The contents list, headings and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of this agreement.

2.                                      SALE AND PURCHASE OF SHARES

2.1                               Subject to the terms of this agreement, each Seller severally shall sell and the Purchaser shall purchase the number of Shares set opposite such Seller’s name in column (3) of appendix 1 with effect from Completion.

2.2                               The Shares shall be sold free from all Encumbrances and together with all rights of any nature that attach or which may at any time become attached to them, including the right to receive all dividends and distributions declared, paid or made by the Company on or after the Completion Date.

2.3                               Each Seller severally:

2.3.1                                             covenants with the Purchaser that it has the right to transfer or to procure the transfer of the full legal and beneficial interest in its Shares to the Purchaser on the terms set out in this agreement;

2.3.2                                             covenants with the Purchaser that it shall at its own expense do everything reasonably required by the Purchaser from time to time in order to vest any of its Shares in the Purchaser; and

2.3.3                                             waives any right of pre-emption or other restriction on transfer in respect of the Shares or any of them, and agrees to procure on Completion the irrevocable waiver of any such right or restriction conferred on any other person.

2.4                               Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to the sale and purchase of the Shares.

3.                                      CONSIDERATION

3.1                               The consideration payable by the Purchaser for the Shares is £13,048,709.00, which shall be paid in cash on Completion as follows:

3.1.1                                             £11,148,709.00 to the Sellers in the amounts set opposite each Seller’s name in column (4) of appendix 1; and

3.1.2                                             the balance of £1,900,000 in immediately available funds through a UK clearing bank to the client account of the Purchaser’s Lawyers for payment into the Retention Account.

3.2                               The Retention shall be dealt with in accordance with schedule 6 and the terms of the Retention Account Agreement.

3.3                               The Purchaser shall be entitled to retain on behalf of the Company from any amount of Consideration as would otherwise have been payable to either of the Option Sellers the amount of any Exercise Price payable by that Option Seller. Such retention by the Purchaser shall be a good discharge by the Option Sellers of their obligations to pay the Exercise Price to the Company to the extent of the retention actually made.

4.                                      COMPLETION

4.1                               Completion arrangements

Completion of the sale and purchase of the Shares shall take place at the office of the Purchaser’s Lawyers (or at such other place as may be agreed in writing between the Purchaser and the Sellers’ Representative) on the Completion Date immediately after this agreement is entered into.  The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously.

4.2                               Completion actions

On Completion:

4.2.1                                             the Sellers shall comply with the obligations set out in part 1 of schedule 5; and

4.2.2                                             subject to the Sellers’ compliance with clause 4.2.1, the Purchaser shall comply with the obligations set out in part 2 of schedule 5.

5.                                      FUNDAMENTAL WARRANTIES

5.1                               The Warrantors warrant that:

5.1.1                                             each Seller is the sole legal and beneficial owner of the Shares set opposite such Seller’s name in column (3) of appendix 1;

5.1.2                                             the Shares set opposite each Seller’s name in column (3) of appendix 1 have been properly and validly allotted and are fully paid up and, together with all other Shares, constitute the entire issued share capital of the Company;

5.1.3                                             there is no Encumbrance affecting any of the Shares set opposite a Seller’s name in column (3) of appendix 1 nor any agreement to create any, and no person has claimed to be entitled to any of such things;

5.1.4                                             there are no existing, pending or threatened disputes, claims or proceedings affecting any of the Shares set opposite a Seller’s name in column (3) of appendix 1 or its ownership or entitlement to dispose of any of them and there are no circumstances which are likely to give rise to any such disputes;

5.1.5                                             in the case of a corporate Seller, no Insolvency Event has occurred in relation to it and there are no circumstances which are likely to give rise to such an Insolvency Event;

5.1.6                                             in the case of a Warrantor, he is not bankrupt and nor has he previously been declared bankrupt and he has not made or proposed any arrangement or composition with his creditors or any class of his creditors;

5.1.7                                             each Seller has the legal right, full power and authority and all necessary consents and authorisations to enter into and perform its obligations under this agreement and each other Acquisition Document to which it is or will be party;

5.1.8                                             this agreement and each other Acquisition Document to which a Seller is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations and will be enforceable in accordance with their respective terms;

5.1.9                                             the entry into and performance of its obligations under this agreement and each other Acquisition Document to which a Seller is or will be party will not:

5.1.9.1                                   conflict with or breach any provision of its articles of association or other constitutional documents;

5.1.9.2                                   breach any agreement or instrument to which it is party or by which it is bound;

5.1.9.3                                   conflict with or breach any applicable law or any requirement of any Authority to which a Seller is subject or submits; or

5.1.9.4                                   require the consent, approval or authorisation of any Authority;

5.1.10                                      no Seller nor any person connected with it has made a claim of any nature against the Company that remains outstanding and there are no circumstances which entitle or are likely to entitle it or any such connected person to make such a claim;

5.1.11                                      no person has any right (whether exercisable now or in the future and whether contingent or otherwise) to require the Company:

5.1.11.1                            to allot, or grant rights to subscribe for, shares in the Company; or

5.1.11.2                            to convert or exchange any existing securities into, or to issue securities that have rights to convert or exchange into, shares or other securities in the Company,

and no person has claimed to be entitled to any of such things;

5.1.12                                      none of the Shares set opposite a Seller’s name in column (3) of appendix 1 has been, or represents assets which were, the subject of any transaction or arrangement which is capable of being set aside, stayed, reversed or rescinded, avoided or otherwise affected in whole or in part under any applicable laws;

5.1.13                                      none of the Shares set opposite a Seller’s name in column (3) of appendix 1 was subscribed for or purchased by that Seller with funds derived from the proceeds of crime;

5.1.14                                      no Seller nor any person connected with a Seller has any direct or indirect interest in any business which is or is likely to become competitive with the business of the Company; and

5.1.15                                      the Company is not, nor has it been, a party to any agreement or arrangement (whether legally binding or not) in which any Seller is or has been interested (other than contracts of employment for any of the Sellers).

5.2                               Each Oxford Seller warrants that:

5.2.1                                             it is the sole legal and beneficial owner of the Shares set opposite its name in column (3) of appendix 1;

5.2.2                                             the Shares set opposite its name in column (3) of appendix 1 have been properly and validly allotted and are fully paid up and, together with all other Shares, constitute the entire issued share capital of the Company;

5.2.3                                             there is no Encumbrance affecting any of the Shares set opposite its name in column (3) of appendix 1 nor any agreement to create any, and no person has claimed to be entitled to any of such things;

5.2.4                                             there are no existing, pending or threatened disputes, claims or proceedings affecting any of the Shares set opposite its name in column (3) of appendix 1 or its ownership or entitlement to dispose of any of them and there are no circumstances which are likely to give rise to any such disputes;

5.2.5                                             no Insolvency Event has occurred in relation to it and there are no circumstances which are likely to give rise to such an Insolvency Event;

5.2.6                                             it has the legal right, full power and authority and all necessary consents and authorisations to enter into and perform its obligations under this agreement and each other Acquisition Document to which it is or will be party;

5.2.7                                             this agreement and each other Acquisition Document to which it is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations and will be enforceable in accordance with their respective terms;

5.2.8                                             the entry into and performance of its obligations under this agreement and each other Acquisition Document to which it is or will be party will not:

5.2.8.1                                   conflict with or breach any provision of its articles of association or other constitutional documents;

5.2.8.2                                   breach any agreement or instrument to which it is party or by which it is bound;

5.2.8.3                                   conflict with or breach any applicable law or any requirement of any Authority to which it is subject or submits; or

5.2.8.4                                   require the consent, approval or authorisation of any Authority;

5.2.9                                             neither it nor any person connected with it has made a claim of any nature against the Company that remains outstanding and there are no circumstances which entitle or are likely to entitle it or any such connected person to make such a claim;

5.2.10                                      no person has any right (whether exercisable now or in the future and whether contingent or otherwise) to require the Company:

5.2.10.1                            to allot, or grant rights to subscribe for, shares in the Company; or

5.2.10.2                            to convert or exchange any existing securities into, or to issue securities that have rights to convert or exchange into, shares or other securities in the Company,

and no person has claimed to be entitled to any of such things;

5.2.11                                      none of the Shares set opposite its name in column (3) of appendix 1 has been, or represents assets which were, the subject of any transaction or arrangement which is capable of being set aside, stayed, reversed or rescinded, avoided or otherwise affected in whole or in part under any applicable laws;

5.2.12                                      none of the Shares set opposite its name in column (3) of appendix 1 was subscribed for or purchased by that Seller with funds derived from the proceeds of crime;

5.2.13                                      neither it nor any person connected with it has any direct or indirect interest in any business which is or is likely to become competitive with the business of the Company; and

5.2.14                                      the Company is not, nor has it been, a party to any agreement or arrangement (whether legally binding or not) in which any Seller is or has been interested (other than contracts of employment for Warrantors).

5.3                               Each of Nicholas Audsley Gomersall and Jonathan Oliver Smith (being the attorneys appointed under the Powers of Attorney (each an “Attorney” for the purposes of this clause 5.3)) warrants that:

5.3.1                                             each Power of Attorney was validly and properly executed;

5.3.2                                             each of the Sellers which executed a Power of Attorney executed it willingly and in full knowledge and appreciation of its terms, nature and effect and in executing it was not placed under any duress or pressure, whether by an Attorney or otherwise; and

5.3.3                                             he is not aware of any reason why any Seller who has granted a Power of Attorney could:

5.3.3.1                                   claim or provide a defence that it is not bound by the terms of each of the Acquisition Documents; or

5.3.3.2                                   dispute the fact that it is bound by each of the Acquisition Documents on the grounds that it did not properly understand their implications and terms.

5.4                               Each Seller acknowledges that the Purchaser is entering into this agreement in reliance (among other things) on each Fundamental Warranty.

5.5                               No knowledge of the Purchaser (whether actual, constructive or imputed) shall prevent a claim by the Purchaser for any breach of the Fundamental Warranties or in any way limit the liability of a Seller in relation to any such claim.  No Seller shall invoke the Purchaser’s knowledge (whether actual, constructive or imputed) of any matter or thing as a defence to a claim by the Purchaser for any breach of the Fundamental Warranties.

5.6                               Each of the Fundamental Warranties is separate and independent and, unless otherwise expressly provided, the Purchaser shall have a separate claim and right of action in respect of every breach of every Fundamental Warranty.

5.7                               Each Seller severally undertakes that neither it nor any person claiming under or through it shall:

5.7.1                                             make any claim against the Company or any of its officers or employees (other than any claim by it against any other Seller under any right of contribution or indemnity to which it is entitled);

5.7.2                                             enforce any right which it may have; or

5.7.3                                             raise any defence to any Claim for a breach of any of the Fundamental Warranties, in respect of any misrepresentation, inaccuracy or omission (other than one made fraudulently) in or from any information or advice provided by the Company or any of its officers or employees for the purpose of assisting the Sellers or any of them in giving any Fundamental Warranty.

5.8                               Subject always to the provisions of paragraphs 1.1, 6, 9, 13 and 15 of schedule 4 to the extent applicable, without restricting the rights of the Purchaser or the ability of the Purchaser to claim damages on any basis available to it, each Seller undertakes to the Purchaser that if there is a breach of any Fundamental Warranty, that Seller will, immediately on demand by the Purchaser, pay to the Purchaser or, (in the case of a liability to another person which has not been discharged) at the Purchaser’s direction, the person to whom the liability has been incurred an amount equal to:

5.8.1                                             any shortfall or diminution in the value of any asset of the Company from that which it would have been had the Fundamental Warranty not been breached;

5.8.2                                             any liability which the Company has incurred which it would not have incurred had the Fundamental Warranty not been breached;

5.8.3                                             the amount by which the profits of the Company are less or its losses greater than they would have been had the Fundamental Warranty not been breached; and

5.8.4                                             all reasonable costs and expenses (together with any VAT on them) which may be incurred by the Purchaser, the Company and/or any other member of the Purchaser Group as a result of or in connection with any breach or any claim for any breach of any Fundamental Warranty.

The Sellers and the Purchaser agree that any payment made pursuant to this clause 5.8 shall be calculated (a) without reference to the common law rules relating to claims for damages for breach of warranty, and (b) on an After-Tax Basis.

6.                                      WARRANTIES

6.1                               The Warrantors warrant to the Purchaser in the terms set out in schedule 2 and part 2 of schedule 3.

6.2                               The Warrantors acknowledge that the Purchaser is entering into this agreement in reliance (among other things) on each Warranty.

6.3                               Subject to paragraph 5 (Disclosure and Information) of schedule 4:

6.3.1                                             no knowledge of the Purchaser (whether actual, constructive or imputed) shall prevent a Warranty Claim by the Purchaser or in any way limit the liability of the Warrantors in relation to a Warranty Claim; and

6.3.2                                             the Warrantors shall not invoke the Purchaser’s knowledge (whether actual, constructive or imputed) of any matter or thing as a defence to a Warranty Claim.

6.4                               Each of the Warranties is separate and independent and, unless otherwise expressly provided, the Purchaser shall have a separate claim and right of action in respect of every breach of every Warranty.

6.5                               Each Seller severally undertakes that neither it nor any person claiming under or through it shall:

6.5.1                                             make any claim against the Company or any of its officers or employees (other than any claim by it against any other Seller under any right of contribution or indemnity to which it is entitled);

6.5.2                                             enforce any right which it may have; or

6.5.3                                             in the case of a Warrantor, raise any defence to any Warranty Claim,

in respect of any misrepresentation, inaccuracy or omission (other than one made fraudulently) in or from any information or advice provided by the Company or any of its officers or employees for the purpose of assisting the Warrantors to make any representation, give any Warranty, enter into this agreement and/or prepare the Disclosure Letter.

6.6                               Where a Warranty is qualified by a reference (however expressed) to the knowledge or awareness of the Warrantors, the Warrantors shall be deemed to know or be aware of anything which is known to:

6.6.1                                             any Seller; or

6.6.2                                             Jonathan Oliver Smith, Nicholas Audsley Gomersall, Shoaib Javed, Marius Munder, Steve Diaper or Shaun Rhodes,

and in either such case, anything which ought reasonably to have been known to them (or any of them) given their respective positions in and responsibilities to the Company or which would have been known to them (or any of them) had they made all reasonable enquiries.

6.7                               Subject to the provisions of schedule 4 to the extent applicable, without restricting the rights of the Purchaser or the ability of the Purchaser to claim damages on any basis available to it, the Warrantors undertake to the Purchaser that if there is a breach of any Warranty, the Warrantors will, immediately on demand by the Purchaser, pay to the Purchaser or, (in the case of a liability to another person which has not been discharged) at the Purchaser’s direction, the person to whom the liability has been incurred an amount equal to:

6.7.1                                             any shortfall or diminution in the value of any asset of the Company from that which it would have been had the Warranty not been breached;

6.7.2                                             any liability which the Company has incurred which it would not have incurred had the Warranty not been breached;

6.7.3                                             the amount by which the profits of the Company are less or its losses greater than they would have been had the Warranty not been breached; and

6.7.4                                             all costs and expenses (together with any VAT on them) which may be incurred by the Purchaser, the Company and/or any other member of the Purchaser Group as a result of or in connection with any breach or any claim for any breach of Warranty.

The Warrantors and the Purchaser agree that any payment made pursuant to this clause 6.7 shall be calculated (a) without reference to the common law rules limiting claims for damages for breach of warranty, and (b) on an After-Tax Basis.

7.                                      SELLER LIMITATIONS

7.1                               Except as provided in clauses 7.2, the liability of the Warrantors in respect of:

7.1.1                                             any Fundamental Warranty shall be limited only as set out in paragraphs 1.1, 13 and 15 of schedule 4;

7.1.2                                             any General Warranty Claim shall be limited as set out in schedule 4 to the extent applicable; and

7.1.3                                             any Tax Claim shall be limited as set out in schedule 4, to the extent expressly applicable, and part 1 of schedule 3,

but where there is any inconsistency between the provisions of schedule 4 or part 1 of schedule 3 and any other provision of this agreement, the latter shall prevail.

7.2                               Nothing in this agreement shall operate to exclude or limit any liability of the Sellers or any remedy available to the Purchaser in relation to any claim under this agreement that arises or is delayed as a result of the fraud, wilful misstatement, wilful misconduct or wilful concealment on the part of any of the Sellers or any of their respective officers or employees (or former officers or employees), agents or advisers.

7.3                               The Sellers shall not plead the Limitation Act 1980, nor invite any court to apply the provisions of such Act, in respect of any General Warranty Claim or Tax Claim.

8.                                      LEAKAGE/EXCESS DEBT

8.1                               The Sellers covenant and undertake to the Purchaser that they shall on demand pay to the Purchaser (on an After-Tax Basis) an amount in cash equal to any Leakage Amount.

8.2                               The Warrantors warrant and undertake to the Purchaser as at Completion that there is no Excess Debt (actual or contingent).

8.3                               If it is found or determined that there is Excess Debt and/or a breach of clause 8.2, the Sellers shall pay to the Purchaser immediately on demand, on an After-Tax Basis, an amount in cash equal to the Excess Debt.

8.4                               In the event of any claim by the Purchaser pursuant to clause 8.1, 8.2 and/or 8.3, the Purchaser shall be entitled to recover, and the Sellers shall pay immediately on demand and in addition to the amounts provided for in such clauses 8.1, 8.2 and/or 8.3, all reasonable costs and expenses (together with any VAT on them) and other liabilities which may be incurred or suffered by the Purchaser or the Company and/or any other member of the Purchaser Group from time to time arising out of or in connection with any breach or any claim pursuant to clauses 8.1, 8.2 and/or clause 8.3.

8.5                               The liability of each Seller under clauses 8.1, 8.2 and 8.3 shall cease unless the Purchaser has given notice of a claim with respect thereto on or prior to the date falling eighteen months after the Completion Date.

9.                                      INDEMNITIES

9.1                               In this clause 9, “Purchaser Indemnified Matters” means:

9.1.1                                             any guarantees given by, and any other liabilities undertaken by, the Company in respect of the obligations or liabilities of any person (any including of any Seller or person connected with any Seller);

9.1.2                                             any claims which may be made against the Company by any of the persons referred to in paragraph 1.10 of part 1 of schedule 5 whose office is resigned or whose employment or consultancy is terminated on Completion, where such claims are made in relation to such resignation or termination;

9.1.3                                             all and any finder’s fees, brokerages or other commissions and advisers’ fees, costs or expenses that the Company has paid, incurred or is liable for in connection with the transaction contemplated by this agreement, including those which are Disclosed, save to the extent (i) not already paid to the Purchaser under clause 8.2 as Leakage; (ii) it constitutes Permitted Leakage; or (iii) it is a deductible set out in part 1 of schedule 7; and

9.1.4                                             those matters (or any of them) set out or referred to in appendix 2.

9.2                               The Warrantors undertake to the Purchaser that they shall, immediately on any demand by the Purchaser from time to time, pay to the Purchaser (on an After-Tax Basis) an amount equal to a Purchaser Indemnified Matter together with all direct or indirect losses (of whatever nature), costs, claims, demands, expenses and other liabilities and Losses which the Purchaser, the Company and/or any other member of the Purchaser Group incurs or suffers from time to time arising out of or in connection with any Purchaser Indemnified Matters (including all payments, legal and other costs and expenses reasonably incurred as a consequence of or which would not have arisen but for the Purchaser Indemnified Matters).  The Sellers and the Purchaser agree that (i) any payment made pursuant to this clause 9.2 shall be calculated without reference to the common law rules limiting claims for damages for breaches and (ii) these provisions are fair and reasonable.

9.3                               The Warrantors warrant and undertake to the Purchaser that none of the Employees (as defined in paragraph 34 of schedule 3) would be entitled to any notice period or payment or any redundancy, severance, golden parachute or other contractual payment in connection with or as a result of termination of his employment (other than their contractual notice period referred to in paragraph 34.2.1.1 of the Disclosure Letter and as set out in TAB 27 of the documents attached to the Disclosure Letter, statutory notice under S86(1) of the Employment Rights Act 1996 and/or a statutory redundancy payment under S135, 139 and 162 of the Employment Rights Act 1996) if such termination were carried out under the terms and conditions of employment (whether express or implied) applicable to the Employees immediately prior to Completion. For the avoidance of doubt, such warranty and undertaking shall not give rise to any liability of the Warrantors in respect of any claim for discrimination, unfair dismissal or any other statutory claim in connection with the termination of employment of any of the Employees, in each case, arising out of acts or omissions of the Purchaser after Completion.

9.4                               Without restricting the rights of the Purchaser or the ability of the Purchaser to claim damages on any basis available to it, each of the Warrantors undertake to the Purchaser that if there is a breach of the provisions of clause 9.3 or any part thereof, the Warrantors shall, immediately on any demand by the Purchaser from time to time, pay to the Purchaser (on an After-Tax Basis) an amount equal to all direct or indirect losses (of whatever nature), costs, claims, demands, expenses and other liabilities and Losses which the Purchaser, the Company and/or any other member of the Purchaser Group incurs or suffers from time to time arising out of or in connection with such breach (including all payments, legal and other costs and expenses reasonably incurred as a consequence of or which would not have arisen but for the breach and/or would not have arisen if the warranty set out at clause 9.3 was fully accurate) and including the payment on demand to the Purchaser of an amount equal to any liability which the Purchaser has incurred which it would not have incurred had the provisions of clause 9.3 not been breached and/or had the warranty set out at clause 9.3 been fully accurate.  The Warrantors and the Purchaser agree that any payment made pursuant to this clause 9.4 shall be calculated without reference to the common law rules limiting claims for damages for breaches and on an After-Tax Basis.

9.5                               Each of the Sellers shall, immediately following a request by the Purchaser, effect or procure, at the Sellers’ cost (including as to stamp duty) and as directed by the Purchaser, either:-

9.5.1                                             the sale by the registered holder (with full title guarantee and free from Encumbrances) and buy-back by the Company; or

9.5.2                                             the transfer (with full title guarantee and free from Encumbrances) to the Company or to any such other transferee as the Purchaser may in its absolute discretion direct, of any share not being a Share (and including any preference share) in the capital of the Company in issue (including the right to allot or issue any share) at the date of this agreement and for the avoidance of doubt, if the consideration payable for any such buy back or transfer is other than nil, the Warrantors hereby agree it shall be borne by the Warrantors and payable as directed by the Purchaser on the date any such buy back or transfer is completed. Each of the Warrantors further hereby covenants with the Purchaser that it shall at its own expense do everything required by the Purchaser from time to time in order to vest any of such shares (including rights to such shares) in the Purchaser (including as to payment of costs, stamp duty and taxes).

9.6                               Each of the matters and indemnities contained or referred to in clause 9 (and/or in each of the sub-clauses of clause 9) shall constitute an entirely separate and independent indemnity and liability on each Seller and/or Warrantor.

10.                               TELEGESIS LIMITED

10.1                        The Warrantors undertake to the Purchaser that, if the Dormant Company or any of the Sellers own any asset which, at any time during the period of 12 months ending on the Completion Date, was used by the Company in carrying out its business (“Relevant Asset”), then the Warrantors shall (and shall procure that the Dormant Company or the relevant Seller shall):

10.1.1                                      if the Relevant Asset was used exclusively by the Company in carrying out its business, do all such things and/or execute and deliver all such documents as may be necessary to transfer the Relevant Asset absolutely to the Purchaser or the Company or as the Purchaser shall so direct (and being the “Asset Recipient”) for nil consideration, and, pending such transfer, the Relevant Asset shall be held on trust for the Asset Recipient; or

10.1.2                                      otherwise, do all such things and/or execute and deliver all such documents as may be necessary to grant to the Asset Recipient a royalty-free, non-exclusive, perpetual, assignable, irrevocable, worldwide licence (with a right to sub-license) to use the Relevant Asset, provided that if any third party consent or approval is required for the transfer of, or the grant of the licence in relation to, the Relevant Asset to be legal, valid or enforceable, then the Warrantors shall (and shall procure that the Dormant Company or any Seller shall) obtain that consent or approval as soon as reasonably practicable, upon which the Relevant Asset shall be transferred to the Asset Recipient under clause 10.1.1 or a licence shall be granted to the Asset Recipient under clause 10.1.2, as the case may be.  For the avoidance of doubt, the provisions of this clause 10.1 shall not apply to vehicles or personal electronic devices owned by Employees but used for the purposes of carrying out the Company’s business from time to time.

10.2                        The Warrantors warrant and undertake to the Purchaser that:

10.2.1                                      by and upon Completion the Warrantors shall procure that the Dormant Company shall change its name from “Telegesis” to a name which does not include the word “Telegesis” or any colourable imitation of any such word; and

10.2.2                                      the Dormant Company is and always has been a dormant company and does not and has never owned any assets (except for £2 of net assets).

10.3                        Within a period of 12 months from Completion, the Warrantors shall procure that Dormant Company shall have been wound-up and stuck off the register in compliance with laws and shall produce evidence to the Purchaser of such winding-up and striking off.

10.4                        Without restricting the rights of the Purchaser or the ability of the Purchaser to claim damages on any basis available to it, the Warrantors undertake to the Purchaser that if there is a breach of the provisions of clauses 10.1, 10.2 and/or 10.3 or any part thereof, or if there is any liability on the part of the Company, the Purchaser or any other member of the Purchaser Group (whether directly or indirectly) in relation to or in respect of the Dormant Company, the Warrantors shall, immediately on any demand by the Purchaser from time to time, pay to the Purchaser (on an After-Tax Basis) an amount equal to all direct or indirect losses (of whatever nature), costs, claims, demands, expenses and other liabilities and Losses which the Purchaser, the Company and/or any other member of the Purchaser Group incurs or suffers from time to time arising out of or in connection with such breach (including all payments, legal and other costs and expenses reasonably incurred as a consequence of or which would not have arisen but for the breach and/or would not have arisen if the warranties set out at clause 10.2 were fully accurate) and including the payment on demand to the Purchaser of an amount equal to any liability which the Purchaser has incurred which it would not have incurred had any the provisions of clauses 10.1, 10.2 and/or 10.3 not been breached and/or had any of the warranties set out at clause 10.2 been fully accurate.  The Warrantors and the Purchaser agree that any payment made pursuant to this clause 10.4 shall be calculated without reference to the common law rules limiting claims for damages for breaches and on an After-Tax Basis.

11.                               RESTRICTIVE COVENANTS

11.1                        Each Seller severally covenants with the Purchaser, the Company and each other member of the Purchaser Group that it shall not at any time after Completion:

11.1.1                                      in connection with any activity whatsoever, use or procure or cause or (so far as it is able) permit the use of any Restricted Name; or

11.1.2                                      do or say anything which is:

11.1.2.1                            intended to damage the goodwill or reputation of the Restricted Business; or

11.1.2.2                            likely to lead any person to cease to do business with the Company or any other member of the Purchaser Group in relation to the Restricted Business on substantially equivalent terms to those previously offered, or not to engage in business with the Company or any other member of the Purchaser Group in relation to the Restricted Business.

11.2                        Each of Nicholas Audsley Gomersall, Jonathan Oliver Smith, Marius Munder, Julie Gomersall and Shoaib Javed severally covenants with the Purchaser, the Company and each other member of the Purchaser Group that he shall not for a period of three years after the Completion Date, either on his own behalf or jointly with or as an officer, employee, adviser, consultant or agent for any other person, directly or indirectly:

11.2.1                                      be engaged, concerned or interested in carrying on any Competing Business within any territory in which the Restricted Business was carried on at the Completion Date or at any time during the period of six months ending on the Completion Date;

11.2.2                                      accept, approach, canvass or solicit the custom of any Customer or any Potential Customer to the detriment of the Restricted Business, or use its knowledge of or influence over any Customer or any Potential Customer for the benefit of any person carrying on a Competing Business;

11.2.3                                      to the detriment of the Restricted Business, seek to contract with or engage any person who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, components, materials, systems, software, platforms, access to intellectual property or services to the Company at the Completion Date or at any time during the period of 12 months ending on the Completion Date and/or cause or seek to cause any such person to cease to deal with the Company or to change the terms on which such person deals with the Company to the detriment of the Company;

11.2.4                                      approach, canvass or solicit any person who at the Completion Date or at any time during the period of six months ending on the Completion Date was:

11.2.4.1                            a director of the Company;

11.2.4.2                            employed by the Company in a sales, marketing, engineering, technical or research function or any managerial role; or

11.2.4.3                            an employee, officer, consultant, sub-contractor or agent of the Company, with a view to the specific knowledge or skills of such person being used by or for the benefit of any person carrying on a Competing Business;

11.2.5                                      engage or employ in connection with any Competing Business any person who at the Completion Date or at any time during the period of six months ending on the Completion Date was:

11.2.5.1                            a director of the Company;

11.2.5.2                            employed by the Company in a sales, marketing, engineering, technical or research function or any managerial role; or

11.2.5.3                            an employee, officer, consultant, sub-contractor or agent of the Company.

11.3                        Each of the Oxford Sellers, Richard Vessey and Michael Vessey severally covenants with the Purchaser, the Company and each other member of the Purchaser Group that it shall not for a period of three years after the Completion Date, either on its own behalf or jointly with or as an officer, employee, adviser, consultant or agent for any other person, directly or indirectly;

11.3.1                                      approach, canvass or solicit any person who at the Completion Date or at any time during the period of six months ending on the Completion Date was:

11.3.1.1                            a director of the Company;

11.3.1.2                            employed by the Company in a sales, marketing, engineering, technical or research function or any managerial role; or

11.3.1.3                            an employee, officer, consultant, sub-contractor or agent of the Company, with a view to the specific knowledge or skills of such person being used by or for the benefit of any person carrying on a Competing Business;

save always that Oxford may approach Nicholas Audsley Gomersall during such restricted period, but only after the termination of his employment by the Company, in respect of roles that are not in connection with any Competing Business.  This provision shall not in any way release Nicholas Audsley Gomersall from his obligations set out in clause 11.1 and/or 11.2, nor qualify any such obligations.

11.3.2                                      engage or employ in connection with any Competing Business any person who at the Completion Date or at any time during the period of six months ending on the Completion Date was:

11.3.2.1                            a director of the Company;

11.3.2.2                            employed by the Company in a sales, marketing engineering, technical or research function or any managerial role; or

11.3.2.3                            an employee, officer, consultant, sub-contractor or agent of the Company.

11.4                        The restrictions on the Oxford Sellers set out in clause 11.3 shall not apply to a portfolio company in which an Oxford Seller has invested if the Oxford Seller has not been involved in encouraging or facilitating the portfolio company to take the actions prohibited by clause 11.3.

11.5                        Each of the covenants contained in clauses 11.1, 11.2 and 11.3 shall constitute an entirely separate and independent restriction on each Seller.

11.6                        Nothing in this clause 11 shall prohibit any Seller form holding shares quoted or dealt in on a recognised investment exchange (as defined in the Financial Services and Markets Act 2000) as long as not more than three per cent of the shares of any class of an particular company (other than the Purchaser) are held.

11.7                        In this clause 11, any reference to the “Restricted Business” includes any Restricted Business that may for the time being be transferred to any other member of the Purchaser Group.

11.8                        Each Seller (having taken legal advice) agrees and acknowledges that the restrictions contained in this clause 11 are fair and reasonable and necessary to assure to the Purchaser the full value and benefit of the Shares.

12.                               CONFIDENTIALITY AND ANNOUNCEMENTS

12.1                        Each Seller severally undertakes to the Purchaser that such Seller shall at all times keep confidential:

12.1.1                                      the existence and provisions of, and the negotiations relating to, this agreement and any other Acquisition Document; and

12.1.2                                      all information received or obtained by it before Completion which relates to the Purchaser or to other members of the Purchaser Group (as such group is constituted immediately before Completion), and shall use the information only for the purposes contemplated by this agreement or any other Acquisition Document.

12.2                        Each Seller severally undertakes to the Purchaser that it shall at all times:

12.2.1                                      keep confidential any Confidential Information that (a) is within its knowledge, possession, custody or control at Completion or (b) subsequently becomes within its knowledge, possession, custody or control pursuant to the terms of this agreement; and

12.2.2                                      use such Confidential Information only for the benefit of the Purchaser, the Company or any other member of the Purchaser Group; and

12.2.3                                      use reasonable endeavours to prevent the disclosure or misuse of any such Confidential Information.

12.3                        Subject to the provisions of clause 12.4, the Purchaser shall at all times keep confidential the information contained in columns 4 and 5 of appendix 1.

12.4                        A party may disclose information that it is otherwise required to keep confidential under this clause 12 if and to the extent that the disclosure is required by law provided that any information to be disclosed pursuant to clause 12.4 shall (unless such consultation is prohibited) only be disclosed after consultation (so far as reasonably practicable) as to the timing and content of such disclosure with the other party.

12.5                        No Seller shall at any time issue any press release, circular or other publicity (nor permit any person connected with it to issue any press release, circular or other publicity) relating to the existence or provisions of this agreement or any other Acquisition Document or the sale of the Shares.

13.                               POST-COMPLETION

13.1                        Each Seller declares that, for so long as it remains the registered holder of any of the Shares after Completion, it will:

13.1.1                                      hold the Shares and any dividends or other distributions of profits or surplus or other assets in respect of the Shares and all rights arising out of or in connection with the Shares in trust for the Purchaser; and

13.1.2                                      at all times after Completion deal with and dispose of the Shares and all such dividends, distributions and rights as the Purchaser may direct.

13.2                        Each Seller by its execution of this agreement appoints the Purchaser to be its attorney from and after Completion granting to the Purchaser (and to the complete exclusion of any rights that it may have in such regard) full power on its behalf to exercise all voting and other related rights attaching to the Shares sold by that Seller including power:

13.2.1                                      to execute a form of proxy in favour of such person or persons as the Purchaser may think fit to attend and vote as the Seller’s proxy at any general meeting of the members, or separate class meeting of any class of members, of the Company in respect of such Shares in such manner as the Purchaser may decide;

13.2.2                                      to consent to the convening and holding of any such meeting and the passing of the resolutions to be submitted at any such meeting on short notice;

13.2.3                                      to execute written resolutions; and

13.2.4                                      to settle the terms of such resolutions and generally to procure that the Purchaser or its nominees are duly registered as the holders of all the Shares.

13.3                        Each Seller ratifies and confirms and agrees to ratify and confirm all and any acts whatsoever which the Purchaser shall lawfully do or cause to be done in pursuance of the power of attorney granted by clause 13.2 and declares that the power of attorney in clause 13.2 shall be irrevocable.

13.4                        The Warrantors shall procure the release of the Company from all guarantees, securities, indemnities, agreements or other commitments given by or binding on the Company in respect of any obligation or liability of any Seller or any person connected with any Seller as soon as reasonably practicable after Completion.

14.                               SELLERS’ LIABILITY

14.1                        Unless otherwise expressly provided in this agreement:

14.1.1                                      any representation, covenant, undertaking, warranty, indemnity or other obligation given or assumed by more than one Warrantor in this agreement is given or assumed jointly and severally by all Warrantors; and

14.1.2                                      any representation, covenant, undertaking, warranty, indemnity or other obligation given or assumed by more than one Oxford Seller in this agreement is given or assumed severally by all Oxford Sellers.

14.2                        The Purchaser may release or compromise the liability of any Seller under this agreement or grant any time or other indulgence to any Seller without affecting the liability of any other Seller.  Where a liability of one or some but not all of the Sellers under any obligation which is both joint and several is released or compromised, the remaining Sellers shall continue to be severally and shall together be jointly liable for that obligation.

14.3                        Where a liability of one or some but not all of the Sellers is or becomes illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other Sellers under this agreement.

15.                               SELLERS’ REPRESENTATIVE

15.1                        Subject to clause 15.5, each Seller irrevocably appoints the Sellers’ Representative as its agent:

15.1.1                                      to negotiate, compromise, agree and settle any Acquisition Dispute with the Purchaser on its behalf; and

15.1.2                                      to act on its behalf in relation to any matter which this agreement expressly provides to be agreed or done by the Sellers’ Representative.

15.2                        Without prejudice to clause 15.1, each Seller irrevocably agrees that any Notice, consent or agreement, election, demand or other action to be given, made or taken by such Seller (whether individually or with others) under or in connection with this agreement may be given, made or taken on its behalf by the Sellers’ Representative.

15.3                        Each Seller irrevocably:

15.3.1                                      (subject to clause 15.5) undertakes to the Purchaser that the Sellers’ Representative has and shall retain the authority to bind it in relation to the matters referred to in clauses 15.1 and 15.2 (“Relevant Matters”);

15.3.2                                      agrees that the Purchaser shall be entitled to rely on any Notice or communication in writing provided by the Sellers’ Representative in relation to any Relevant Matter as binding on it; and

15.3.3                                      agrees that any Notice or communication in writing by the Sellers’ Representative to the Purchaser in relation to any Relevant Matter shall be deemed (unless the context requires otherwise) to be provided by the Sellers’ Representative as agent for all of the Sellers.

15.4                        Each Seller:

15.4.1                                      (subject to clause 15.5) irrevocably appoints the Sellers’ Representative as its agent to accept service on its behalf of (a) Notices and (b) process in any legal action or proceedings before the courts of England and Wales relating to any Acquisition Dispute;

15.4.2                                      irrevocably agrees that any Notice to be given to it is deemed to have been properly given if it is given to the Sellers’ Representative in accordance with the provisions of clause 27 (whether or not such Notice is forwarded to or received by such Seller); and

15.4.3                                      irrevocably agrees that failure by the Sellers’ Representative to notify it of the process will not invalidate the legal action or proceedings concerned.

15.5                        If, for any reason, the Sellers’ Representative ceases to be able to act for the purposes of this clause 15 or no longer has a postal address in the United Kingdom, the Sellers shall immediately:

15.5.1                                      (subject to this clause 15.5) irrevocably appoint a substitute Sellers’ Representative with a postal address in the United Kingdom; and

15.5.2                                      notify the Purchaser of the name, relevant contact (where appropriate) and postal and email addresses of the substitute Sellers’ Representative.

Such appointment and notice shall be effective on the fifth Business Day after the date on which the notice given pursuant to clause 15.5.2 is deemed to have been served or delivered in accordance with clause 27.

15.6                        If, on any occasion, there is no Sellers’ Representative:

15.6.1                                      the Purchaser shall be entitled to deal with the Sellers instead;

15.6.2                                      (except in clause 1.1 and in this clause 15) references in this agreement to the Sellers’ Representative shall be construed accordingly; and

15.6.3                                      for the purposes of clause 27.3, the relevant contact (where appropriate) and postal and email addresses of the Sellers shall be as set out in column (2) of appendix 1.

16.                               ASSIGNMENT AND SUCCESSORS

16.1                        In this clause 16, any reference to a party’s “rights under this agreement” includes all or any benefits or rights of that party under this agreement, including (in the case of the Purchaser) the Warranties (together with any cause of action arising out of or in connection with any Warranty).

16.2                        No Seller may assign, transfer, grant any Encumbrance over, declare any trust over or deal in any way with its rights under this agreement without the prior consent of the Purchaser.

16.3                        The Purchaser may assign, transfer, grant any Encumbrance over, declare any trust over or deal in any way with its rights under this agreement without the prior consent of any of the Sellers.

16.4                        If there is an assignment, transfer, grant, declaration or dealing by a party as permitted by this clause 16 such party shall, as soon as reasonably practicable, give notice of such dealing to the other party.  However, failure to give such notice shall not affect the validity of such dealing.

16.5                        This agreement shall be binding on the successors, estate and personal representatives and assignees (as the case may be) of each party.

17.                               THIRD PARTY RIGHTS

17.1                        Each member of the Purchaser Group (“Third Parties”) may enforce against the parties the benefits and rights of the Purchaser under this agreement subject to and in accordance with:

17.1.1                                      the terms of such clause(s); and

17.1.2                                      (subject to clauses 17.2 and 17.3) the provisions of the Contracts (Rights of Third Parties) Act 1999 (“CRTPA”),

provided that a Third Party shall give written notice to the parties to this agreement confirming its agreement to clause 28 before bringing any legal action or proceedings to enforce any of its benefits or rights under this agreement.

17.2                        Unless otherwise expressly provided in this agreement, no Third Party may assign, transfer, grant any Encumbrance over, declare any trust over or deal in any way with any benefit or right conferred on it by clause 17.1 without the prior consent of the Purchaser.

17.3                        The parties to this agreement may, without the consent of any Third Party, rescind or vary this agreement in such a way as to extinguish or alter the benefits or rights conferred by clause 17.1.

17.4                        Except as provided in clause 17.1, a person who is not a party to this agreement shall not have any right under the CRTPA, or otherwise, to enforce any term of this agreement.

18.                               COSTS AND EXPENSES

Unless otherwise expressly provided in this agreement, each party shall bear its own costs and expenses incurred in relation to the negotiation, preparation, execution and implementation of this agreement.

19.                               PAYMENTS

19.1                        Any payment to be made to any Seller under this agreement shall be effected by transfer of immediately available funds through a UK clearing bank to the client account of the Sellers’ Lawyers.  The Sellers’ Lawyers are irrevocably and unconditionally authorised to receive any sum paid to them in accordance with this clause 19.1, receipt of such sum in their client account shall be an effective discharge of the Purchaser’s obligation to pay such sum, and the Purchaser shall not be concerned to see to the application of it.

19.2                        Any payment to be made to the Purchaser under this agreement shall be effected by transfer of immediately available funds through a UK clearing bank to the account of the Purchaser notified to the relevant Seller for this purpose.

20.                               FURTHER ASSURANCE

Without prejudice and in addition to the other provisions of this agreement (whether express or implied by law), each Seller shall, from time to time and at its own expense, promptly do (or procure to be done) all such other things and/or execute and deliver (or procure to be executed and delivered) all such other documents as the Purchaser may reasonably require and in a manner or form satisfactory to the Purchaser to give full effect to, and to secure to the Purchaser the full benefit of the rights and remedies conferred on it by, the Acquisition Documents.

21.                               ENTIRE AGREEMENT

21.1                        In this clause 21, “Pre-Contractual Statement” means any representation, statement, assurance, covenant, undertaking, warranty, indemnity, guarantee or commitment (whether contractual or otherwise) made or given before the date of this agreement.

21.2                        The Acquisition Documents supersede and extinguish all previous agreements, arrangements and understandings between, or Pre-Contractual Statements given by, the parties relating to the subject matter of the Acquisition Documents (or any of them).

21.3                        The Acquisition Documents (as varied in accordance with their terms) constitute the entire agreement and understanding between the parties in respect of the subject matter of the Acquisition Documents (or any of them).

21.4                        Each party acknowledges and represents to the other that it has not relied on, or been induced to enter into this agreement or any other Acquisition Document by, any Pre-Contractual Statement given by any person (whether a party to this agreement or not), other than the Pre- Contractual Statements set out in the Acquisition Documents (or any of them).

21.5                        No party shall be liable to the other in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way for any Pre-Contractual Statement that is not set out in this agreement or any other Acquisition Document.

21.6                        No member of the Purchaser Group (other than the Purchaser), nor any adviser to or funder of the Purchaser or such member, shall be liable to any Seller (in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way) for any Pre-Contractual Statement.

21.7                        This clause 21 shall not exclude or limit any liability arising as a result of any fraud, wilful misstatement, wilful misconduct or wilful concealment.

22.                               EFFECT OF COMPLETION

Each provision of this agreement which is not fully performed at Completion (but which remains capable of performance) shall remain in full force and effect despite Completion, and, in particular, the rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion.

23.                               SEVERANCE

23.1                        If any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, that shall not affect or impair:

23.1.1                                      the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

23.1.2                                      the legality, validity or enforceability under the laws of any other jurisdiction of that or any other provision of this agreement.

23.2                        If any illegal, invalid or unenforceable provision of this agreement would be legal, valid or enforceable if some part or parts of it were deleted, such provision shall apply with the minimum deletion(s) necessary to make it legal, valid or enforceable.

24.                               VARIATION

No variation of this agreement shall be valid unless it is in writing and signed by or on behalf of the Sellers’ Representative and the Purchaser.

25.                               WAIVER AND CUMULATIVE REMEDIES

25.1                        The rights and remedies of each party under or in respect of this agreement may be waived only by express notice.  Any waiver shall apply only to the person to whom it is addressed and in the instance and for the purpose for which it is given.

25.2                        Subject to the provisions of schedule 4, no right or remedy under or in respect of this agreement shall be precluded, waived or impaired by:

25.2.1                                      any failure to exercise or delay in exercising it;

25.2.2                                      any single or partial exercise of it;

25.2.3                                      any earlier waiver of it, whether in whole or in part; or

25.2.4                                      any failure to exercise, delay in exercising, single or partial exercise of or waiver of any other such right or remedy.

25.3                        Where the Purchaser waives a right or remedy in relation to one or some but not all of the Sellers, or takes or fails to take or delays in taking any action against one or some but not all of the Sellers, such waiver, action, failure or delay shall not preclude, waive or impair its rights or remedies against the remaining Sellers.

25.4                        Unless otherwise expressly provided in this agreement, the rights and remedies under this agreement are in addition to, and do not exclude, any rights or remedies provided by law or in equity.

26.                               COUNTERPARTS

26.1                        This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

26.2                        Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute one and the same agreement.

27.                               NOTICES

27.1                        Any notice or other communication to be given or made to a party under this agreement (“Notice”):

27.1.1                                      shall be in writing and in English;

27.1.2                                      shall be sent to the postal or email address and (where appropriate) for the attention of the person specified in clause 27.3 (or such other address or person as each party may notify to the other in accordance with clauses 15.5, 27.6 or 27.7); and

27.1.3                                      may be served on or delivered to the relevant party:

27.1.3.1                            personally or by hand delivery; or

27.1.3.2                            by courier (using an internationally recognised courier company); or

27.1.3.3                            subject to clause 27.2, by email.

27.2                        When a Notice is served on or delivered to a party (“Recipient”) by email, the party serving or delivering the Notice (“Sender”) must deliver a copy of such Notice to the Recipient in accordance with the provisions of clauses 27.1.3.1 and 27.4.1 or clauses 27.1.3.2 and 27.4.2 by 5.00 pm on the fifth Business Day after the date on which the original Notice is deemed to have been served or delivered in accordance with clause 27.4.3.  Failure by the Sender to deliver such copy Notice to the Recipient shall not invalidate the service or delivery of the original Notice (or delay the time of deemed service or delivery under clause 27.4.3).

27.3                        The postal and email addresses of the parties for the purposes of clause 27.1.2 are:

Sellers:

Sellers’ Representative:

Nicholas Audsley Gomersall

Address: 2 Southcote Way, Penn, Buckinghamshire HP10 8JG

Email: N@gomersall.me

with a copy (which shall not constitute a Notice) to:

Simon Deans

B P Collins LLP

Collins House

32-38 Station Road

Gerrards Cross

Bucks

England

Email: simon.deans@bpcollins.co.uk

Purchaser:

For the attention of: Néstor Ho, Director,

Silicon Laboratories UK Limited

Address: 100 New Bridge Street, London EC4V 6JA

Email: legal@silabs.com

with a copy (which shall not constitute a Notice) to:

Philip Russell

DLA Piper LLP (US)

401 Congress Avenue, Suite 2500

Austin

Texas 78746

USA

Email: philip.russell@dlapiper.com

27.4                        Any Notice which has been served or delivered in accordance with clause 27.1 shall be deemed to have been served or delivered:

27.4.1                                      if served or delivered personally or by hand or by courier, at the time of service or delivery;

27.4.2                                      if posted, at 10.00am on the second Business Day after the date of posting unless there is evidence of earlier receipt; or

27.4.3                                      if sent by email, at the time the email is sent,

provided that if, under clauses 27.4.1 or 27.4.3, any Notice would be deemed to have been served or delivered after 5.00pm on a Business Day and before 9.00am on the next Business Day, such Notice shall be deemed to have been served or delivered at 9.00am on the second of such Business Days.

27.5                        In proving service or delivery of a Notice, it shall be sufficient to prove that the Recipient has acknowledged the Notice or:

27.5.1                                      that service or delivery personally or by hand was made;

27.5.2                                      in the case of posting, that the envelope containing the Notice was properly addressed and posted by prepaid first class or special (or other recorded) delivery post; or

27.5.3                                      in the case of an email, that the email was properly addressed and sent to the email address of the Recipient for the purposes of clause 27.1.2 (a confirmation setting out each Recipient to whom the email was sent being proof of service).

27.6                        A party may notify the other party of a change to its name, postal or email address or relevant contact for the purposes of clause 27.1.2.  Such notice shall be effective on the fifth Business Day after the date on which such notice is deemed to have been served or delivered in accordance with this clause 27, or such later date as may be specified in the notice.

27.7                        If any Seller no longer has a postal address in the United Kingdom, such Seller shall immediately:

27.7.1                                      (subject to this clause 27.7) irrevocably appoint an agent (or substitute agent, as the case may be) with a postal address in the United Kingdom as its agent to accept service on its behalf of:

27.7.1.1                            Notices, and irrevocably agrees that any Notice to be given to it is deemed to have been properly given if it is given to such agent (or substitute agent, as the case may be) in accordance with the provisions of this clause 27 (whether or not such Notice is forwarded to or received by such Seller); and

27.7.1.2                            process in any legal action or proceedings before the courts of England and Wales relating to any Acquisition Dispute, and irrevocably agrees that failure by such agent (or substitute agent, as the case may be) to notify it of the process will not invalidate the legal action or proceedings concerned; and

27.7.2                                      notify the Purchaser and the other Sellers of the name, relevant contact (where appropriate) and postal and email addresses of the agent (or substitute agent, as the case may be).

Such appointment and notice shall be effective on the fifth Business Day after the date on which the notice given pursuant to clause 27.7.2 is deemed to have been served or delivered in accordance with this clause 27.

28.                               GOVERNING LAW AND JURISDICTION

28.1                        This agreement and any Acquisition Dispute are governed by and shall be construed in accordance with English Law.

28.2                        Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any Acquisition Dispute.

28.3                        Each party irrevocably agrees that any process in any legal action or proceedings relating to any Acquisition Dispute may be served on it in accordance with the provisions of clause 27.

28.4                        Nothing in this agreement shall affect the right of any party to serve any process in any legal action or proceedings relating to any Acquisition Dispute in any other manner permitted by law.

IN WITNESS of which this agreement has been duly executed as a deed by the parties and has been delivered on the first date specified on page 1 of this agreement.

SCHEDULE 1:           WARRANTED INFORMATION

Part 1:         The Company

Company name:	Telegesis (UK) Limited

Registered number:	3632064

Date of incorporation:	16 September 1998

Place of incorporation:	England and Wales

Registered office:	Unit 1 Abbey Barn Business Centre Abbey Barn Lane High Wycombe Buckinghamshire HP10 9QQ

Issued share capital:	Class:	Number of shares:	Amount paid up in total:

	Ordinary shares of £1 each	35,278	£470,479

	B Ordinary shares of £1 each	1435	£24,222.80

Limit in articles on number of shares that may be allotted:

Full names of directors:	Nicholas Audsley Gomersall Jonathan Oliver Smith

Full name of secretary:	Jonathan Oliver Smith

Accounting reference date:	31 March

Auditors:

Charges:	Debenture in favour of HSBC Bank PLC dated 12 February 2013

VAT number:	GB777487071

Part 2:  Leasehold Property

Lessee:	Telegesis (UK) Limited
Description of property:	Unit 1 Abbey Barn Business Centre
Date of lease:	17 August 2015
Lease term:	3 years
Current landlord:	The Honourable R F J Carington and the Honourable V Carington
Guarantor	None
Current use:	Class B1 of the Schedule to the Town and Country Planning (Use Classes) Order 1987
Current annual rent:	£31,500 per annum plus VAT
Date of next rent review:	Not applicable

Lessee:	Telegesis (UK) Limited
Description of property:	Unit 3 Abbey Barn Business Centre
Date of lease:	17 August 2015
Lease term:	Three years
Current landlord:	The Honourable Rupert Francis John Carington and The Honourable Virginia Carington
Guarantor	None
Current use:	Class B1 of the Schedule to the Town and Country Planning (Use Classes) Order 1987
Current annual rent:	£13,500 per annum plus VAT
Date of next rent review:	Not applicable

Part 3:  Registered owned IP

1.                                      Trade marks

Owner:	Telegesis (UK) Limited
Mark:	Telegesis Logo
Classes and specification summaries:	9 and 42
Country/countries of registration:	European Community
Registered number:	011661899
Registration date:	17.09.2013
Expiry date:	15.03.2023
Products on which mark is used:	All Telegesis products
Associated marks:	None

2.                                      Registered designs

Owner:	N/A
Type/description:	N/A
Country/countries of registration:	N/A
Registered number:	N/A
Registration date:	N/A
Expiry date:	N/A
Products to which design relates:	N/A

3.                                      Patents

The Company has a patent application pending as detailed in TAB 15 of the documents attached to the Disclosure Letter.

4.                                      Domain names

A list of the Domain Names is attached at TAB 17 of the documents attached to the Disclosure Letter.

SCHEDULE 2:  GENERAL WARRANTIES

1.                                      Corporate information

1.1                               The Company is validly existing and is a private limited company duly incorporated and registered under the law of England and Wales.  No action has been or is being taken to strike the Company off the register.

1.2                               The information set out in part 1 of schedule 1 relating to the Company is complete, accurate and not misleading.

1.3                               The Company has not repaid, redeemed or purchased any of its own shares, reduced its share capital or capitalised any reserves or profits, or agreed to do any of such things.

1.4                               The Disclosure Letter contains a copy of the articles of association of the Company and all documents required by applicable laws to accompany any copy of them issued by the Company.  These set out all rights attaching to each class of shares of the Company.

1.5                               There are no subsisting shareholder agreements in relation to the Company to which the Company is a party.

2.                                      Interests in other companies

2.1                               The Company:

2.1.1                                             does not have and has not had any subsidiary or subsidiary undertaking: or

2.1.2                                             is not and has not been the subsidiary or subsidiary undertaking of any other company or undertaking.

2.2                               The Company:

2.2.1                                             is not the legal or beneficial owner of, nor has it agreed to acquire, any shares, securities or other interests in, any other company or undertaking;

2.2.2                                             is not, nor has it agreed to become, a member of any partnership or other unincorporated associated, joint venture or consortium (other than recognised trade associations);

2.2.3                                             does not control or take part in the management of any other company or undertaking, nor has it agreed to do so; or

2.2.4                                             is not a party to any profit-sharing arrangement.

3.                                      Nature of business

The Company has not carried on any business other than the business carried on by it at the date of this agreement.

4.                                      Branches, etc

The Company has no branch, agency or permanent establishment outside the United Kingdom.

5.                                      Corporate administration and compliance

5.1                               All registers required by applicable laws to be kept by the Company are in its possession or under its control and have been properly kept, are up to date and contain a complete and accurate record of the matters which should be dealt with in them.  None of the Warrantors nor the Company has received any notice or allegation that any of them is incorrect or should be rectified and, so far as the Warrantors are aware, there are no circumstances which are likely to give rise to such a notice or allegation.

5.2                               The Company has kept proper records of all resolutions and decisions of its members, minutes of meetings of its members and minutes of meetings and resolutions of its directors.

5.3                               No shareholder or class written resolution has been circulated by the Company (but not yet passed) for which the period for agreeing to the written resolution has not yet expired.

5.4                               Every document which the Company is or was required by law to deliver to the Registrar of Companies has been duly delivered and was complete and accurate.  Nothing has occurred which will require any other documents to be delivered by the Company to the Registrar of Companies.

5.5                               The Company has registered to use the Companies House WebFiling service, and has been accepted into the Companies House Protected Online Filing Scheme (PROOF).

6.                                      Insolvency and unlawful transactions

6.1                               No Insolvency Event has occurred in relation to the Company.  So far as the Warrantors are aware, there are no circumstances which are likely to result in such an Insolvency Event.

6.2                               The Company has not entered into any transaction or arrangement which is capable of being set aside, stayed, reversed or rescinded, avoided or otherwise affected in whole or in part under the Insolvency Act 1986 or any equivalent or similar applicable laws.

6.3                               The Company has not received any financial assistance given by another company in contravention of section 151 of the Companies Act 1985 or sections 678 or 679 of the Companies Act 2006.

6.4                               The Company has not received any unlawful distribution (as defined in section 829 of the Companies Act 2006).

7.                                      Information disclosed

So far as the Warrantors are aware, the documents contained in the Electronic Data Room include all documents material to the Company and the Company’s business.  All copies of documents provided are true, correct and complete copies.

8.                                      Documents

All title documentation relating to the assets of the Company, all documents evidencing the terms of its Contracts, contracts of employment of its employees, Policies (as defined in paragraph 22.1), any leases or sub-leases under which any part of the Property is held, occupied or used by the Company and all other documents belonging to, or which in accordance with applicable laws, must be in the possession of, the Company are in its possession.

9.                                      Accounts

9.1                               Definitions

In this paragraph 9:

“Accounting Standards” means Statements of Standard Accounting Practice, Financial Reporting Standards, Statements of Recommended Practice and abstracts of the Urgent Issues Task Force issued or adopted by the Accounting Standards Board of the Financial Reporting Council Limited, any other requirement of a United Kingdom accounting body having mandatory effect and other generally accepted accounting principles and practices in the United Kingdom;

“Management Accounts” means the balance sheet of the Company as at 30 September 2015 and the profit and loss account of the Company for the period from the Accounts Date to 30 September 2015;

“Previous Accounts” means the financial statements of the Company as at and for the two consecutive financial years ended on 31 March 2014, comprising its balance sheet, profit and loss account and other statements and all attached notes and reports.

9.2                               Disclosure of accounts

The Disclosure Letter contains copies of the Accounts, the Previous Accounts and the Management Accounts.

9.3                               General

The Accounts:

9.3.1                                             were prepared in accordance with applicable laws using the accounting policies, principles, estimation techniques, measurement bases, practices and procedures used in the preparation of the Previous Accounts on a consistent basis;

9.3.2                                             comply with Accounting Standards in force at the date to which they were prepared; and

9.3.3                                             give a true and fair view of the assets and liabilities and state of affairs of the Company as at the Accounts Date and of the profit or loss and cash flows of the Company for the financial year ended on the Accounts Date.

9.4                               Assets and liabilities in Accounts

9.4.1                                             In the Accounts:

9.4.1.1                                   the value attributed to each fixed asset did not exceed its market value as at the Accounts Date;

9.4.1.2                                   no asset of the Company has been revalued upwards and no value has been attributed to any intangible asset which had no value attributed to it in the Previous Accounts;

9.4.1.3                                   no value has been attributed to work in progress in respect of eventual profit and full provision was made for such losses that as at the Accounts Date were foreseeable as arising or likely to arise on completion and/or realisation of such work in progress; and

9.4.1.4                                   any redundant, obsolete or unsaleable stock has been wholly written off and all damaged or slow moving stock has been written down appropriately, and the value attributed to the remaining stock and work in progress did not exceed the lower of cost or net realisable value as at the Accounts Date.

9.4.2                                             The bases and rates of depreciation and amortisation used in the Accounts and the Previous Accounts are sufficient to ensure that each fixed asset of the Company (other than goodwill) will be written down to nil by the end of its useful life.

9.4.3                                             The Accounts make full provision for or, as appropriate, expressly disclose or make note of all bad and doubtful debts and all accruals, liabilities and provisions (whether actual, contingent, quantified, unquantified or disputed) of the Company as at the Accounts Date.

9.5                               Previous Accounts

The Previous Accounts:

9.5.1                                             were prepared in accordance with applicable laws;

9.5.2                                             comply with Accounting Standards in force at the dates to which they were prepared; and

9.5.3                                             give a true and fair view of the assets and liabilities and state of affairs of the Company as at the dates to which they were prepared and of the profit or loss of the Company for the financial years ended on such dates.

9.6                               Management Accounts

9.6.1                                             The Management Accounts:

9.6.1.1                                   were carefully prepared in accordance with good business practice and the Company’s normal practice from its accounting records using the accounting policies, estimation techniques, measurement bases, practices and procedures used in the preparation of the Accounts on a consistent;

9.6.1.2                                   disclose with reasonable accuracy the assets and liabilities and the financial position of the Company as at the date to which they were prepared and the Company’s income, expenses and profitability for the period for which they were prepared.

9.6.2                                             The working capital balance of the Company (being, for these purposes, the aggregate of the working capital and cash as set forth in the Management Accounts) is sufficient for the normal carrying on of the business of the Company.

9.6.3                                             Since the Management Accounts Date, there has been no deterioration in the working capital of the Company as compared with the working capital balance (being, for these purposes, the aggregate of the working capital and cash as set forth in the Management Accounts) of the Company as at the Management Accounts Date.

9.7                               Financial track record

The profits shown by the Previous Accounts, the Accounts and the Management Accounts have not been affected by:

9.7.1                                             any extraordinary, exceptional, unusual or non-recurring item;

9.7.2                                             transactions of an abnormal or an unusual nature or which have been entered into otherwise than on normal arm’s length commercial terms; or

9.7.3                                             any other circumstances,

making the profits or losses for all or any of the periods covered by such accounts unusually high or low.

9.8                               Accounting records

All accounting records of the Company, however held (including all invoices and other records required for VAT purposes):

9.8.1                                             have been properly kept and maintained, are up to date and do not contain or reflect any material inaccuracies or discrepancies;

9.8.2                                             contain complete and accurate records of its assets, liabilities, trading transactions and financial, contractual and trading position and all matters required by applicable laws; and

9.8.3                                             are in its possession or under its direct control, and where they are held by electronic means, they are held on and are readily accessible via the IT Systems (as defined in paragraph 23).

9.9                               Period since the Accounts Date

Since the Accounts Date:

9.9.1                                             the Company has not declared, paid or made a dividend or other distribution of profits or assets (including any distribution within the meaning of the Corporation Tax Act 2010), or agreed to do so;

9.9.2                                             no resolution of the members or any class of members of the Company has been passed;

9.9.3                                             the business of the Company has been carried on in the ordinary course of its business, without any disruption or alteration in its nature, scope or manner, and so as to maintain the same as a going concern;

9.9.4                                             nothing has happened which has materially prejudiced the Company’s goodwill or, so far as the Warrantors are aware, is likely to do so;

9.9.5                                             there has been no deterioration in the turnover or profitability or increase in losses (compared with the same periods during the prior year), or in the financial or trading position of the Company;

9.9.6                                             there has been no reduction in the value of the net assets of the Company as a whole determined in accordance with the same accounting policies, estimation techniques, measurement bases, practices and procedures used in the preparation of the Accounts and on the basis that each of the assets is valued at a figure no greater than the value attributed to it in the Accounts or, in the case of any asset acquired by the Company after the Accounts Date, at a figure no greater than cost;

9.9.7                                             the Company has not acquired or disposed of any business or any asset with a value in excess of £10,000 (except for stock in the ordinary course of its business), or agreed to do so;

9.9.8                                             the Company has not incurred any capital expenditure in excess of £10,000, or agreed to do so;

9.9.9                                             the Company has not changed its policies or procedures in relation to the collection of trade receivables or the payment of trade payables or agreed to do so;

9.9.10                                      no debts owed to the Company have been released, deferred, discounted, subordinated, written off or had a credit issued against them (in whole or in part) or have proved to any extent irrecoverable;

9.9.11                                      the Company has not assumed or incurred any liability, obligation or expense (whether actual or contingent) which is likely to exceed £10,000 other than as a result of trading activities in the ordinary course of its business, or agreed to do so;

9.9.12                                      the Company has paid its creditors in accordance with their respective credit terms;

9.9.13                                      there has been no acceleration of the invoicing and/or collection of any of the Company’s debts; and

9.9.14                                      the Company has not borrowed from a third party, raised any money or taken any financial facilities or agreed to do so and no Borrowings (as defined in paragraph 10.1) have been repaid (in whole or in part) by the Company, or become liable to be, or been agreed to be, so repaid, before their stated maturity date.

9.10                        Liabilities

The Company has no liabilities of any nature (whether present or future, actual or contingent) and whether or not required to be reflected in financial statements prepared in accordance with Accounting Standards except for:

9.10.1                                      liabilities expressly set out in the Accounts (to the extent set out therein);

9.10.2                                      accounts payable or accrued salaries that have been incurred by the Company since the Accounts Date in the ordinary course of business; or

9.10.3                                      liabilities set out in part 1 of schedule 7; or

9.10.4                                      liabilities which have been Disclosed in the Disclosure Letter with specific reference to this paragraph 9.10.

10.                               Funding

10.1                        Borrowings and facilities

10.1.1                                      The Disclosure Letter contains full and accurate details of all borrowings or indebtedness in the nature of borrowing of the Company (other than trade credit arising in the ordinary course of the Company’s business) (“Borrowings”) and all facilities available for additional Borrowings of the Company (together, “Facilities”), including copies of all documents containing the terms and conditions relating to the Facilities and the amounts outstanding and available under them.

10.1.2                                      None of the Facilities are dependent on the guarantee or indemnity of, or security provided by, any other person.

10.1.3                                      There are no circumstances existing, alleged or likely to arise (including the entry into and performance of this agreement and all other Acquisition Documents) which:

10.1.3.1                            require repayment of any Borrowings before their stated maturity date (at the option of the lender or otherwise);

10.1.3.2                            constitute an event of default under or a breach of the terms of any of the Facilities; or

10.1.3.3                            entitle the holder to enforce any Encumbrance created in relation to any of the Facilities,

or will do so with the giving of notice or lapse of time or both.

10.1.4                                      So far as the Warrantors are aware, there are no circumstances which are likely to prejudice the continuation of any of the Facilities or give rise to a material and adverse alteration to their terms.

10.1.5                                      The aggregate amount of Indebtedness and other liabilities owing to or in respect of HSBC Bank plc and any member of its group does not exceed £15,000.

10.2                        Other funding

10.2.1                                      The Company has not engaged in financing of a type which (were the Company not entitled to prepare abbreviated accounts) would not need to be shown or fully reflected in its statutory accounts if they were prepared in accordance with Accounting Standards.

10.2.2                                      The Company has no outstanding obligations or liabilities (whether actual or contingent) in respect of any derivative transaction, including any foreign exchange or interest rate hedging transaction.  The Company is not a party to any subsisting debt factoring or discounting arrangement or agreement.

10.2.3                                      The Company has not issued any loan capital (including debentures, loan notes and loan stock) that remains in issue.  The Company has not agreed to issue any such loan capital in the future.

11.                               Bank and other accounts

11.1                        Details of all of the Company’s bank, deposit or other accounts (whether in credit or overdrawn) are set out in the Disclosure Letter (including the name, address and sort code of the entity with which the account is kept, the nature of the account, its name and account number and copies of the mandate under which it is operated).

11.2                        The Company has no overdrawn accounts which exceed applicable overdraft limits, or has had any that have done so in the last 12 months.

12.                               Capital commitments

Except as specifically provided for or noted in the Accounts, the Company had no outstanding capital commitments as at the Accounts Date.

13.                               Grants etc

13.1                        The Disclosure Letter contains full and accurate details of all grants, subsidies, allowances, loans, payments, guarantees or other financial assistance or aid of any kind from any Authority or any entity whose funding comes substantially from any Authority that the Company has applied for or received (“Grants”) or is proposing to apply for.

13.2                        All Grants received by the Company are lawful under Competition Laws (as defined in paragraph 30.2), and there has been no actual or alleged breach by the Company of any terms or conditions of any such Grant.

13.3                        The Company is not under any obligation (whether contingent or otherwise) to repay any Grant (in whole or in part).

14.                               Ownership of assets

14.1                        All assets (other than the Property, but including the fixtures at the Property) used or held by the Company are:

14.1.1                                      legally and beneficially owned by the Company (except for assets held by the Company under leasing, hiring, hire purchase, conditional sale or credit sale agreements or similar arrangements);

14.1.2                                      used exclusively by the Company; and

14.1.3                                      (where capable of possession) in the exclusive possession or under the direct control of the Company.

14.2                        The Disclosure Letter contains full and accurate details (or copies) of each leasing, hiring, hire purchase, conditional sale or credit sale agreement or similar arrangements under which any asset (other than the Property) is used or held by the Company.

14.3                        The Company has not given, created or granted any present or future Encumbrance affecting any of its assets, undertaking or goodwill, or agreed to do so.  No person has claimed to be entitled to any such Encumbrance.

15.                               Sufficiency of assets

The assets used or held by the Company are not surplus to the current and anticipated requirements of the Company, and comprise all of the assets necessary for the continuation of the business of the Company as currently carried on.  The Company does not depend on the use of assets owned by, or facilities or services provided by, any Seller or any person connected with any Seller.

16.                               Condition of assets

All tangible assets used or held by the Company (other than the Property, stock and the IT Systems (as defined in paragraph 23.18), but including fixtures at the Property):

16.1                        are suitable for their current use, in satisfactory repair and condition, in satisfactory working order and comply with all applicable health and safety laws;

16.2                        have been regularly and properly serviced and maintained (where relevant) in accordance with the provisions of any applicable leasing, hiring or hire purchase agreement or similar agreement or arrangement;

16.3                        which are vehicles (where necessary) have current Department of Transport test certificates and are duly licensed for the purposes for which they are currently used; and

16.4                        are not expected to require replacement or additions within the next 12 months.

17.                               Fixed asset registers

The fixed asset registers of the Company (copies of which are set out in the Disclosure Letter) constitute a complete and accurate record of all plant, machinery, vehicles and equipment used by it.

18.                               Stock and work in progress

18.1                        The Company’s stocks of raw materials, consumables, packaging and unfinished goods comprise items of the type and quality regularly used by or produced in its business and are useable in the ordinary course of its business for the purpose for which they were acquired or produced.  None of it is slow moving or obsolete.

18.2                        The Company’s stocks of finished goods are in good condition and saleable in the ordinary course of its business in accordance with its current price list at not less than their book value.

18.3                        The Company’s stock and work in progress are at their normal levels for the time of year, are not excessive and are adequate for the current requirements of its business, having regard to current trading.

19.                               Debtors and creditors

19.1                        The Company is not owed any sums other than trade debts incurred in the ordinary course of its business.  So far as the Warrantors are aware, each trade debt will realise its full value (less any specific provision that has been made against it in the Accounts) in cash within 90 days, save for trade debts owed to the Company by the Purchaser.

19.2                        No trade debt owing to the Company has been factored, discounted or otherwise agreed to be sold by it, has been outstanding for more than 30 days from its due date for payment or has been or, so far as the Warrantors are aware, is likely to be, disputed or subject to any set-off or counterclaim.

19.3                        The Disclosure Letter contains full and accurate details of any bad and doubtful trade debts of the Company arising in the last 12 months.

19.4                        No amounts owing by the Company to any creditor have been due for more than 30 days.

20.                               Property

20.1                        General

20.1.1                                      The Property comprises all the land and buildings owned, occupied or otherwise used by the Company whether in the United Kingdom or elsewhere.

20.1.2                                      The Company has no estate, interest, title or right (including any right of ownership, right of use, option, right of pre-emption or of first refusal or other contractual right) or contractual obligation in respect of any land or buildings other than the Property.

20.2                        Property information

The particulars of the Property set out in part 2 of schedule 1 are complete and accurate.

20.3                        Title

20.3.1                                      The Company named as an owner of Property in part 2 of schedule 1 is the sole legal and beneficial owner of the leasehold interest of such Property.

20.3.2                                      No insurance policy relating to defective title or restrictive covenant indemnity is or has been in force in respect of the Property.

20.3.3                                      There are no circumstances which are likely to render any transaction affecting the title of the Company named as an owner and/or lessee of Property in part 2 of schedule 1 to such Property liable to be set aside under the Insolvency Act 1986 or any equivalent or similar applicable laws.

20.3.4                                      No Property has been transferred or conveyed to the Company in the last three years pursuant to an intra-group transfer on which relief from stamp duty land tax has been claimed pursuant to Schedule 7 to the Finance Act 2003.

20.4                        Encumbrances

20.4.1                                      The Property is free from any Encumbrance or rent charge securing the repayment of monies or any other obligation or liability of the Company and from any agreement to create the same as far as the Warrantors are aware.  No person has claimed to be entitled to any such Encumbrance or rent charge.

20.4.2                                      The leasehold interest of the Property is not subject to any liability for the payment of any outgoings other than national non-domestic rates, water and sewerage services charges, or insurance premiums and, in the case of Property leased by the Company, rents and service charges and any relevant taxes in respect of those outgoings.

20.4.3             Except as is apparent from the face of copies of the title documentation set out in the Disclosure Letter, the Property is not subject to any covenants, restrictions, stipulations, easements, profits à prendre, wayleaves, licences, grants, exceptions or reservations, or any unregistered interests which override or would prior to 13 October 2013 have overridden either first registration (where appropriate) or registrable disposition under Schedules 1 and 3 respectively to the Land Registration Act 2002, or other such rights the benefit of which is vested in third parties or any agreement to create the same.

20.4.4             The Property is not subject to any agreement for sale, option to acquire, right of pre-emption or right of first refusal.

20.4.5             The Company is in possession of the Property and is its sole occupant and user.  No other person has any right to occupy or use the Property. There is no person who has or claims any rights or easements of any kind in respect of the Property adverse to the estate, interest, right or title of the Company named as an owner and/or lessee of Property in part 2 of schedule 1 to such Property.

20.5        Rights attaching to the Property

The Property has the benefit of all rights necessary for the continued use, enjoyment and maintenance of the Property by the Company for the purpose of its existing business carried on at or from the Property, including all necessary access rights and utilities.

20.6        Disputes relating to the Property

There are no outstanding demands or disputes, claims or proceedings relating to the Property or its ownership, occupation or use (including any relating to the exercise of any easement or right benefiting or burdening the Property, to boundary walls or fences or to the means of access to the Property) and none are pending or threatened.  So far as the Warrantors are aware, there are no circumstances which are likely to give rise to any such demands, disputes, claims or proceedings.

20.7        Documents relating to condition of the Property

There are no collateral warranties, guarantees, indemnities or latent defect or similar insurance policies in relation to the Property the benefit of which is vested in the Company.

20.8        Continuing property liabilities

The Company has no continuing liability in respect of any property (other than the Property) either as:

20.8.1             an original contracting party or by virtue of any direct covenant having been given on a sale or assignment to the Company; or

20.8.2             as a guarantor of the obligations of any other person.

20.9        Planning matters, building regulations, etc

No planning contravention notices, breach of condition notices, enforcement notices or stop notices have been issued by any Authority in respect of the Property, nor has any other enforcement action (including the exercise of any right of entry) been taken by any such Authority. So far as the Warrantors are aware, there are no circumstances which are likely to lead to the same.

20.10      Leases

In relation to each lease (which expression includes each sub-lease and licence) under which any part of the Property is held, occupied or used by the Company:

20.10.1          full and accurate details of the lease and its terms are set out in the Disclosure Letter;

20.10.2          the lease is valid and in full force and effect;

20.10.3          the rents and other monies due and payable under the lease have been paid in full and on time;

20.10.4          the Company named in part 2 of schedule 1 as the lessee under the lease has materially observed and performed the lessee’s covenants and the conditions under the lease;

20.10.5          no notices have been served or received under section 25, 26 or 27 of the Landlord and Tenant Act 1954;

20.10.6          there are no notices, negotiations or proceedings pending concerning rent reviews;

20.10.7          there is no unfulfilled obligation to reinstate the relevant part of the Property by removing or dismantling any alteration made to it by the Company or any predecessor in title to the Company;

20.10.8          all licences, consents and approvals required from the landlords and any superior landlords under the lease and from their respective mortgagee(s) (if any) (“Approvals”) have been obtained and the lessee’s covenants and the conditions contained in the Approvals have been duly performed and observed;

20.10.9          save for the Approvals, there are no collateral agreements, undertakings, waivers or concessions which are binding on either the landlords or the Company in relation to the lease; and

20.10.10        so far as the Warrantors are aware (having made no enquiry), there is no major item of expenditure either already incurred by the landlords under the lease or expected to be incurred by any such landlords within the next 12 months which is recoverable in whole or in part from the Company.

20.11      Dilapidations

Except to the extent provided for in the Accounts, the Company has not incurred, nor is it likely to incur, any liability for dilapidations.

21.          Environmental matters

21.1        Definitions

In this paragraph 21:

“Environment” means all and any living organisms or ecosystems, the media of air (including air within buildings, other man made structures and natural structures above or below ground), water and land (including buildings and other man made structures above or below ground);

“Environmental Laws” means all applicable laws, notices, regulatory codes of practice, circulars, guidance notes and equivalent controls which:

(a)                   have as a purpose or effect the protection of, or prevention of harm to, human health or the Environment;

(b)                   relate to health and safety or compensation for harm; or

(c)                   relate to the generation, transportation, storage, treatment, use or disposal of any Hazardous Substance;

“Environmental Licences” means all licences, certificates, consents, exemptions, permits, registrations, authorisations, permissions and approvals, required under any Environmental Law;

“Hazardous Substance” means any natural or artificial substance (whether solid, liquid or a gas), noise, ion, vapour, electromagnetic charge or radiation, whether alone or in combination, which:

(a)                   is capable of causing harm to or having a deleterious effect on the Environment;

(b)                   is capable of being a nuisance;

(c)                   is a controlled, special, hazardous, polluting, toxic or dangerous substance or waste; or

(d)                   restricts or makes more costly the use, development, ownership or occupation of the Property;

21.2        Environmental Licences

21.2.1             The Company has obtained all Environmental Licences required to carry on its business in the places and in the manner in which its business is now carried on.  Full and accurate details of all such Environmental Licences and of any outstanding or pending applications by the Company for any Environmental Licences are set out in the Disclosure Letter.

21.2.2             All Environmental Licences held by the Company are in full force and effect.  The Company is not, and nor has it ever been, in breach of any terms and conditions of any such Environmental Licence.  There are no circumstances which are likely to:

21.2.2.1         result in any such Environmental Licence being suspended, terminated, varied, revoked or not renewed (in whole or in part);

21.2.2.2         require material expenditure to comply with the terms of any such Environmental Licence;

21.2.2.3         prejudice the renewal or extension of any such Environmental Licence; or

21.2.2.4         prejudice the grant of any Environmental Licence which the Company requires to carry on its business in the places and in the manner in which its business is now carried on.

21.3        Compliance with Environmental Laws

21.3.1             The Company and its officers, agents and employees have complied with, and have not caused any liabilities to arise under, Environmental Laws. There are no circumstances in relation to the business of the Company or the condition of the Property which are likely to give rise to:

21.3.1.1         the need for capital expenditure within the next five years; or

21.3.1.2         fines, penalties, losses, damages, costs, expenses or liabilities,

as a result of or under Environmental Laws.

21.3.2             The Company is not obliged to register with the Environment Agency under the Producer Responsibility Obligations (Packaging Waste) Regulations 2007.

21.3.3             The Company is in full compliance with the Equality Act 2010 in relation to the Property.

21.3.4             The Company’s products are and have always been in full compliance with the Waste and Electrical and Electronic Equipment Regulations 2006.

21.4        Environmental disputes, judgments, orders and investigations

21.4.1             There are no, and have not been, any actual, pending or threatened disputes, claims, legal actions, proceedings, suits, litigation, prosecution, arbitration or any other form of alternative dispute resolution against or involving the Company arising from or relating to Environmental Laws, and there are no circumstances which are likely to give rise to any such disputes.

21.4.2             The Company has not:

21.4.2.1         received any fixed or variable monetary penalty;

21.4.2.2         received any enforcement, prohibition, improvement, remediation, compliance, restoration or stop notice or other notice of equivalent nature from any Authority; or

21.4.2.3         entered into any enforcement undertaking,

relating to Environmental Laws.

21.4.3             The Company is not subject to or affected by any judgment, order, ruling or decision of any Authority which relates to Environmental Laws.

21.4.4             There have been no complaints, investigations, inquiries, requests for information or other formal or informal indications of any possible disputes, claims, legal actions, proceedings, suits, litigation, prosecution, arbitration or any other form of alternative dispute resolution or the need for any investigation, remediation or other works in respect of the Property or the Environment from any person (including any Authority) that involve the Company.

21.5        Hazardous Substances

21.5.1             There has not been any storage, transportation, release, leakage, migration, spill, discharge, entry, disposal, deposit or emission into the Environment of any Hazardous Substance caused by any activity, operation, process, act or omission carried out or made by or on behalf of the Company, or for which the Company may have any liability, other than in accordance with Environmental Laws.

21.5.2             There are no Hazardous Substances (including asbestos) present at, in, on or under the Property (including in any tanks, whether above or below ground).

21.6        CRC Energy Efficiency Scheme

The Company is not required to register nor has it any other obligations in respect of the CRC Energy Efficiency Scheme under The CRC Energy Efficiency Scheme Order 2010.  The Company is not required to so register, nor does it have any other such obligations.

21.7        Reports

The Disclosure Letter contains copies of all environmental, health and safety reports, surveys, assessments and investigations in respect of the Property or the business of the Company in the possession or under the control of the Warrantors or the Company.  All necessary steps to comply with the recommendations contained in them have been completed.

21.8        Other liabilities

21.8.1             So far as the Warrantors are aware, the condition of any properties formerly in the ownership, occupation or use of the Company is not such that costs for any investigation, remediation or other works which could be required under Environmental Laws could be recovered from the Company.

21.8.2             The Company has not given any covenant, warranty, undertaking, representation, indemnity or similar provision entailing liability (actual or potential) because of any adverse condition relating to the Environment or any breach of Environmental Laws.

21.8.3             There are no environmental taxes or fees for which the Company is liable.

22.          Insurance

22.1        Full and accurate details of all insurance policies in respect of which the Company has an interest (including any active historic policies which provide cover on an occurrence basis) (“Policies” and “Policy” means any one of them) are set out in the Disclosure Letter (including, in relation to employers’ liability insurance, full details of the name of the insurer, the level of cover, any applicable excess, the relevant policy number(s) and the dates of cover for all periods since the incorporation of the Company).  None of the insurers under the Policies is insolvent.

22.2        Each of the Policies is in full force and effect and there are no circumstances which are likely to make any of the Policies void or voidable.  No insurer has disputed or given any indication that it intends to dispute the validity of any of the Policies on any grounds.  All premiums in relation to the Policies have been duly paid when they were due.

22.3        All of the assets of the Company which are of an insurable nature are, and at all relevant times have been, insured in amounts representing their full replacement or reinstatement value (with no provision for deduction or excess) against fire and other risks normally insured against by persons carrying on similar types of business to the business of the Company or owning assets of a similar nature to the assets owned by the Company.

22.4        The Company is and has been at all relevant times adequately covered against employers’ liability, public liability, product liability and accident, damage, injury, third party loss, loss of profits, loss of rent, credit risk and other risks normally covered by insurance.

22.5        The Company has complied with all applicable laws in relation to insurances, including the requirements to provide and retain evidence of insurances.

22.6        The public liability and professional indemnity or other insurance required by and in connection with any contractual obligations of the Company has been continuously in full force and effect for the period and at the level of cover required by such obligations.

22.7        Full and accurate details of all claims made by or on behalf of the Company under any employers’ liability insurance policy in the last 10 years and under any other insurance policy in the last five years are set out in the Disclosure Letter.

22.8        The Company has no outstanding insurance claims.

22.9        There are no circumstances which have given or are likely to give rise to any claim or require notification under any of the Policies which have not been notified to the relevant insurers.

22.10      No insurer has ever cancelled or refused to accept or continue any insurance in relation to the Company.

22.11      No insurer has imposed any requirements on the Company as a condition to provide, renew or continue insurance cover which required or requires any capital expenditure or any change in the business processes or practices of the Company.  There are no outstanding requirements by an insurer for risk improvements that may impact on the renewal of the Policies.

22.12      The entry into and performance of this agreement and all other Acquisition Documents will not have the effect of terminating, or entitling any insurer to terminate or alter the terms of, any cover under any Policy nor will it require the consent of, or the giving of notice to, any person under any Policy.

23.          IP

23.1        The IP owned by the Company (“Owned IP”) and IP owned by another person which the Company has a subsisting licence, permission or other contractual right (whether in writing or otherwise) to use (“Licensed-In IP”) comprises all the IP that is necessary to carry on the business of the Company as it has been carried on in the last 12 months.

23.2        The Company is the sole legal and beneficial owner of (and, where registered, the sole registered owner of) each item of Owned IP free from Encumbrances.

23.3        The particulars of all the Owned IP which is registered in any jurisdiction are set out in part 3 of schedule 1, and such particulars are complete, accurate and not misleading.

23.4        There are no applications for registration of any Owned IP in progress.

23.5        The Disclosure Letter contains full and accurate details of:

23.5.1             all material Owned IP that is not registered in any jurisdiction; and

23.5.2             all material subsisting licences, permissions or other contractual rights (whether in writing or otherwise) granting the Company rights to use IP owned by another person, each of which is in full force and effect.

23.6        There are no subsisting licences, permissions or other contractual rights (whether in writing or otherwise) by which the Company has granted to third parties rights to use any Owned IP or Licensed-In IP (“IP Licences Out”) and the Company is not under any obligation (whether contingent or otherwise) to grant any.

23.7        The Company is not in breach of any licence, permission or contractual right relating to any Licensed-In IP or any IP Licenses Out and, so far as the Warrantors are aware, no third party is in breach of any such licence, permission or contractual right.

23.8        The Company:

23.8.1             only employs and has only employed its employees; and

23.8.2             only uses and has only used independent contractors, freelancers and consultants,

on terms pursuant to which all of the IP in the work which they carry out or produce vests solely in the Company, both legally and beneficially, and they have waived all moral rights they may have in the work.

23.9        All of the Owned IP and, so far as the Warrantors are aware, the Licensed-In IP is valid, subsisting and enforceable. The Warrantors have not done or omitted to do anything and, so far as the Warrantors are aware, nothing has been done or omitted to be done which is likely to affect adversely such validity, subsistence or enforceability.

23.10      All steps required to maintain and protect the Owned IP have been taken in all relevant jurisdictions (including full payment of registration, maintenance and renewal fees and taxes when due).  Full and accurate details of any such steps required in the next three months are set out in the Disclosure Letter.

23.11      None of the Owned IP or, so far as the Warrantors are aware, the Licensed-In IP is, or in the last six years has been, subject to challenge, opposition or attack or the subject of any claim for ownership or compensation.  So far as the Warrantors are aware, no Owned IP or Licensed-In IP is likely to be subject to challenge, opposition or attack or any claim for ownership or compensation.

23.12      So far as the Warrantors are aware, there is not (and would not be if valid), and has not in the last six years been, any actual or threatened infringement or unauthorised use by any person of any Owned IP or Licensed-In IP.  So far as the Warrantors are aware, there are no circumstances which are likely to give rise to any such actual or threatened infringement or unauthorised use.

23.13      So far as the Warrantors are aware, the activities and operations of the Company and its licensees under any IP Licences Out do not infringe, have not in the last six years infringed and are not likely to infringe any third party’s IP.  There are no existing, pending or threatened claims against the Company or any licensees under any IP Licences Out in respect of any infringement of any third party’s IP, and no such claims have been made or threatened in the last six years.

23.14      IP Assets

23.14.1          The following defined terms are used in this paragraph 23.14:

“Company IP Assets” means any and all Technology Assets owned or purported to be owned by the Company;

“Company IP Rights” means any and all IP owned, purported to be owned or Controlled by the Company, or existing in the Company IP Assets;

“Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company;

“Company Source Code” means all source code or material proprietary algorithms that is owned, purported to be owned, or developed by the Company;

“Controlled” means, for purposes of paragraph 23.14.2, exclusively licensed in a manner that gives the Company any right, or imposes on the Company any obligation, to participate in the prosecution, assertion or defense of the applicable IP;

“Copyrighted Works” means all works of authorship that are fixed in a tangible medium, including software, documentation, semiconductor topography and mask works;

“Patents” means issued patents or pending patent applications and any utility patent, design patent, patent of importation, patent of addition, certificate of addition, certificate or model of utility, whether domestic or foreign, and all divisions, continuations, continuations-in-part, reissues, reexaminations, renewals or extensions thereof, and any letters patent that issue thereon;

“Technology Assets” means all tangible items constituting, disclosing or embodying any IP, including all versions thereof and all technology from which such items were or are derived, including but not limited to, inventions (whether patentable or not), improvements, trade secrets, know how, confidential information, invention disclosures, works of authorship, industrial designs, databases, data collections and compilations, specifications, designs, bills of material, schematics, algorithms, interfaces, routines, tools, devices, techniques, concepts, methods, prototypes, formulae, test plans and results, process technology, codes, codecs, algorithms, reference designs, plans, drawings, blueprints, technical data, topography, mask works, customer lists, customer databases, firmware, software (in source and object code form), and Company Products, as well as all documentation relating to any of the foregoing, and Trademarks, domain names, and any tangible embodiments of IP in any form;

“Trademarks” means all trademarks, service marks, trade names, logos ,insignia and other marks;

“Product Viruses” means any “back door”, “time bomb”, “Trojan horse”, “worm”, “drop dead device”, “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data.

23.14.2          Paragraph 23.14.2 of the Disclosure Letter sets forth a list of the material inventions for which patent applications have not yet been filed as of the date of this agreement (“Patentable Inventions”) and all Patents owned or Controlled by the Company, and, for each item on such list, shows the title, application number, filing date, jurisdiction, and registration number and indicates:-

23.14.2.1       whether owned or Controlled by the Company;

23.14.2.2       whether subject to licenses granted by the Company to one or more third parties and, if so, lists the third parties by name and identifies the relevant Contract except for licenses granted in standard sales, distribution or Contracts to end users arising in the ordinary course of business;

23.14.2.3       whether a valid patent or pending patent application exists and is held by the Company; and

23.14.2.4       a list of each inventor.

23.14.3          For each Patent owned by the Company (whether full or partial, actual or contingent ownership), the Company has acquired the assignment of all rights in and to such Patent from all inventors of the inventions described in such Patent.

23.14.4          For all Patentable Inventions listed in paragraph 23.14.2 of the Disclosure Letter, the Company has acquired the assignment of all rights in and to the Patentable Inventions from all inventors of such Patentable Inventions, and the Company has not taken any action or, so far as the Warrantors are aware, failed to take any action that would jeopardize the ability of the Company to seek patent protection in any jurisdiction relevant for the business as currently conducted by the Company, including disclosure of any such Patentable Invention to any third party except as protected by a written confidentiality agreement, or to sell or offer for sale such Patentable Invention or any Company Products that utilise such Patentable Invention.

23.14.5          Paragraph 23.14.5 of the Disclosure Letter sets forth a true and accurate list of all unregistered Trademarks owned or Controlled by the Company and all Trademarks registered under the authority of any Authority owned or Controlled by the Company, and, for each item on such list, shows the title, application number, filing date, jurisdiction, and registration number and indicates whether:-

23.14.5.1       it is owned or Controlled by the Company;

23.14.5.2       it is subject to licenses granted by the Company to one or more third parties and, if so, lists the third parties by name and identifies the relevant Contract; and

23.14.5.3       a valid registration or pending application for registration exists and is held by the Company.

23.14.6          As far as the Sellers are aware, the Company shall, after Completion, have the right to use all unregistered Trademarks identified in paragraph 23.14.5 of the Disclosure Letter in each and every country and jurisdiction in which the Company uses such unregistered Trademarks prior to Completion, but the Warrantors do not represent or warrant that the Company would have exclusive rights under local laws to such unregistered Trademarks or that such unregistered Trademarks would be valid or enforceable under applicable laws in the relevant jurisdiction.

23.14.7          No registered Trademark of the Company has been, is, or, so far as the Warrantors are aware, is alleged to be, confusingly similar to, or conflicts or interferes with, any trademark, service mark, domain name or trade name owned or applied for by any third party in any jurisdiction in which the Company uses such Trademark.

23.14.8          The Company is the registrant listed in the domain name record on file with the applicable Registrar with respect to all domain names owned or operated by or for the Company.  All such domain names are identified in paragraph 23.14.8 of the Disclosure Letter.

23.14.9          Paragraph 23.14.9 of the Disclosure Letter sets forth a true and accurate list of all Copyrighted Works registered (or subject to a pending application for registration) under the authority of any Authority included in the Company IP Assets or Company IP Rights and owned or Controlled by the Company, and, for each item on such list, shows the title, filing date, jurisdiction, and registration number and indicates whether:

23.14.9.1       it is owned or Controlled by the Company;

23.14.9.2       it is subject to licenses granted by the Company to one or more third parties and, if so, lists the third parties by name and identifies the relevant Contract; and

23.14.9.3       a valid registration or pending application for registration exists for such Copyrighted Works and is held by the Company.

23.15      There are no circumstances in which the ownership, benefit or right to use any of the Owned IP or Licensed-In IP may be lost, or rendered liable to termination or restriction, by virtue of the entry into and performance of this agreement and all other Acquisition Documents.

23.16                 The Company does not use or operate its business under any name or style other than its full company name.

23.17                 The Company has not made an application to, or been the subject of an application to, the Company Names Tribunal.  So far as the Warrantors are aware, there are no circumstances which are likely to give rise to such an application.

23.18                 IT Systems

23.18.1                               The following defined terms are used in this paragraph 23.18:

“IT Systems” means any computer systems owned, used, leased or licensed by or to, or for the benefit of, the Company (including computer hardware and peripherals, telecommunications and network equipment and infrastructure and any operating systems for them), and any other information technology related plant and equipment;

“IT Systems Contracts” means all Contracts relating to the IT Systems or the Software (including leasing, hiring, hire purchase, licensing, maintenance, support, services, deposit and escrow agreements, and any similar agreements or arrangements);

“IT Systems Data” means any information technology related documentation, documentation supporting any Software (including system documentation, notes and flowcharts) and all data and information entered into, held or stored on or transmitted by the IT Systems or created by the Company using the IT Systems, whether or not that data or information is Confidential Information (as defined in paragraph 23.31);

“Software” means all software, firmware and middleware, whether source code or object code, used by the Company; and

“Virus” means any virus or bug which adversely affects software, firmware or middleware (including logic bombs, worms, trap doors, Trojan horses or other similar destructive programs or codes).

23.18.2                               Full and accurate details of:

23.18.2.1                     the material IT Systems;

23.18.2.2                     the material Software;

23.18.2.3                     the material IT Systems Contracts; and

23.18.2.4                     the material IT Systems Data,

are set out in the Disclosure Letter.

23.18.3                               The material IT Systems are legally and beneficially owned by the Company.

23.18.4                               The Company has the right to the exclusive and unrestricted use of the IT Systems, which is not dependent (in whole or in part) on any facilities or services that are not exclusively owned by or under the direct control of the Company.

23.18.5                               The Software is legally and beneficially owned by the Company or properly licensed to the Company.

23.18.6                               The IT Systems Data is legally and beneficially owned by the Company or is properly licensed to the Company.

23.18.7                               The IT Systems and the Software:

23.18.7.1                     are not the subject of any failed acceptance testing;

23.18.7.2                     are functioning properly;

23.18.7.3                     have adequate capability and capacity for the requirements of the business of the Company as currently carried on, and there are no current plans to change, replace, develop or update them or any material part of them;

23.18.7.4                     are configured and maintained to minimise the effects of externally introduced Viruses;

23.18.7.5                     have been regularly and properly maintained, supported and replaced, are in good working order and are suitable for their current use; and

23.18.7.6                     have the benefit of adequate warranty and/or maintenance, support and services agreements which are sufficient to remedy or compensate any material defect and include emergency support, copies of which are set out in the Disclosure Letter.

23.18.8                               The Company has sufficient technically competent and trained employees to ensure the proper handling, operation, monitoring and use of the IT Systems and the Software.

23.18.9                               All facilities and services relating to the IT Systems and the Software are being and have been provided in accordance with all applicable specifications and the terms of the relevant IT Systems Contracts.

23.18.10                        The Company has:

23.18.10.1              adequate procedures, processes and Software (in each case consistent with industry standard practice and its contractual and other obligations) to ensure the security, confidentiality and integrity of the IT Systems, the Software and the IT Systems Data (including procedures for taking and storing, on site and off site, back-up copies of Software and IT Systems Data);

23.18.10.2              adequate procedures to prevent the infection of the IT Systems or the Software with Viruses; and

23.18.10.3              adequate back-up systems and disaster recovery plans and procedures that ensure that the business of the Company is able to continue to function at all times, and the IT Systems and/or the Software can be replaced or substituted without material disruption, interruption or loss to the business of the Company,

23.18.11                        and such procedures, processes, systems and plans have been fully documented.  Copies of all such current procedures, processes, systems and plans are set out in the Disclosure Letter.

23.18.12                        In the last two years, there has not been:

23.18.12.1              any breakdown, defect or failure in the IT Systems or the Software;

23.18.12.2              any Virus affecting the Software or the IT Systems Data;

23.18.12.3              any destruction, corruption or loss of access to any of the IT Systems Data; or

23.18.12.4              any breach of security or any unauthorised access to the IT Systems, or any IT Systems Data,

which has had a material adverse effect on the Company or caused material disruption, interruption or loss to the business of the Company;

23.18.13                        No person is in a position, by virtue of his rights in, knowledge of or access to any part of the IT Systems, Software or IT Systems Data, lawfully:

23.18.13.1              to prevent or impair the proper and efficient function of the IT Systems or the Software; or

23.18.13.2              to demand any payment in excess of any current licence fee or in excess of reasonable remuneration for services rendered or to impose any onerous conditions, in each case in order to preserve the proper and efficient functioning of the IT Systems or the Software in the future.

23.18.14                        The IT Systems and the Software are capable of:

23.18.14.1              performing their respective functions in multiple currencies, including the euro;

23.18.14.2              satisfying all applicable legal requirements relating to the euro, including those relating to currency conversion and rounding;

23.18.14.3              displaying and printing the generally accepted symbols for the euro and any other currency; and

23.18.14.4              processing the generally accepted codes for the euro and any other currency.

23.19                 Other than with respect to (a) Software provided by the Purchaser Group or (b) commercial “off the shelf” Software that has not been customized, all source code relating to the Software is:

23.19.1                               in the exclusive possession or under the direct control of the Company, has all necessary rights to gain access to such source code and all related technical and other information under the terms of source code deposit or escrow agreements with the owners of the rights in the relevant source codes and/or reputable deposit or escrow agents (copies of which are set out in the Disclosure Letter);

23.19.2                               of a sufficient level to enable a reasonably skilled computer programmer to understand, maintain, modify, correct, support, replicate and develop the relevant Software without the need for assistance from a third party; and

23.19.3                               not software, firmware or middleware which contains code which obliges the Company to:

23.19.3.1                     disclose such software, firmware or middleware;

23.19.3.2                     license such software, firmware or middleware; or

23.19.3.3                     permit any person to use, or not restrict any person from using, such software, firmware or middleware.

23.20                 There are no circumstances in which the ownership, benefit or right to use the IT Systems may be lost, or rendered liable to termination, by virtue of the entry into and performance of this agreement and all other Acquisition Documents.

23.21                 The Company has complied with all applicable laws, guidelines and industry standards relating to the processing of personal data and privacy (“Data Protection Laws”), including:

23.21.1                               requirements relating to the registration and/or notification of processing of personal data;

23.21.2                               requirements relating to requests from individuals for access to personal data held by it;

23.21.3                               data protection principles set out in the Data Protection Laws;

23.21.4                               requirements relating to the processing of personal data by a data processor on its behalf; and

23.21.5                               the obtaining of necessary consents from data subjects to the processing of personal data relating to them.

23.22                 The Company has always had in place and operated adequate procedures to ensure continued compliance with Data Protection Laws.

23.23                 Copies of all current registrations or notifications required by the Company under Data Protection Laws are set out in the Disclosure Letter.

23.24                 Copies of the Company’s privacy and other internal policies and procedures relating to the handling or processing of personal data and subject access requests are set out in the Disclosure Letter.

23.25                 The Company has not transferred or authorised the transfer of personal data outside the European Economic Area.

23.26                 The Company has in place appropriate agreements, as required by Data Protection Laws, with all data processors processing personal data on its behalf.

23.27                 The data processed by and/or transferred to any third parties by the Company has been lawfully obtained, used, processed and/or transferred in accordance with Data Protection Laws.

23.28                 The Company has not received any notices or any other communications from, been subject to inquiries by or, so far as the Warrantors are aware, been the subject of complaints to any Authority in relation to Data Protection Laws.  So far as the Warrantors are aware, there are no circumstances which are likely to give rise to any such notices, communications, inquiries or complaints.

23.29                 No person or other body has:

23.29.1                               alleged that the Company has failed to comply with the provisions of any Data Protection Laws;

23.29.2                               complained to the Company about its use of personal data; or

23.29.3                               been awarded compensation, claimed or taken action against the Company for breach of any Data Protection Laws,

and so far as the Warrantors are aware, there are no circumstances which are likely to give rise to any such allegations, complaints, awards, claims or actions.

23.30                 The entry into and performance of this agreement and all other Acquisition Documents will not result in the processing of personal data by or on behalf of the Company being in breach of Data Protection Laws due to any notifications or consents becoming invalid.

23.31                 Confidential Information

23.31.1                               In this paragraph 23.31 “Confidential Information” means all and any information which is not in the public domain and which relates to the business, trading or financial or other affairs of the Company (including information relating to the products or services, processes and operations of the Company, its customer and supplier lists, price lists, contractual arrangements, market opportunities, plans and intentions, developments, data, results, inventions (whether patentable or not), know how, show how, trade secrets, forecasts, analyses, evaluations, research methodologies, technical or business information, personnel information and other matters concerning the business, trading or financial or other affairs of, or relating to, the Company or its customers or other persons having dealings with it), whether such information is oral, in writing, electronic or other form, whether tangible or otherwise or marked in writing as “confidential”, and all and any information which has been or may be derived or obtained from any such information.

23.31.2                               The Confidential Information:

23.31.2.1                     is in the exclusive possession or under the direct control of the Company;

23.31.2.2                     is and has been kept strictly confidential;

23.31.2.3                     is adequately and properly documented and accessible, such that the Purchaser will be able to take the full benefit of it; and

23.31.2.4                     is not subject to any third party restriction as to its use, exploitation or disclosure.

23.31.3                               The Company has always had in place and operated adequate and documented procedures to maintain the confidentiality of the Confidential Information.

23.31.4                               The Company has not disclosed, nor is it obliged to disclose, any of the Confidential Information to any person, except:

23.31.4.1                     to its officers and employees who are bound by obligations of confidence; or

23.31.4.2                     to third parties in the ordinary course of the Company’s business subject to a valid and enforceable agreement under which the recipient is obliged to maintain its confidentiality and to use it only for the purposes for which it was disclosed by the Company and is restrained from disclosing it further.

23.31.5                               A list of all agreements containing confidentiality obligations of the Company to any third party is set out in the Disclosure Letter.

23.31.6                               A list of all agreements containing confidentiality obligations of a third party to the Company is set out in the Disclosure Letter.

23.31.7                               There has not been:

23.31.7.1                     any breach of any confidentiality obligations given by third parties in relation to the Confidential Information; or

23.31.7.2                     any actual or alleged misuse by any person of the Confidential Information,

23.31.7.3                     and so far as the Warrantors are aware, there are no circumstances which are likely to give rise to any such breach or actual or alleged misuse.

23.31.8                               No Confidential Information has been subject to disclosure pursuant to the Freedom of Information Act 2000 or the Environmental Information Regulations 2004.

23.31.9                               The Company has not used, nor uses, any confidential information which it has received from any third party other than in accordance with the confidentiality protection that is applicable to that confidential information.

24.                               Guarantees, etc

The Company has no outstanding obligations or liabilities (whether actual or contingent) under any guarantee, security, indemnity, agreement or other commitment in respect of any obligations or liabilities of any third party.

25.                               Contracts

25.1                        The Company is not, (nor has it agreed to become) a party to, bound by or liable under, any Contract which:

25.1.1                                      is not on arm’s length commercial terms in the ordinary course of its business

25.1.2                                      relates to the acquisition of securities of any other entity or the acquisition of the business and/or assets of any other entity or person;

25.1.3                                      relates to the sale of securities held by the Company or the sale by the Company of its business or any part of it;

25.1.4                                      involves any agency, distributorship, franchise, consortium, collaboration, partnership, partnering, joint venture or profit sharing arrangement;

25.1.5                                      limits or excludes it right to do business and/or compete in any geographical area or field or with any person;

25.1.6                                      is dependent on any guarantee, indemnity or security provided by any other person;

25.1.7                                      cannot be readily fulfilled or performed by it on time without undue or unusual expenditure or application of money, effort or personnel, or is reasonably likely to result in a loss to it on completion of performance;

25.1.8                                      is of a long-term nature, being:

25.1.8.1                            for a fixed term of six months or more;

25.1.8.2                            for an indefinite term which cannot be terminated by it in accordance with its terms on 60 days’ notice or less without compensation; or

25.1.8.3                            unlikely to have been fully performed, in accordance with its terms, within six months after the date on which it was entered into, made or undertaken;

25.1.9                                      involves or is likely to involve expenditure by it or other liability on its part of more than £25,000 in aggregate or payments to it of more than £25,000 in aggregate;

25.1.10                               is for the supply by or to it of goods and/or services:

25.1.10.1                     at fixed prices for a period of more than three months from the date of order;

25.1.10.2                     where prices relate to minimum purchasing requirements, targets or similar incentive schemes;

25.1.10.3                     where payment is in or by reference to any currency other than sterling or by reference to fluctuations in any index; or

25.1.10.4                     exclusively to or from any person; or

25.1.10.5                     on terms that title to goods does not pass until full payment is made; or

25.1.11                               is otherwise of an unusual or onerous nature or is likely to involve obligations or liabilities which by reason of their material nature or magnitude ought to be made known to the Purchaser.

25.2                        Copies of the Company’s standard terms of business are set out in the Disclosure Letter.  The Company has not entered into any Contract with a Key Customer for the supply of goods and/or the provision of services or with a Key Supplier for the purchase of goods and/or services other than on such standard terms.

25.3                        Each Contract is in full force and effect and binding on the parties to it.

25.4                        The Company is not and, so far as the Warrantors are aware, no other party is in breach of any Contract.  So far as the Warrantors are aware, there are no circumstances which are likely to give rise to such a breach.

25.5                        No notice of termination of or intention to terminate any Contract has been received by the Company and, so far as the Warrantors are aware (but without having made any specific enquiry of any customer or supplier of the Company in respect of giving this warranty), none is anticipated.  No notice of termination of or intention to terminate any Contract has been given by the Company, and (but for this agreement) it would have no intention to do so.

25.6                        There are no grounds for termination, rescission, avoidance, repudiation or material change in the terms of any Contract.

26.                               Key Customers and Key Suppliers

26.1                        Full and accurate details of:

26.1.1                                      each Key Customer and Key Supplier (including the type of goods and/or services supplied to or obtained from it, and the aggregate value of sales to or purchases from it in the financial year ended on the Accounts Date and in the current financial year); and

26.1.2                                      the principal terms of all Contracts with Key Customers and Key Suppliers (including any restrictions imposed on any party to them),

are set out in the Disclosure Letter.

26.2                        In the last 12 months, no Key Customer or Key Supplier has:

26.2.1                                      stopped or reduced substantially its trading with the Company;

26.2.2                                      substantially changed the terms of its trading (including prices) with the Company; or

26.2.3                                      notified the Company of its intention to do so,

and, so far as the Warrantors are aware (but without having made any specific enquiry of any customer or supplier of the Company in respect of giving this warranty), there are no circumstances which are likely to result in any of such things, whether as a result of Completion or otherwise.

26.3                        The Company has not given, paid or received (or agreed to give, pay or receive) any discount, volume rebates, allowances, commission payments or the like (whether or not legally binding) to any of its Key Customers or from any of its Key Suppliers.

26.4                        The Company has not agreed any unusual credit terms (being payment more than 30 days after the date of invoice) with any of its Key Customers or Key Suppliers.  In the last 12 months, no Key Customer has been regularly more than 30 days late in making payments due to the Company.

26.5                        So far as the Warrantors are aware (but without making enquiry of any Key Customer or Key Supplier), (a) no Insolvency Event has occurred in relation to any Key Customer or Key Supplier and (b) there are no circumstances which are likely to give rise to such an Insolvency Event.

27.                               Tenders

No offer, tender or the like made by the Company is outstanding which is capable of being converted into a Contract by an acceptance or other act of a third party (other than offers, tenders or the like made in the ordinary course of the Company’s business).  None of such offers, tenders or the like made by the Company in the ordinary course of the Company’s business involves or will involve, individually, expenditure by the Company in excess of £25,000.

28.                               Products and services

28.1                        The Company has not manufactured, sold, supplied or provided any goods or services (and there are no goods in stock or in the course of design or production) which:

28.1.1                                      are faulty or defective;

28.1.2                                      are dangerous or injurious;

28.1.3                                      do not comply with any specifications or terms of sale or supply agreed in respect of them or with any warranties and representations expressly or impliedly made by the Company;

28.1.4                                      do not comply with all applicable laws, standards and requirements.

28.2                        The Company has not given any guarantee or warranty or made any representation in respect of goods or services that have been, or will be, sold, supplied or provided by it, other than those implied by applicable laws.

28.3                        The Company has at all times performed all services that were or are part of the business of the Company in a professional and workmanlike manner, with the degree of skill and care that is required by good and sound professional procedures and practices.

28.4                        The Company is not obliged to service, repair, maintain, take back, make good or otherwise do or not do anything in respect of goods or services that have been sold, supplied or provided by it other than as required by applicable laws.  The Company has not, after such goods or services have been sold, supplied or provided by it, serviced, repaired, maintained, taken back, made good or otherwise done anything in respect of such goods or services which is not covered by any guarantee, warranty or representation made or given by the Company (or required by applicable laws).

28.5                        Full and accurate details of all customer complaints, claims or returns made to the Company in the last two years are set out in the Disclosure Letter.

28.6                        There is no outstanding claim against the Company in relation to any goods or services manufactured, sold, supplied or provided by it.  There are no circumstances which are likely to result in any such claim.

28.7                        The Company has not made any product recalls in the last five years.  So far as the Warrantors are aware, there are no circumstances which are likely to result in any such product recalls.

28.8                        The Company is not aware of any technology impediments which would require major development that would materially affect the trading prospects of the Company or a Group Company, which has not been disclosed to the Purchaser in writing by the date of this Agreement.

28.9                        Paragraph 28.9 of the Disclosure Letter, contains a complete and accurate list (by name and version number) of all Company Products (which term, for the purposes of this paragraph 28, is as defined in paragraph 23.14), including all software, firmware, or microcode incorporated in a Company Product and identifies, for each such Company Product, whether the Company provides support or maintenance for such Company Product.

28.10                 So far as the Warrantors are aware, no Company Product contains, or has contained, any Product Virus.

28.11                 The Company has taken all reasonable steps to prevent the introduction of Product Viruses into Company IP Assets (which term, for the purposes of this paragraph 28, is as defined in paragraph 23.14).

28.12                 Paragraph 28.12 of the Disclosure Letter contains full details of all bugs, errors and defects in the Company Products (all of which are immaterial).

28.13                 There are no bugs, errors or defects with respect to any of the Company Products that could reasonably be expected to result in the Company incurring Losses that exceed £25,000 with respect to any particular bug, error or defect or series of related bugs, errors or defects.

28.14                 There have been and are no claims asserted against the Company or any of its distributors or Customers related to bugs, errors or defects in Company Products alleging breach of Contract by the Company other than immaterial warranty claims under the Company’s standard form of customer contract for repair or replacement remedies offered to Customers in the ordinary course of business.

28.15                 Each Company Product offered for sale, sold or delivered by the Company has been in conformity in all material respects with all applicable law and specifications, and, in accordance with all express and (to the extent not effectively disclaimed) implied warranties.  The Company has no liabilities for replacement or repair thereof or other Losses in connection therewith other than warranties under the Company’s standard form of customer contract for repair or replacement remedies offered to Customers in the ordinary course of business for which the Company has made adequate reserves in the Accounts and Management Accounts.

28.16                 No Company Products have been recalled or required under applicable law to be recalled.  There are no facts in existence as of the date of this agreement which could reasonably be expected to give rise to a product liability claim or an epidemic defect, product recall or hazard condition with respect to any Company Product.

28.17                 The Company has at all times performed all services that were or are part of the business of the Company in a professional and workmanlike manner, with reasonable skill and care.

29.                               Licences

29.1                        The Company has all licences, certificates, consents, exemptions, permits, registrations, authorisations, permissions and approvals (“Licences”) required to own and use its assets and to carry on its business in the places and in the manner in which its business is currently carried on.  Full and accurate details of all subsisting Licences and any outstanding or pending applications for any Licence are set out in the Disclosure Letter.  None of the Licences is subject to any onerous terms and conditions.

29.2                        All the Licences held by the Company are in full force and effect.  None of such Licences are due for renewal in the next 12 months.  The Company is not nor has ever been in breach of any terms and conditions of any such Licence.  So far as the Warrantors are aware, there are no circumstances which are likely to:

29.3                        result in any such Licence being suspended, terminated, varied, revoked or not renewed (in whole or in part);

29.4                        require material expenditure to comply with the terms of any such Licence; or

29.5                        prejudice the renewal or extension of any such Licence.

30.                               Competition

30.1                        The Company has not received any communication from any person suggesting that it may enjoy a dominant position in any relevant market.  So far as the Warrantors are aware, the Company does not enjoy nor has ever enjoyed a dominant position in any such market.

30.2                        Neither the Company, nor any person for whose acts or defaults the Company may be vicariously liable, is or has been a party to or involved in any agreement, arrangement, practice or conduct which (in whole or in part) may infringe or has infringed any applicable competition, state aid, anti-trust, anti-restrictive or anti-abusive trade practice or merger control laws (“Competition Laws”).

30.3                        The Company has not:

30.3.1                                      received any notice, request for information, order, letter, process or other communication of any kind from any Authority in relation to any Competition Law;

30.3.2                                      received any written or verbal complaint or threat to complain under, or by reference to any alleged infringement of, any Competition Law from any person;

30.3.3                                      been the subject of or affected by any investigation, reference or proceedings in relation to any Competition Law; or

30.3.4                                      been party to any proceedings in which any Competition Law was pleaded or relied on,

and, so far as the Warrantors are aware, there are no circumstances which are likely to give rise to any of such things.

30.4                        The Company has not:

30.4.1                                      notified or registered any agreement or other arrangement (whether for negative clearance, exemption, guidance, a decision or any other reason) to or with any Authority; or

30.4.2                                      given any written assurance or undertaking to any Authority, nor is it subject to any undertaking, decision, order or other instrument made,

in relation to any Competition Law.

30.5                        The Company has not been subject to or affected by any existing or pending judgment, order, ruling or decision of any Authority having jurisdiction under Competition Laws.

30.6                        The Company has not been a party to any merger, acquisition or joint venture which was legally required to have been notified to any Authority for approval under any applicable laws on the control of mergers or concentrations but which was not so notified or which was so notified but was put into effect before any such approval was obtained or contrary to a decision of the relevant Authority prohibiting the merger, acquisition or joint venture.

31.                               Anti-corruption

31.1                        The Company and its current and former officers and employees have complied with all applicable anti-bribery and anti-corruption laws (including any which have extra-territorial effect) and codes of practice (“Anti-Corruption Laws”).  So far as the Warrantors are aware, each agent, representative or third party that is or was authorised to act on behalf of the Company (“Business Intermediary”) has conducted its business relating to the Company in compliance with all Anti-Corruption Laws.

31.2                        The Company has instituted and maintained appropriate policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance by the Company and its officers, employees and Business Intermediaries for the time being with all Anti-Corruption Laws.  Full and accurate details of such policies and procedures are set out in the Disclosure Letter.

32.                               Powers of attorney

The Company has not given any power of attorney or similar authority (whether express, implied or ostensible) to any third party which remains in force, authorising such third party to represent and bind it, either in general or for any special purposes, other than authorities given to its officers and employees to enter into routine trading contracts in the ordinary course of its business in the normal course of their duties.

33.                               Trade associations

The Company is not a member of any trade association or similar body, and no such body is relevant to or has any material influence over the business of the Company as currently carried on.

34.                               Employees

34.1                        Definition

In this paragraph 34, “employee” means any individual who works or performs services under a contract of employment with the Company or any other contract, whether express or implied, under which the individual undertakes to do or perform personally any work or services for the Company (unless, by virtue of such a contract, the Company’s status is that of client or customer of a profession or business undertaking carried on by that individual), and the terms “contract of employment” and “terms of employment” shall be construed to include such a contract for personal services.

34.2                        Employees and terms of employment

34.2.1                                      The Disclosure Letter contains full and accurate details of all employees of the Company and full and accurate details of their terms of employment, including:

34.2.1.1                            the name, job title, employing Company, work location, date of birth, start date and, if different, date of commencement of continuous service, of each employee;

34.2.1.2                            full and accurate details of the remuneration (including salary, bonuses, commission, profit sharing arrangements, incentive payments, holiday pay and other payments) of each employee and full and accurate details of all contractual and non-contractual benefits or payments which the Company provides or which it is bound to provide (whether now or in the future) whether during any periods of sickness, incapacity, disablement or leave, on termination of employment or otherwise (including share option schemes, loan arrangements and insurance schemes);

34.2.1.3                            (if the employee works and/or is paid outside the United Kingdom) the country in which each employee works and/or is paid;

34.2.1.4                            the length of notice necessary to terminate the contract of employment of each employee or, if the contract is for a fixed term, the expiry date of the fixed term together with details of any previous renewals;

34.2.1.5                            whether the employee is on maternity, paternity, shared parental, parental or adoption leave or secondment or other leave, or has been absent due to ill health or for any other reason for a continuous period of one month or more, or is likely to be absent for a continuous period of one month or more, including the reasons for absence;

34.2.1.6                            any reasonable adjustments currently being made for any employee who is a disabled person under the Equality Act 2010;

34.2.1.7                            a list of all employees considered to be key to the business of the Company;

34.2.1.8                            a copy of the contract of employment of any officer or employee of the Company who is a director of the Company or whose annual salary before Tax is in excess of £40,000;

34.2.1.9                            copies of each standard form contract of employment used for each employee, together with a complete and accurate list of the employees to whom each such standard contract applies; and

34.2.1.10                     copies of all of the Company’s staff handbooks, HR policies and procedures, together with details of all of the employees of the Company to whom each applies.

34.2.2                                      No employee of the Company is employed on terms which differ materially from the standard contract which is stated to apply to him.

34.2.3                                      All employees of the Company are employed by the Company exclusively in its business.

34.2.4                                      The Company does not use the services of any individuals who are not treated as employees (including consultants, independent contractors, freelancers, outworkers, agency workers or persons treated as self-employed, contracted labour or agents).

34.2.5                                      No person is currently seconded to or from the Company.

34.2.6                                      The Company has not entered into or made any outsourcing agreements or other arrangements with any third party under which any person may become or cease to be an employee of the Company upon the termination or expiry of such agreements or arrangements.

34.2.7                                      No offer of a contract of employment or engagement has been made by the Company to any person which has not yet been accepted, or which has been accepted but the individual’s employment or engagement has not yet commenced.

34.2.8                                      The Company has in its possession a copy of an original document validly evidencing the right of each of its employees to work for it in the United Kingdom.

34.2.9                                      The Company has not made any loan to any of its officers or employees which remains outstanding, or agreed to make any loan to any such officer or employee.

34.2.10                               Since the Accounts Date:

34.2.10.1                     the Company has not changed, or agreed to change or is under any obligation to change, the terms of employment of any of its employees; and

34.2.10.2                     the Company has not provided, or agreed to provide, a gratuitous payment or benefit to any of its current or former officers or employees, or to any of their respective dependants.

34.2.11                               No amounts due from the Company to or in relation to any of its current or former officers or employees (including PAYE and national insurance and pension contributions and holiday pay) are in arrears or unpaid other than salary in respect of the current month in the ordinary course of business and no amounts in respect of bonus, commission, profit share, overtime or holiday pay have accrued (in whole or in part) but are not yet due for payment to any of its officers or employees.

34.2.12                               The Company has no obligation to make a payment on redundancy in excess of that required by applicable statutory requirements.

34.3                        Termination of employment

34.3.1                                      No employee of the Company has given or received notice terminating his contract of employment, nor, so far as the Warrantors are aware, is any such notice pending or threatened or expected.

34.3.2                                      Each contract between the Company and any of its employees can be terminated by the Company giving three months’ notice or less without giving rise to the making of a payment in lieu of notice or a claim for damages or compensation for breach of contract.

34.3.3                                      There is no statutory or regulatory restriction on any employee of the Company continuing to work for the Company on an indefinite basis.

34.4                        Trade unions and employee representatives

34.4.1                                      The Company has not entered into any recognition or other agreement with a trade union or received any request from a trade union for recognition in the last three years, or carried out any act which may be construed as giving a trade union any legal entitlement in relation to recognition.

34.4.2                                      The Company has not received or issued any request for the establishment of information and consultation arrangements, whether under the Information and Consultation of Employees Regulations 2004 or otherwise.

34.5                        Employment disputes

34.5.1                                      The Company is not involved in any industrial or trade dispute with any trade union or other group or organisation representing any of its employees and there are no circumstances, including the identity of the Purchaser, which are likely to give rise to such a dispute.

34.5.2                                      The Company has no dispute, claim, legal action, proceeding, suit, litigation, prosecution, arbitration or any other form of alternative dispute resolution or liability outstanding with or in relation to any of its current or former officers or employees, no such dispute is pending or threatened and so far as the Warrantors are aware, there are no circumstances which are likely to give rise to such a dispute or liability.

34.5.3                                      The Company has no current disciplinary investigations, proceedings or appeals in respect of any of its current or former officers.

34.6                        Employees - compliance

In relation to its current and former officers and employees and any recognised trade union or employee representative of such employees, the Company has in all material respects:

34.6.1                                      maintained adequate and suitable records;

34.6.2                                      complied with all applicable laws, collective agreements, terms and conditions of employment or engagement, codes of conduct and customs and practices; and

34.6.3                                      complied with all requirements of any Authority and the Central Arbitration Committee or the Advisory Conciliation and Arbitration Service.

34.7                        Inquiries and investigations

There are no inquiries, investigations or proceedings existing, pending or threatened affecting the Company in relation to any of its current or former officers or employees or groups of employees or former employees by the Commission for Equality and Human Rights or the Health and Safety Executive or any other Authorities with similar functions or powers in relation to any employee.

34.8                        TUPE

34.8.1                                      In the last 12 months, the Company has not been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment Regulations) 2006);

34.8.2                                      No detrimental change has been made to any of the terms and conditions and/or working conditions of any employee of the Company for a reason connected to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment Regulations) 2006.

34.9                        Effect of the Acquisition

The entry into and performance of this agreement and all other Acquisition Documents will not:

34.9.1                                      result in any payment or other benefit to any officer or employee of the Company;

34.9.2                                      entitle any employee of the Company to give notice to terminate his contract of employment or to any additional period of notice;

34.9.3                                      so far as the Warrantors are aware, result in any employees of the Company giving notice to terminate their employment; or

34.9.4                                      so far as the Warrantors are aware, adversely affect the Company’s employee relations.

35.                               Pensions

35.1                        Pension arrangements

Subject to paragraph 34.2 of the Disclosure Letter, there is not and has not been in operation, no proposal has been announced to enter into or establish, and the Company does not contribute, is not bound to contribute either now or in the future, nor has contributed to, any agreement, arrangement, scheme, custom or practice (whether or not (a) enforceable, (b) a registered pension scheme under the Finance Act 2004 and/or (c) funded for in advance) for the payment of any pensions, allowances, lump sums or other benefits on death, retirement or termination of employment (whether voluntary or not), or during any period of sickness or disablement, for or in respect of any of the Company’s current or former officers or employees or any of their respective dependants.

35.2                        Statutory compliance

35.2.1                                      The Company has at all times complied with Part 1 of the Pensions Act 2008 and the Welfare Reform and Pensions Act 1999 and all regulations made under them and there are no circumstances which could result in any penalty for failure to comply with such acts or regulations becoming payable by the Company.

35.2.2                                      Full details of the Company’s staging date (as defined in the Employers’ Duties (Implementation) Regulations 2010) and the steps the Company has taken to prepare for compliance with the employers’ duties under Part 1 of the Pensions Act 2008 are Disclosed.

35.2.3                                      The Company has not taken the decision under regulation 3 of the Employers’ Duties (Implementation) Regulations 2010 to bring forward the date that the duties under Part 1 of the Pensions Act 2008 will apply to it.

35.3                        TUPE

No employee or former employee of the Company has ever had his contract of employment transferred to the Company from another employer in circumstances where:

35.3.1                                      the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 applied; and

35.3.2                                      the employee or former employee was entitled to defined benefit occupational pension scheme rights in respect of his employment before such transfer to the Company.

35.4                        Moral hazard issues

35.4.1                                      The Company is not nor has it been connected with, or an associate of, an employer (within the meaning of sections 249 and 435 of the Insolvency Act 1986 respectively) in relation to a defined benefit occupational pension scheme.

35.4.2                                      No contribution notices or financial support directions have been issued by the Pensions Regulator against the Company.  There are and have been no circumstances which could give rise directly or indirectly to a liability on the Company or the Purchaser arising out of the operation of sections 38 to 57 (inclusive) of the Pensions Act 2004.

36.                               Compliance with laws

36.1                        The Company has conducted its business and dealt with its assets in accordance with all applicable laws.

36.2                        Neither the Company nor any person for whose acts or defaults the Company may be vicariously liable has done or omitted to do anything which is or is likely to be in contravention of any applicable law or of any requirement of any Authority to which it is subject or submits.

37.                               Disputes and investigations

37.1                        The Company is not, nor is any person for whose acts or defaults the Company may be vicariously liable, involved, nor has it or any of such other persons been involved, in any dispute, claim, legal action, proceeding, suit, litigation, prosecution, arbitration or any other form of alternative dispute resolution (“Dispute”).

37.2                        No Dispute is pending or threatened by or against the Company and, so far as the Warrantors are aware, there are no circumstances which are likely to give rise to any Dispute.

37.3                        There is not and has not been any investigation, inquiry or enforcement proceedings by any Authority concerning the Company, its business or any of its assets and, so far as the Warrantors are aware, none is pending or threatened.

37.4                        There is no judgment, order, ruling or decision of any Authority against the Company which remains outstanding or by which the Company or any of its assets is bound, subject or affected.

37.5                        The Company has not given any assurances or undertakings (whether legally binding or not) to any Authority.

37.6                        There are no circumstances which are likely to give rise to any of the matters in paragraphs 37.3, 37.4 or 37.5.

38.                               Effect of the Acquisition

The entry into and performance of this agreement and all other Acquisition Documents will not:

38.1                        conflict with, or result in a breach of, or give rise to an event of default under, or require the consent of or the giving of notice to any person under any Contract or Licence held by the Company, under applicable laws, or under any requirement of any Authority to which the Company is subject or submits;

38.2                        result in the termination of, or enable any person to terminate or alter the terms of, any Contract or Licence held by the Company;

38.3                        result in the Company losing the benefit of any Licence or any asset, right or privilege which it now enjoys;

38.4                        relieve any person from any obligation to, or restriction benefiting, the Company or the Company’s assets, or enable any person to determine any such obligation or restriction or to alter its terms;

38.5                        enable any person to exercise a right in respect of the Company;

38.6                        result in the creation, imposition, crystallisation or enforcement of any Encumbrance affecting any of the assets, undertaking or goodwill of the Company;

38.7                        so far as the Warrantors are aware (but without having made any specific enquiry of any customer or supplier of the Company in respect of giving this warranty), result in any Key Customer or Key Supplier ceasing to deal with the Company, or dealing with the Company on a smaller scale or on less advantageous terms; or

38.8                        so far as the Warrantors are aware, adversely affect the goodwill of the Company.

39.                               Acquisition costs

Save as set out in part 1 of schedule 7 and Permitted Leakage, the Company has not paid, nor is it liable for, any finder’s fee, brokerage or other commission or advisers’ fees, costs or expenses in connection with the Acquisition or any other Acquisition Document.

SCHEDULE 3:  TAX

Part 1:         Tax Covenant

1.                                      Definitions and interpretation

1.1                               In this schedule:

“Accounting Standards” means generally accepted accounting practice as applied in the United Kingdom;

“Accounts Relief” means:

(a)                                                         a Relief which has been treated as an asset in the Accounts;

(b)                                                         the Carried Forward Trading Loss; and

(c)                                                          a Relief which has been taken into account in computing a provision for deferred Tax which appears in the Accounts or has resulted in no provision for deferred Tax being made in the Accounts ;

“Actual Tax Liability” means a liability of the Company to make a payment of or in respect of Tax;

“Assessment” means any claim, notice, demand, assessment, letter or other document issued or any action taken by or on behalf of any person (including a Tax Authority) from which it appears that the Company has or may have a Tax Liability;

“CAA” means the Capital Allowance Act 2001;

“Carried Forward Trading Loss” means the carried forward trading loss of £358,000 in respect of the period ended on the Accounts Date;

“CTA 2009” means the Corporation Tax Act 2009;

“CTA 2010” means the Corporation Tax Act 2010;

“Effective Tax Liability” means:

(a)                                                         the unavailability of any Accounts Relief; or

(b)                                                         the set off against any Tax or against income, profits or gains of any Accounts Relief, Interim Relief or any Post Completion Relief in circumstances where, but for such set off, an Actual Tax Liability would have arisen in respect of which the Warrantors would have been liable to the Purchaser under this schedule;

“EMI CT Deduction” means the deduction for corporation tax purposes arising under Part 12 of CTA 2009 as a result of the exercise of the EMI Options;

“EMI Options” means the EMI Options granted by the Company to Marius Munder and Muhammad Javed on 23 April 2015;

“Event” means any act, omission, event or transaction;

“FA” followed by a year means the Finance Act of that year;

“HMRC” means HM Revenue & Customs;

“ICTA” means the Income and Corporation Taxes Act 1988;

“IHTA” means the Inheritance Tax Act 1984;

“Interim Relief” means a Relief to the extent that it arises in the ordinary course of business of the Company in the period commencing immediately after the Accounts Date and ending on Completion and for the avoidance of doubt does not include the EMI CT Deduction;

“ITA” means the Income Tax Act 2007;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Loan Relationship” has the meaning given by section 302 CTA 2009;

“Post Completion Relief” means a Relief to the extent that it arises after Completion;

“Relevant Amount” means, in relation to an under stated right to repayment of Tax referred to in 8.2.1 or a Relief referred to in paragraph 8.2.2, an amount equal to such under stated right to repayment of Tax or the Tax saved by such Relief at the date such Relief is utilised;

“Relevant Step” and “Relevant Third Person” have the meanings given in section 554A of ITEPA;

“Relief” means any loss, relief, allowance, credit, deduction, exemption or set off in respect of Tax or any right to repayment of Tax;

“Tax” means any form of tax and any duty, withholding, contribution, impost or tariff in the nature of tax (including, for the avoidance of doubt, any liability under section 455 CTA 2010 and any national insurance contribution liabilities or deductions under PAYE in the United Kingdom and any equivalent or similar obligations elsewhere), together with all related penalties and interest;

“Tax Authority” means any Authority competent to impose, assess, collect or administer any Tax;

“Tax Liability” means any Actual Tax Liability or Effective Tax Liability which gives rise to a Tax Claim, or any other liability which gives rise to a claim under paragraph 2.5 or 2.7;

“TCGA” means the Taxation of Chargeable Gains Act 1992;

“TIOPA” means the Taxation (International and Other Provisions) Act 2010;

“TMA” means the Taxes Management Act 1970;

“VAT” means Value Added Tax; and

“VATA” means the Value Added Tax Act 1994.

1.2                               The value of an Effective Tax Liability is:

1.2.1                                             where the Effective Tax Liability involves the unavailability of any Accounts Relief:

1.2.1.1                                   if the Accounts Relief which is unavailable is a right to repayment of Tax, the amount of the repayment which is unavailable; and

1.2.1.2                                   if the Accounts Relief which is unavailable is not a right to repayment of Tax, the amount of additional Tax which the Company is liable to pay which it would not have been liable to pay if the Accounts Relief was available and if there is no such Tax by the date falling 6 years from Completion the value of the Effective Tax Liability under this 1.2.1.2 shall be nil; or

1.2.2                                             where the Effective Tax Liability involves the set off of an Accounts Relief, Interim Relief or Post Completion Relief, the amount of additional Tax which the Company would have been liable to pay if the set off had not occurred;

1.3                               In this schedule, references to a Tax Liability in respect of income, profits or gains earned, accrued or received include a Tax Liability in respect of income, profits or gains treated for the purposes of the relevant Tax as having been earned, accrued or received.

1.4                               In this schedule, references to a Tax Liability arising as a result of or by reference to any Event include a Tax Liability where the Event is treated for the purposes of the relevant Tax as having occurred.

1.5                               In this schedule, references to any matter or thing occurring in the ordinary course of business exclude the following:

1.5.1                                             any grant, disposal or supply of any asset, service or right to the extent that the consideration treated as received by the Company for the purposes of the relevant Tax exceeds the consideration actually received by it;

1.5.2                                             any Event involving the Company that gives rise to a Tax Liability on deemed (as opposed to actual) profits or to the extent that it gives rise to a Tax Liability on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset;

1.5.3                                             the making or declaring of any distribution and the grant or release of any right to any distribution and, for the purposes of this paragraph, distribution shall include any matter or thing that is treated as a distribution for the purposes of the relevant Tax; and

1.5.4                                             any Event involving the Company ceasing to be a member of the same group of companies or otherwise affiliated or connected with any other person for the purposes of any Tax;

1.5.5                                             the grant or exercise of the EMI Options or an Event that has given rise to a specific deduction under Part 1 of Schedule 7; and

1.5.6                                             any Event which gives rise to any penalty or interest relating to Tax.

1.6                               Any reference to any indemnity or covenant to pay (“Payment Obligation”) being given on an “After Tax Basis” or expressed to be “calculated on an After Tax Basis” means that, to the extent that the amount payable pursuant to such Payment Obligation (“Payment”) is subject to a deduction or withholding required by Law in respect of Tax or is chargeable to any Tax in the hands of the recipient, such shall be increased so as to ensure that, after taking into account:

1.6.1                                             the amount of Tax required to be deducted or withheld from, and the Tax chargeable on, such amount (including on the increased amount); and

1.6.2                                             any Tax credit, repayment or other benefit which is available to the indemnified party or the recipient of the Payment solely as a result of the matter or thing giving rise to the Payment Obligation, receiving the Payment or the deduction or withholding in question, the recipient of the Payment is in the same position as it would have been in if the matter or thing giving rise to the Payment Obligation had not occurred PROVIDED ALWAYS THAT if the Purchaser assigns the benefit of this agreement, the Warrantors shall not be liable pursuant to this clause to increase such amount save to the extent that the Warrantors would have been so liable had no such assignment occurred.

1.7                               It shall be assumed for the purposes of determining whether a Tax Liability or any Relief arises on, before or after Completion, that the date of Completion is the end of an accounting period for the purposes of section 10 CTA 2009.

2.                                      Tax Covenant

The Warrantors covenant to pay to the Purchaser an amount equal to:

2.1                               any Actual Tax Liability to the extent that it arises by reference to any Event which occurred or any income, profits or gains which were earned, accrued or received before or on Completion;

2.2                               the value of any Effective Tax Liability;

2.3                               any Actual Tax Liability arising by reference to the non payment of Tax by the Warrantors, or any other person (other than the Company) which is, or has been, treated for the purposes of any Tax as being connected with the Warrantors at any time before Completion;

2.4                               any Actual Tax Liability which consists of a liability to account at any time for income tax and/or national insurance contributions pursuant to Part 7A ITEPA, or equivalent social security regulations, as a result of a Relevant Step having been entered into where the arrangements pursuant to which the Relevant Step is taken were entered into prior to Completion and the Relevant Step giving rise to the liability was not entered at the instruction or request or with the consent of the Purchaser;

2.5                               any liability for inheritance tax which:

2.5.1                                             is a liability of the Company and arises as a result of a transfer of value occurring or being deemed to occur before or on Completion (whether or not in conjunction with the death of any person whenever occurring);

2.5.2                                             has at Completion given rise to a charge on any of the shares in or assets of the Company or given rise to a power to sell, mortgage or charge any of the shares in or assets of the Company; or

2.5.3                                             after Completion gives rise to a charge on any of the shares in or assets of the Company or gives rise to a power to sell, mortgage or charge any of the shares in or assets of the Company, and which arises as a result of a transfer of value occurring or being deemed to occur before or on Completion (whether or not in conjunction with the death of any person whenever occurring), provided that any right to pay inheritance tax by instalments shall be disregarded and the provisions of section 213 IHTA shall not apply to any payment falling to be made under this schedule;

2.6                               any Actual Tax Liability which consists of a liability to account at any time for income tax and/or national insurance contributions in relation to an employment related security, an interest in an employment related security or an employment related securities option acquired pursuant to arrangements made before or on Completion and, for the purposes of this paragraph, employment related security and employment related securities option shall have the meanings given in Part 7 ITEPA;

2.7                               any liability for stamp duty and any related interest and penalties (such sum being recoverable from the Warrantors as a liquidated sum payable as a debt) in respect of which there is a breach of any of the Tax Warranties relating to stamp duty;

2.8                               any VAT payable in respect of the amounts listed in Part 1 of Schedule 7 to the extent that such VAT is not recoverable as input tax; and

2.9                               any reasonable out of pocket costs and expenses (excluding any VAT recoverable by the Purchaser as input tax) properly incurred by the Purchaser in connection with a Tax Liability under this paragraph 2.

3.                                      Application to Tax Claims

Unless otherwise expressly provided, the provisions of paragraph 1 and paragraph 4 shall apply for the purposes of any Tax Claim.

4.                                      Tax Claim limitations

4.1                               The Warrantors shall not be liable for any Tax Claim unless the Purchaser has given notice to the Warrantors of such Tax Claim before 5.00 pm on the seventh anniversary of Completion, provided that this limitation of time shall not apply in cases where HMRC issues an assessment pursuant to section 36(1A) TMA.

4.2                               The Warrantors shall not be liable in respect of any Tax Claim to the extent that:

4.2.1                                             the Tax Liability giving rise to such Tax Claim has been satisfied pursuant to a payment made by the Warrantors under clause 8 of this agreement;

4.2.2                                             a specific deduction of the Tax Liability giving rise to such Tax Claim has been made from the Consideration as expressly referred to, and to the extent set out, in Part 1 of Schedule 7 (Deductibles);

4.2.3                                             provision, allowance or reserve for the Tax Liability giving rise to such Tax Claim or the discharge or payment thereof was made or reflected in the Accounts;

4.2.4                                             the Tax Liability giving rise to such Tax Claim arose in the ordinary course of the Company’s business between the Accounts Date and Completion;

4.2.5                                             the Tax Liability giving rise to such Tax Claim results from the passing of, or any change in, law, Accounting Standards or the published practice of a Tax Authority or any increase in the rates of Tax or any imposition of Tax, both announced and occurring after Completion;

4.2.6                                             the Tax Liability giving rise to such Tax Claim would not have arisen but for a voluntary act after Completion of the Purchaser or the Company outside the ordinary course of business of the Company or the Purchaser (as the case may be) where there was no legal obligation on the Company or the Purchaser on or prior to Completion to do such act and the Company and the Purchaser knew, or ought reasonably to have known, that such act would have given rise to the Tax Liability in question;

4.2.7                                             the Tax Liability giving rise to such Tax Claim is the loss or non-availability of the Carried Forward Trading Loss which would not have arisen but for:

4.2.7.1                                   a voluntary act or omission after Completion of the Purchaser or the Company;

4.2.7.2                                   as a result of the Company being associated with one or more other companies in the Purchaser’s group after Completion;

4.2.7.3                                   a major change in the nature or conduct of the Company’s trade or a cessation of the Company’s trade in each case occurring after Completion; or

4.2.7.4                                   any transfer of the trade of the Company after Completion to any other company.

4.2.8                                             the Tax Liability giving rise to such Tax Claim arises or is increased by reason of or in consequence of:

4.2.8.1                                   any claim, disclaimer, election or surrender made or notice or consent given by the Purchaser or the Company after Completion (including, for the avoidance of doubt, any claim or disclaimer of Relief under Part 13 CTA 2009 (“Additional Relief on Expenditure for Research and Development”)) that was not taken into account in the Accounts;

4.2.8.2                                   any failure by the Purchaser or the Company after Completion to make any claim, disclaimer, election or surrender or give any notice or consent, or do any other thing after Completion (including, for the avoidance of doubt, the failure to make any claim or disclaimer of Relief under Part 13 CTA 2009 (“Additional Relief on Expenditure for Research and Development”)), the making, giving or doing of which was properly taken into account in the Accounts; or

4.2.8.3                                   the voluntary amendment after Completion by the Purchaser or the Company of any valid claim, disclaimer, election, surrender, notice or consent made or given on or before Completion (including, for the avoidance of doubt, the voluntary amendment after Completion by the Purchaser or the Company of any valid claim or disclaimer of Relief under Part 13 CTA 2009 (“Additional Relief on Expenditure for Research and Development”)).

4.2.9                                             the Tax Liability giving rise to such Tax Claim arises or is increased as a result of the failure of the Purchaser to comply with the provisions of paragraph 5 (Conduct in relation to Assessments) of this schedule;

4.2.10                                      any Relief other than an Accounts Relief or a Post Completion Relief:

4.2.10.1                            is available to the Company so as to reduce or eliminate the liability in question; or

4.2.10.2                            would have been so available had it not been used after Completion so as to reduce or eliminate a Tax Liability for which the Warrantors are not liable under this agreement,

4.2.11                                      the Tax Liability giving rise to such Tax Claim arises or is increased as a result of the Company ceasing to be entitled to the small companies’ rate of corporation tax as a result of being associated with one or more other companies in the Purchaser’s group after Completion;

4.2.12                                      where the amount giving rise to the potential liability under paragraph 2 relates to the loss or non-availability of the Carried Forward Trading Loss, the EMI CT Deduction is equal to or more than the amount of the Carried Forward Trading Loss lost or unavailable and/or the Company or the Purchaser after Completion claims a tax credit be paid in respect of that Carried Forward Loss;

4.2.13                                      the Tax Liability is a liability to pay VAT in respect of the amounts listed in Part 1 of Schedule 7 to the extent that such VAT is recoverable by the Company as input tax;

4.2.14                                      the Tax Liability is a liability to income tax under PAYE and/or employer’s or employee’s national insurance contributions in respect of the contractual bonuses set out in Part 2 of Schedule 7 .

4.3                               For the avoidance of doubt, the provisions of paragraph 1.1 (maximum cap), paragraph 6 (double recovery) of Schedule 4 (Limitations) shall apply to this Schedule to the extent stated to do so as if they were set out in full in this Schedule.

4.4                               There shall be no double recovery in respect of the same issue under this Tax Covenant or under this Tax Covenant and any other provision of this agreement and in particular (but without limiting the generality of this paragraph) in the event that the Carried Forward Trading Loss proves to be unavailable this shall give rise to one claim for loss of an Accounts Relief but not two claims under two limbs of the definition of Accounts Relief (being limb (b) and limb (c)).

5.                                      Conduct in relation to Assessments and Tax Computations

5.1                               If the Purchaser or the Company becomes aware of any Assessment which gives or may give rise to a Tax Claim, the Purchaser shall, or shall procure that the Company shall, promptly notify the Warrantors of the Assessment, and in any event in a case involving an assessment with a time limit for appeal at least 10 Business Days before the expiry of that time limit and in any other case within 14 days of receipt or becoming aware of the Assessment but such notification shall not be a condition precedent to the liability of the Warrantors in respect of any Tax Claim.

5.2                               The Purchaser agrees to take and procure that the Company shall take such action and gives such information and assistance as the Warrantors or the Warrantors’ professional advisers may reasonably request to resist, appeal or compromise any Assessment notified to the Warrantors in accordance with paragraph 5.1 provided that the Warrantors have agreed to indemnify the Purchaser and/or the Company in respect of any costs that it reasonably incurs in taking such action.

5.3                               The action which the Warrantors may request under paragraph 5.2 shall include the Purchaser or the Company applying to postpone (so far as legally possible) the payment of any Tax but not allowing the Warrantors or the Warrantors’ professional advisers to conduct negotiations and proceedings in respect of the Assessment in the name of the Company.

5.4                               If:

5.4.1                                             the Warrantors do not request the Purchaser to take action pursuant to paragraph 5.2 or

5.4.2                                             the Warrantors fail to agree to indemnify the Company and the Purchaser as required by that paragraph within 10 Business Days of the notice referred to in paragraph 5.1, the Warrantors shall cease to have any rights under this paragraph 5 in relation to that Assessment.

5.5                               The actions which the Warrantors may request under paragraph 5.2 shall not include:

5.5.1                                             allowing the Warrantors or their professional advisers to take on or take over the conduct of proceedings of any nature arising in connection with the Assessment;

5.5.2                                             agreeing to the settlement or compromise of any Assessment which is likely materially and adversely to affect either the future liability to Tax or the commercial position of the Purchaser or the Company;

5.5.3                                             contesting any Assessment before any court, tribunal or other appellate body unless, at the expense of the Warrantors, the Warrantors obtain on behalf of the Company the written opinion of Tax counsel (of at least 10 years’ standing) that the proposed course of action has a chance of success having regard to all the circumstances; and

5.5.4                                             any action requested by any trustee in bankruptcy of any Warrantor.

5.6                               If, in relation to an Assessment, a Tax Authority alleges in writing that any Warrantor (at any time) and/or the Company (before or on Completion) has committed an act or omission constituting fraudulent conduct in respect of the Tax Liability then the Warrantors shall cease to have any rights under this paragraph 5 in relation to that Assessment.

5.7                               The Purchaser and its advisers shall have conduct of the submission of any outstanding tax computations for all periods and of any enquiries arising from such tax computations but in the event of any enquiries raised by HMRC in relation to relief under Part 13 CTA 2009 (“Additional Relief on Expenditure for Research and Development”) in respect of any year up to and including the year ended 31 March 2015:

5.7.1                                             the Purchaser shall consult with the Warrantors and shall take into account any reasonable comments and recommendations that they may have prior to responding to such enquiries, provided that such comments and recommendations are provided in writing within 15 Business Days of written request by the Purchaser; and

5.7.2                                             The Warrantors shall supply promptly after written notice such information and assistance as the Purchaser or the Company shall reasonably request in writing in relation to any such claims for relief by the Company.

6.                                      Payment and due date

6.1                               Where the Warrantors become liable to make a payment in respect of a Tax Claim or otherwise under this schedule, the due date for making that payment shall be:

6.1.1                                             in the case of an Actual Tax Liability, the later of:

6.1.1.1                                   the fifth Business Day after the Purchaser makes a demand for payment; and

6.1.1.2                                   the fifth Business Day before the last date on which the Company would have had to have paid the Actual Tax Liability that has given rise to the Warrantors’ liability in order to avoid any related interest or penalty;

6.1.2                                             in a case falling within paragraph (a) of the definition of “Effective Tax Liability” (unavailability of Accounts Relief), the later of the fifth Business Day after the Purchaser makes a demand for payment and:

6.1.2.1                                   where the Accounts Relief which is unavailable was a right to repayment of Tax, the date on which the Company otherwise would have received such repayment; or

6.1.2.2                                   where the Accounts Relief which is unavailable was not a right to repayment of Tax, the date on which the Company first becomes liable to make a payment of Tax which it otherwise would not have had to make but for the loss of the Accounts Relief;

6.1.3                                             in a case falling within paragraph (b) of the definition of “Effective Tax Liability” (set off of Relief), the later of:

6.1.3.1                                   the fifth Business Day after the Purchaser makes a demand for payment; and

6.1.3.2                                   the date on which the Company would have become liable to make a payment of Tax but for the set off of the Accounts Relief, Interim Relief or Post Completion Relief; and

6.1.4                                             in any other case, the fifth Business Day after the Purchaser makes a demand for payment.

6.2                               Save to the extent that the Purchaser is already compensated by virtue of the subject matter of a Tax Claim, including interest and penalties, any sum not paid before or on the due date for payment shall bear interest from (and including) the due date for payment to (but excluding) the actual date of payment at the rate of two per cent per annum above the base lending rate for the time being of Barclays Bank plc (whether before or after judgment).  Interest shall accrue and be payable from day to day, and shall be compounded monthly.

6.3                               All payments made by the Warrantors in respect of a Tax Claim shall be paid without any deduction or withholding unless a deduction or withholding is required by Law.

6.4                               Subject to paragraph 6.3, all payments made by the Warrantors in respect of a Tax Claim shall be made on an After Tax Basis.

7.                                      Third party claims

7.1                               The Purchaser shall be entitled to control any litigation relating to any Tax Claim.

7.2                               If a payment has been made by the Warrantors to the Purchaser in respect of a Tax Claim and the Company is entitled to recover from any other person (including for the avoidance of doubt a Tax Authority) any sum in respect of the Tax Liability giving rise to the Tax Claim then the Purchaser shall notify the Warrantors of the entitlement as soon as reasonably practicable.

7.3                               The Purchaser shall or shall procure that the Company or the relevant member of the Purchaser’s Group shall take such action as the Warrantors shall reasonably request to enforce such recovery as is mentioned in paragraph 7.1 against the third party in question and shall account to the Warrantors for any sums so recovered to the extent of the Warrantors’ liability under the Tax Claim (including any interest or repayment supplement paid by the third party, but after deducting all costs and expenses of such claim and any Tax payable on the amount recovered) provided that the Warrantors agree to fully indemnify the Purchaser in respect of all associated costs incurred by the Purchaser or the Company.

7.4                               If:

7.4.1                                             the Warrantors do not request the Purchaser to take action pursuant to paragraph 7.2; or

7.4.2                                             the Warrantors fail to agree to indemnify the Company and the Purchaser as required by that paragraph within 10 Business Days of the notice referred to in paragraph 7.1, the Warrantors shall cease to have any rights under this paragraph 7 in relation to that right of recovery.

7.5                               The actions which the Warrantors may request under paragraph 7.2 shall not include:

7.5.1                                             allowing the Warrantors or their professional advisers to take on or take over the conduct of proceedings of any nature to enforce the recovery;

7.5.2                                             contesting such recovery before any court, tribunal or other appellate body unless, at the expense of the Warrantors, the Warrantors obtains on behalf of the Company the written opinion of Tax counsel (of at least 10 years’ standing) that the proposed course of action has a reasonable chance of success taking into account all the circumstances; and

7.5.3                                             any action requested by any trustee in bankruptcy of any Warrantor.

8.                                      Savings

8.1                               If the Purchaser becomes aware that a Relevant Amount (as defined in paragraph 8.2) has arisen or may arise, it shall notify the Warrantors as soon as practicable.

8.2                               A Relevant Amount shall be determined for the purposes of this paragraph as follows:

8.2.1                                             if a repayment of Tax (or interest on overpaid Tax or repayment supplement) is received (whether by way of repayment or set off) which was not taken into account in the Accounts and is not an Accounts Relief (or a research and development tax credit paid or payable by HMRC in respect of the Carried Forward Loss)  and which relates to any income, profit or gains received (or any Event which occurred) on or prior to the Accounts Date or which relates to any income, profits of gains received (or any Event which occurred) outside the ordinary course of business in between the Accounts Date and Completion then the amount of that repayment (together with any interest and/or repayment supplement) shall be a Relevant Amount.

8.2.2                                             if a Tax Liability which has resulted in the Warrantors having made a payment under this schedule or the Tax Warranties, or the circumstances giving rise to such Tax Liability, gives rise to a Relief then the amount of any Tax saved by the Company or the Purchaser after Completion as a result of that Relief shall be a Relevant Amount;

8.3                               Where a Relevant Amount has arisen as set out in paragraph 8.2, then:

8.3.1                                             the Relevant Amount shall first be set off against any payment then due from the Warrantors under this schedule; and

8.3.2                                             to the extent there is an excess, a refund shall be made to the Warrantors of any previous payment or payments made by the Warrantors under this schedule and not previously refunded under this paragraph up to the amount of such excess; and

8.3.3                                             to the extent that the excess referred to in paragraph 8.3.2 is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Warrantors under this schedule or under the Tax Warranties.

9.                                      Purchaser’s Covenants

9.1                               Subject to paragraph 9.2 the Purchaser covenants with the Warrantors to pay to the Warrantors an amount equal to any Tax Liability of the Company which is corporation tax assessed under Chapter 6 of Part 14 CTA 2010 on any Warrantor as a result of the Company failing to pay any Tax for which it is primarily liable, including all costs and expenses reasonably incurred by the Warrantors in connection therewith and any liability arising as a result of the failure of the Purchaser or the Company to apply an amount paid by the Warrantors to the Purchaser under this schedule, or in satisfaction of a claim for breach of the Tax Warranties, to discharge a liability to which the amount relates.

9.2                               Paragraph 9.1 shall not apply in respect of any Tax which gives rise to a liability for the Warrantors to make a payment to the Purchaser under a Tax Claim and which has not yet been paid.

9.3                               Where any amount is required to be paid to the Warrantors pursuant to paragraph 9.1 the amount shall be paid in cleared funds and the due date for payment shall be the later of the date that is five Business Days after the Warrantors notify the Purchaser of the liability to make such payment and two Business Days before the last date on which any of the Warrantors are liable to make a payment of the Tax that has given rise to the Purchaser’s liability under this paragraph 9 in order to avoid incurring a liability to fines, interest, penalties or surcharges.  Save to the extent that the Warrantors are already compensated by virtue of the subject matter of a claim under this paragraph 9, including interest and penalties, any sum not paid before or on the due date for payment shall bear interest from (and including) the due date for payment to (but excluding) the actual date of payment at the rate of two per cent per annum above the base lending rate for the time being of Barclays Bank plc (whether before or after judgment).  Interest shall accrue and be payable from day to day, and shall be compounded monthly.

9.4                               All payments made by the Purchaser in respect of a claim under this paragraph 9 shall be paid without any deduction or withholding unless a deduction or withholding is required by Law.

9.5                               Subject to paragraph 9.4, all payments made by the Purchaser under this paragraph 9 shall be made on an After Tax Basis.

Part 2:   Tax Warranties

1.                                      Tax compliance and general

1.1                               The Company has provided all information required for Tax purposes and has fully complied, on a timely basis, with all notices served on it and any other requirements lawfully made of it by any Tax Authority.  All returns of the Company have been made on a proper basis and are correct, and no such return is or, so far as the Warrantors are aware, is likely to be, the subject of any dispute with any Tax Authority.

1.2                               The Company has duly and punctually paid all Tax which it has become liable to pay and the Company is not, nor has in the last six years been, liable to pay any penalty, fine or interest in connection with Tax.

1.3                               The Company has deducted or withheld all Tax which it has been obliged by law to deduct or withhold from payments made by it, and has properly accounted to the relevant Tax Authority for all amounts so deducted or withheld.

1.4                               The Company has operated the “Pay As You Earn” system correctly, and has fully complied with all withholding, payment and reporting obligations in connection with payments made or benefits provided (whether by the Company or by any other person) for directors, other officers and employees of the Company.  The Company has made all deductions and payments required to be made in respect of national insurance contributions.

1.5                               The Company has not been subject to any audit, investigation, discovery or access order by any Tax Authority in the last 6 years and, so far as the Warrantors are aware, there are no circumstances which make it likely that an audit, investigation, discovery or access order will be made.

1.6                               The Company has maintained and preserved all records required for Tax purposes or which will be needed to enable it to deliver complete and accurate returns, and has made all returns within applicable time limits.  The Company has sufficient records to calculate the Tax Liability or Relief which would arise on a disposal or on the realisation of each asset owned by it at the Accounts Date or acquired by it since the Accounts Date.

1.7                               The Company has duly made and submitted all claims, disclaimers and elections and given all notices and consents assumed to have been made, submitted or given for the purposes of the Accounts.  The amount of Tax chargeable on the Company during any accounting period ending on the Accounts Date or at any time during the period of six years ending on the Accounts Date has not depended upon any concession, agreement or other formal or informal arrangement with any Tax Authority.

1.8                               All particulars furnished to any Tax Authority in connection with any applications for statutory consent or clearance were full and accurate, and any transaction for which such consent or clearance was obtained has been carried into effect (if at all) strictly in accordance with the terms of the relevant consent or clearance.

1.9                               The Company is and has always been resident for Tax purposes only in the jurisdiction in which it is incorporated and does not have a permanent establishment in any other jurisdiction.

1.10                        Full details of all corporation tax paid or required to be paid by or on behalf of the Company under the Corporation Tax (Instalment Payments) Regulations 1998 and the basis on which the liability to make such payments was calculated are Disclosed.

1.11                        The Company has not made a claim under regulation 6 of the Corporation Tax (Instalment Payments) Regulations 1998 or taken any action which could result in any liability to pay any amount computed in accordance with regulation 14(3) of the Corporation Tax (Instalment Payments) Regulations 1998.

1.12                        The Accounts make full provision in accordance with general accepted accounting principles for all Tax liable to be assessed on the Company, or for which it is or may become accountable, for all financial years ended before or on the Accounts Date (whether or not the Company has or may have any right of reimbursement against any other person and whether or not such liability was or is a primary liability of the Company).

2.                                      Non arm’s length transactions

2.1                               The Company is not, nor has ever been a party to any transaction or arrangement under which:

2.1.1                                             it has been or is or may be required to pay for any asset or any services or facilities of any kind an amount which is in excess of the market value of such asset, services or facilities; or

2.1.2                                             it has been or is or may be required to provide any asset or any services or facilities for a consideration which is less than the market value of such assets, services or facilities.

2.2                               The Company is not nor has been a party to any transaction, agreement or arrangement to which Part 4 TIOPA will apply.

2.3                               The Company has retained documents and other evidence demonstrating that the terms of or the provisions made by means of or imposed by all transactions, agreements and arrangements to which the Company is or has been a party and in respect of which Part 4 TIOPA might otherwise apply are such as would have been made between independent enterprises.  The nature, form and content of such documents and other evidence complies with all relevant laws and Tax Authority guidelines.

2.4                               The Company has not disposed of or acquired any asset falling within section 17 or section 19 TCGA or given or agreed to give any consideration which may be disregarded by virtue of section 128(2) TCGA

3.                                      Capital Gains and Base values

3.1                               If each of the capital assets of the Company were disposed of, otherwise than to an associate of a Warrantor, for a consideration equal to the value attributed to such asset in the Accounts or, in the case of an asset acquired since the Accounts Date, for a consideration equal to the consideration actually given upon its acquisition, no liability to corporation tax would arise (disregarding any statutory right to claim any Relief).

3.2                               The value used for each asset or class of assets of the Company in respect of which a separate computation for capital allowances is required is such that, on a disposal of that asset or all of the assets in that class for a consideration equal to value attributed to that asset or class of assets in the Accounts, no balancing charge would arise (disregarding any statutory right to claim any Relief).

3.3                               The Company has not been party to any transaction that fell to be treated as a reorganisation, or as reconstruction or amalgamation, within any of sections 126 to 139 TCGA

4.                                      Capital allowances

All expenditure incurred by the Company (or in respect of which the Company has any subsisting commitment) on the provision of machinery or plant has qualified or will qualify (if not deductible as a trading expense of the Company) for first year allowances or writing down allowances (as the case may be) under the CAA.

5.                                      Distributions

5.1                               The Company has not issued or agreed to issue securities (as defined by section 1117(1) CTA 2010) in respect of which the payment of interest falls to be treated as a distribution under section 1000(1) E or F CTA 2010.

5.2                               The Company has not made or agreed to make a repayment of share capital to which section 1022 CTA 2010 applies, or issued or agreed to issue share capital as paid up other than by the receipt of new consideration within the meaning of Part 23 CTA 2010.

5.3                               The Company has not been concerned in any exempt distribution as defined by section 1075(2) CTA 2010, or has received a chargeable payment connected with an exempt distribution for the purposes of section 1086 CTA 2010.

5.4                               The Company has not received or is entitled to receive any capital distribution to which section 189 TCGA may apply.

5.5                               The Company has not been a party to any scheme or arrangement, or transaction or series of transactions, the main purpose or one of the main purposes of which was:

5.5.1                                             to achieve a reduction in UK Tax;

5.5.2                                             to obtain a tax advantage (as defined in section 1139 CTA 2010); or

5.5.3                                             to ensure that a distribution would fall within an exempt class within Chapter 3 Schedule 9A CTA 2009,

and which would result in a dividend paid after Completion by the Company not being exempt under Part 9 CTA 2009.

5.6                               The Company has not made any election pursuant to section 931R CTA 2009 for any distribution to be treated as not exempt.

6.                                      Carried Forward Trading Loss

No change of ownership of the Company has taken place prior to Completion in circumstances such that Chapter 2 or 3 Part 14 CTA 2010 has or may be applied to disallow the Carried Forward Trading Loss. During the last three years, there has been no major change in the nature or conduct of any trade or business carried on by the Company nor has the scale of the activities in any trade or business carried on by the Company become small or negligible for the purpose of any sections of Chapter 2 or 3 Part 14, CTA 2010.

7.                                      Payments since Accounts Date

7.1                               The Company has not since the Accounts Date made, nor is obliged to make, payments which will not be:

7.1.1                                             wholly deductible in the accounting period in which payment is made either as a trading expense or as a charge on income;

7.1.2                                             eligible for Relief from Tax in the accounting period in which such payments are accrued under an accruals basis of accounting which satisfies the requirements of the relevant legislation (under the provisions of Chapter II Part IV FA 1996, Part 5 CTA 2009, Part 4 Schedule 26 FA 2002 or Chapter 3 Part 7 CTA 2009); or

7.1.3                                             treated in full as, or as part of, the consideration given wholly and exclusively for the acquisition by the Company of an asset for the purposes of TCGA.

7.2                               The Company is not a member of “the worldwide group” within the meaning of that term as defined by section 337 TIOPA.

8.                                      Derivative contracts

The Company is not, nor has it been a party to a derivative contract for the purposes of Part 7 CTA 2009.

9.                                      Loan Relationships

9.1                               All interest, discounts and premiums payable by the Company in respect of its Loan Relationships are eligible to be brought into account by it as debits for the purposes of Part 5 CTA 2009 at the time and to the extent that such debits are recognised in its statutory accounts.

9.2                               The Company has used an amortised cost basis of accounting which is an authorised accounting method for the purposes of Part 5 CTA 2009 with regard to all Loan Relationships to which it is or has been a party and has applied that accounting method consistently and without variation for all relevant accounting periods.

9.3                               The Company is not nor has it been a party to a Loan Relationship which has or had an unallowable purpose (within the meaning of section 442 CTA 2009) or is one to which section 445 CTA 2009 applies.

10.                               Group matters

The Company is not nor has ever been a member of a group for any Tax purpose.

11.                               Close companies

11.1                        The Company is a close company within the meaning of section 439 CTA 2010 but is not and has never been a close investment holding company as defined by section 34 CTA 2010.

11.2                        The Company has not incurred any expense in or in connection with the provision of living or other accommodation, entertainment, domestic or other service or other benefits or facilities which is or was required to be treated as a distribution by virtue of section 1064 CTA 2010.

11.3                        Full details of all loans or advances made by the Company and to which section 455 CTA 2010 applies are Disclosed.  The Company has not released or written off the whole or any part of the debt in respect of any such loan or advance.

12.                               VAT and duties

12.1                        The Company:

12.1.1                                      is a taxable person duly registered for the purposes of VATA;

12.1.2                                      has complied with all statutory provisions, rules, regulations, orders, directions and public guidance in respect of VAT, has promptly submitted accurate returns and maintains full and accurate records, invoices and other documents appropriate or required for the purposes of VATA; and

12.1.3                                      has duly paid on a timely basis, and full and proper provision has been made in the Accounts for, all amounts of VAT for which it is liable.

12.2                        The Company has not been required to give security under paragraph 4 Schedule 11 VATA.

12.3                        The Company is not under a duty to make payments on account of VAT pursuant to any order made under section 28 VATA.

12.4                        The Company is not nor has it been a member of any group of companies for the purpose of section 43 VATA.  No act or transaction has been effected in consequence of which the Company is or may be held liable for any VAT arising from supplies made by another company, and no direction has been given nor will be given under Schedule 9A VATA as a result of which the Company would be treated as a member of a group for the purposes of VATA.

12.5                        The Company is not, nor in the last two years has been, in default in respect of any accounting period (as the terms “default” and “accounting period” are used in section 59(1) VATA).

12.6                        All supplies made by the Company are taxable supplies for VAT purposes.

12.7                        The Company does not have an interest in any asset that is a capital item for the purposes of Part XV of the Value Added Tax Regulations 1995

12.8                        The Company, or any company of which the Company is a relevant associate (as defined by paragraph 3 Schedule 10 VATA), has not exercised an option to tax any land under Part 1 Schedule 10 VATA except as Disclosed, nor has any intention or obligation to exercise any option to tax any land, and:

12.8.1                                      all things necessary for each option to tax Disclosed to have effect have been done and, in particular, any notifications and information required by paragraph 20 Schedule 10 VATA have been given and any permissions required by paragraph 28 Schedule 10 VATA have been properly obtained; and

12.8.2                                      no option to tax which has been made by the Company or any relevant associate has been disapplied or rendered ineffective by the operation of paragraph 12 Schedule 10 VATA.

12.9                        The Company or any Warrantor has not received a notice that, and, so far as the Warrantors are aware, there is nothing which indicates that, the grant to the Company of an interest in or right over land or of a licence to occupy land will not be an exempt supply by reason of an option to tax exercised under Part 1 Schedule 10 VATA.

12.10                 The Company is not, nor has it agreed to become, an agent or representative for the purposes of either section 47 or 48 VATA of a person not resident in the UK.

12.11                 The Company has not entered into any self billing arrangement in respect of supplies made by or to any other person.

12.12                 All VAT payable on the importation of goods and all customs and excise duties payable in respect of any asset imported or owned by the Company have been paid.

13.                               Stamp duty and stamp duty reserve tax

All documents necessary to prove title to any asset held by the Company at Completion have been duly stamped.

14.                               Stamp duty land tax

14.1                        Full details of all chargeable interests (as defined by section 48 FA 2003) acquired or held by the Company in respect of which the Company will be required to file a land transaction return on or after the date of this agreement are Disclosed.

14.2                        Full details of all land transactions entered into by the Company as purchaser before the date of this agreement that will become notifiable transactions (as defined by section 77 FA 2003) by virtue of any transaction occurring on or after such date are Disclosed

14.3                        The Company has not been party to a land transaction as purchaser in respect of which the chargeable consideration is or may be deemed to be less than market value within section 53 FA 2003.

14.4                        Neither the entry into nor performance of obligations under the Acquisition Documents, nor the satisfaction of any condition to which this agreement is subject, will result in the Company becoming liable to pay any stamp duty land tax under paragraph 3, 4(7), 9 or 11 Schedule 7 FA 2003.

15.                               Inheritance tax

15.1                        The Company has not:

15.1.1                                      made any transfers of value within section 94 or 202 IHTA;

15.1.2                                      received a transfer of value in circumstances such that a liability to inheritance tax might arise under section 199 IHTA; or

15.1.3                                      been party to any associated operation (as defined by section 268 IHTA) in relation to any transfer of value.

15.2                        There is no unsatisfied liability to inheritance tax attached to or attributable to any shares in or assets of the Company.

15.3                        Neither the shares in nor assets of the Company are subject to or liable to become subject to any sale, mortgage or charge by virtue of section 212, 237 or 238 IHTA.

16.                               Overseas elements

16.1                        The Company has not, without the prior consent of HM Treasury, done or been party to the doing of any act which amounted to or resulted in or formed part of a series of acts which together resulted in or amounted to a transaction which was unlawful under section 765 ICTA.

16.2                        The Company has complied in all respects with the requirements of section 765A(2) ICTA (supply of information on movement of capital between residents of member states) and any regulations made or notice given under it.  The Company has complied in all respects with the requirements of Part 2 Schedule 17 FA 2009 (international movement of capital - reporting requirement) and any regulations made or notice given under it.

16.3                        The Company does not carry on, nor has it carried on, any trading activities through a permanent establishment outside the United Kingdom.

16.4                        The Company will not at Completion have any liability for any Tax outside the United Kingdom.

17.                               Miscellaneous

17.1                        No person has held any security (as defined in section 420 ITEPA), any interest in such security or any securities option (as defined in that section), where the right or opportunity to acquire the security, interest in a security or securities option was made available by reason of the employment of that person or any other person with the Company at any time prior to Completion.

17.2                        The Company has not made any contribution or loan (whether in cash or otherwise) to an employee benefit trust.

17.3                        There are no arrangements in place, and no arrangements were in place before Completion, pursuant to which a Relevant Third Person has before Completion taken, or may so far as the Sellers are aware after Completion take, a Relevant Step which has resulted or may result in an amount counting as employment income of one of more employees pursuant to Part 7A ITEPA, or pursuant to paragraphs 53, 54 or 58 of schedule 2 to the Finance Act 2011.

18.                               Research and Development Tax Credits

18.1                        The Company has validly claimed all Research and Development Tax Credits available to it and is not aware of any reason why the availability of such credits may be challenged by a Tax Authority and the supporting information required to substantiate such claims is readily available within the records held by the Company at Completion.

18.2                        The Company has not sought to realise any part of the Carried Forward Loss by receipt of a refundable tax credit payment from HMRC in respect of research and development expenditure.

SCHEDULE 4:  SELLER LIMITATIONS

1.                                      Maximum aggregate liability

1.1                               Subject always to paragraph 1.2 below, the aggregate liability of each Warrantor for any breach of the Fundamental Warranties and the General Warranties and Tax Claims shall not exceed in relation to each Warrantor an amount equal to 100 per cent of the Consideration payable to that Warrantor and any person connected with that Warrantor.

For the avoidance of doubt the liability of each of Nicholas Audsley Gomersall and Julie Gomersall shall in each case include an aggregate of the amount equal to 100 per cent of the Consideration payable to Nicholas Audsley Gomersall and 100 per cent of the Consideration payable to Julie Gomersall.

1.2                               The aggregate liability of the Warrantors in respect of all General Warranty Claims (other than any General Warranty Claims which are Key Commercial Warranty Claims) shall not exceed £1,900,000.

2.                                      Claim threshold

No Warrantor shall be liable for any General Warranty Claim unless and until the aggregate liability of the Warrantors in respect of all such General Warranty Claims (calculated after applying the other provisions of this schedule) exceeds £66,000, in which case the Warrantors shall (subject to paragraph 1) be liable for both the initial £66,000 and the excess.

3.                                      Notice of General Warranty Claims

No Warrantor shall be liable for any General Warranty Claim unless the Purchaser has given notice to that Sellers’ Representative of such General Warranty Claim setting out reasonable details of the General Warranty Claim (including the grounds on which it is based and the Purchaser’s estimate of the maximum exposure with respect to the General Warranty Claim).

4.                                      Time limits for General Warranty Claims

4.1                               No Seller shall be liable for any General Warranty Claim unless the Purchaser has given notice to that Seller of such General Warranty Claim in accordance with paragraph 3 on or before:

4.1.1                                             in the case of any General Warranty Claim (other than a Key Commercial Warranty Claim), the Release Date; and

4.1.2                                             in the case of any Key Commercial Warranty Claim, on or before the date on which it would be barred from pursuing such Key Commercial Warranty Claim by the Limitation Act 1980.

4.2                               Any General Warranty Claim notified in accordance with paragraph 3 shall (if not previously satisfied, settled or withdrawn) be deemed to have been irrevocably withdrawn 12 months after the expiry of the relevant time period set out in paragraph 4.1 (and no new General Warranty Claim may be made in respect of the same facts and same cause of action giving rise to such General Warranty Claim) unless on or before that date, legal proceedings have been issued in respect of the relevant General Warranty Claim, provided that:

4.2.1                                             in the case of a General Warranty Claim where there is a corresponding Defendant Claim or Recovery Claim or other third party claim, the time limit in paragraph 4.2 shall be extended so that it is the later of (a) 12 months after the expiry of the relevant time period set out in paragraph 4.1 and (b) 12 months from the date on which the corresponding Defendant Claim or Recovery Claim or other third party claim is withdrawn or finally settled or determined;

4.2.2                                             where such General Warranty Claim arises out of a liability which, at the time it is notified to the Sellers’ Representative, is contingent only, the time limit in paragraph 4.2 shall be extended so that it is the later of (a) 12 months after the expiry of the relevant time period set out in paragraph 4.1 and (b) 12 months from such contingent liability ceasing to be contingent.

4.3                               The Warrantors shall not be liable to the extent that a General Warranty Claim notified in accordance with paragraph 4.1 arises out of a liability which, at the time it is so notified to the Warrantors, is contingent only, unless and until such liability ceases to be contingent.  For the avoidance of doubt, notice may be served in respect of a General Warranty Claim in relation to a liability which, at the time of service of such notice, is contingent only and any such notice given in accordance with paragraph 4.1 in respect of such a General Warranty Claim shall be valid and effective for the purpose of pursuing such Claim when such liability ceases to be contingent.

5.                                      Disclosure and information

No Warrantor shall be liable for any Warranty Claim to the extent that the matter or thing giving rise to such Warranty Claim has been Disclosed with an express reference in the Disclosure Letter to the Warranty the breach of which is the subject matter of the Warranty Claim.

6.                                      No double recovery

Any payment made by or on behalf of a Warrantor in respect of any Claim shall satisfy and discharge any other Claim which is made against that Warrantor in respect of the same loss, but only to the extent of the payment made.

7.                                      Provision made in the Accounts

The Warrantors shall have no liability in respect of any General Warranty Claim if and to the extent that any specific allowance, provision or reserve in respect of the matter or circumstances giving rise to such claim has been taken into account and expressly identified in part 3 of schedule 7.

8.                                      Insurance

The Warrantors shall not be liable for a General Warranty Claim to the extent that the liability to which the General Warranty Claim relates has been recovered by the Company under a policy of insurance of the Company in place at Completion (less all reasonable costs, charges and expenses incurred in recovering that sum and after deducting any increase in premiums payable by the Company).

9.                                      Recovery from third parties

9.1                               If the Purchaser or the Company recovers any sum from a third party in respect of any matter or circumstance giving rise to a General Warranty Claim before the Warrantors make a payment to the Purchaser in respect of the corresponding General Warranty Claim, the amount payable by the Warrantors in respect of the corresponding General Warranty Claim shall be reduced by an amount equal to the sum recovered (less all reasonable costs and expenses incurred by the Purchaser or the Company in obtaining such recovery and less any Tax attributable to the recovery).

9.2                               If the Warrantors pay an amount to the Purchaser in respect of a General Warranty Claim (“Claim Payment”) and, within 12 months of the making of that Claim Payment, the Purchaser subsequently recovers any sum in respect of any corresponding Recovery Claim, the Purchaser shall repay to the Warrantors an amount equal to the lesser of:

9.2.1                                             the sum recovered from the third party (less all reasonable costs and expenses incurred by the Purchaser or the Purchaser Group in relation to such Recovery Claim and less any Tax attributable to the Recovery Claim); and

9.2.2                                             the amount of the Claim Payment (less all reasonable costs and expenses incurred by the Purchaser or the Purchaser Group in relation to the relevant claim).

10.                               Voluntary acts

The Sellers shall not be liable in respect of any General Warranty Claim to the extent that the matter or circumstance giving rise to such General Warranty Claim arises or occurs as a result of any change in the accounting bases, policies, practices or methods applied in preparing the Accounts or valuing any assets or liabilities of the Company introduced after Completion (other than to the extent necessary to comply with the law or UK GAAP applying and in force on or prior to Completion).

11.                               Claims handling: information and access

11.1                        Subject always to paragraphs 11.3, 11.4 and 12, the Purchaser shall give notice as soon as reasonably practicable to the Sellers’ Representative containing reasonable details of any matter or thing of which the Purchaser Group becomes aware that indicates that:

11.1.1                                      the Purchaser has or is likely to have a General Warranty Claim; or

11.1.2                                      any Defendant Claim has been, will be or is likely to be made.

Such notice shall not be a condition precedent to the liability of any Warrantor in relation to any General Warranty Claim, provided that such General Warranty Claim is notified in accordance with paragraph 4.

11.2                        Subject always to paragraphs 11.3, 11.4 and 12, the Purchaser shall:

11.2.1                                      keep the Sellers’ Representative reasonably informed of the progress of, and all material developments in relation to a Defendant Claim; and

11.2.2                                      provide the Sellers’ Representative with copies of all material information and correspondence relating to the Defendant Claim.

Fulfilment of the obligations in this paragraph 11.2 shall not be a condition precedent to the liability of any Warrantor in relation to any General Warranty Claim, provided that such General Warranty Claim is notified in accordance with paragraph 4.

11.3                        Each Claim Warrantor shall at all times keep confidential, and shall procure that he and the Sellers’ Representative shall at all times keep confidential, all information obtained by it pursuant to paragraph 11.1 and/or 11.2.

11.4                        The Purchaser shall be entitled to control any litigation relating to any Claim or Defendant Claim and the Sellers shall not be entitled to (and have no right to) require the Purchaser or any member of the Purchaser Group (including the Company) to:

11.4.1                                      seek to recover from any other person any sum in respect of such claim; or

11.4.2                                      give conduct or right of recovery to any of the Sellers in respect of any claim or right against any person in respect of any matter or thing giving rise to such claim.

12.                               Purchaser protection

The Purchaser shall not be obliged to do any of the following pursuant to paragraphs 9 or 11:

12.1                        take any action or omit to do anything which, in the opinion of the Purchaser, would or is likely to have a material adverse effect on the business of the Company or any other member of the Purchaser Group or be materially onerous or prejudicial to the Purchaser Group;

12.2                        provide or allow access to any information that is regarded by the Purchaser as legally privileged in relation to a possible or actual claim;

12.3                        take any action or omit to do anything requested by any agent of any Seller (including any receiver or administrator);

12.4                        agree to the settlement or compromise of any Defendant Claim or Recovery Claim.

13.                               No rescission

The Purchaser agrees that rescission shall not be available as a remedy for any breach of this agreement and the Purchaser shall not be entitled to rescind or terminate this agreement.

14.                               Assignees

Any third party which is entitled under the terms of this agreement to make any General Warranty Claim against the Warrantors or any of them shall be subject to the provisions of this schedule 4 as if it were the Purchaser.

15.                               Claim to be reduction of Consideration

Any payment made by or on behalf of a Warrantor in respect of any Claim shall, to the extent legally possible, be deemed to reduce the Consideration received by that Warrantor.

SCHEDULE 5:  COMPLETION OBLIGATIONS

Part 1:  Sellers’ obligations on Completion

1.                                      Documents, etc to be delivered

The Sellers shall deliver or procure to be delivered to the Purchaser:

Authorities

1.1                               as evidence of the authority of any person signing any Acquisition Document on behalf of a Seller:

1.1.1                                             in relation to any Seller that is a company, a copy of the minutes of a meeting of its board of directors in the Agreed Form (authorising its execution of any Acquisition Document to which it is party, and appointing the relevant signatory or signatories to sign such Acquisition Document(s) on its behalf), certified as a true copy of the original by the Sellers’ Lawyers; and

1.1.2                                             a copy of the duly executed power of attorney in the Agreed Form under which any Acquisition Document has been or is to be executed by any Seller, certified as a true copy of the original by the Sellers’ Lawyers.

1.2                               Confirmatory and acknowledgment letter in the Agreed Form, from each relevant Seller as regards, inter alia, the entry into of each Acquisition Document and the power of attorney as regards such Seller.

Title to Shares and shares in other Group Companies

1.3                               duly executed transfers of the Shares in favour of the Purchaser or its nominee(s);

1.4                               the share certificates for the Shares (or an express indemnity in a form satisfactory to the Purchaser if any share certificate is found to be missing);

1.5                               such waivers, consents or other documents as the Purchaser may require to enable the Purchaser or its nominee(s) to become the registered holder of the Shares;

Encumbrances, indebtedness and banking arrangements

1.6                               duly executed letters of non-crystallisation in the Agreed Form from any persons having floating charges subsisting at Completion over any of the Shares or assets or undertaking of the Company;

1.7                               confirmation from HSBC Bank PLC as to the aggregate amount of indebtedness or liabilities owing to it or any member of its group as at Completion;

1.8                               a duly executed acknowledgement and waiver in the Agreed Form from each Seller in relation to any outstanding claims against the Company by, and any sums owed by the Company to, such Seller or any person connected with such Seller;

1.9                               in relation to the bank accounts of the Company:

1.9.1                                             bank statements dated not earlier than two Business Days before Completion for all such bank accounts, together with cash book balances of the Company as at Completion and reconciliation statements reconciling such balances with the bank statements;

1.9.2                                             duly executed forms of cancellation of all bank mandates given by the Company; and

1.9.3                                             all cheque books in respect of such bank accounts;

Officers and employees

1.10                        the written resignations in the Agreed Form of Jonathan Oliver Smith as director and secretary of the Company, Nicholas Audsley Gomersall as director of the Company and Julie Gomersall and Syeda Bokhari as employees of the Company;

1.11                        in relation to any person whose office is resigned on Completion (and who is not continuing as an employee or consultant), or whose employment or consultancy is terminated on Completion:

1.11.1                                      all credit cards in the name of or for the account of the Company;

1.11.2                                      all motor vehicles owned or leased by the Company, together with the keys, registration documents and related certificates of insurance;

1.11.3                                      all access cards and keys to the Property; and

1.11.4                                      other property of the Company,

in his possession or under his control;

1.12                        a settlement agreement in the Agreed Form between the Company and each of Nicholas Audsley Gomersall, Julie Gomersall and Syeda Bokhari, duly executed by all parties;

1.13                        service contracts in the Agreed Form between the Company and each of Jonathan Oliver Smith, the First Option Seller and the Second Option Seller, duly executed by all parties;

Options

1.14                        a valid notice of exercise signed by the First Option Seller in respect of his acquisition of the B Ordinary Shares being sold by him pursuant to an option granted pursuant to Schedule 5 of ITEPA;

1.15                        a valid notice of exercise signed by the Second Option Seller in respect of his acquisition of the B Ordinary Shares being sold by him pursuant to an option granted pursuant to Schedule 5 of ITEPA;

Records

1.16                        the statutory registers and minute books made up to the Completion Date, the common seal (if any), share certificate books, the certificate of incorporation and any certificates of incorporation on change of name of the Company;

1.17                        to the extent not in the possession or under the control of the Company, all books of account and other records relating to its business, including all insurance policies;

1.18                        the security and authentication codes for the Companies House WebFiling service and Protected Online Filing Scheme for the Company;

Other documents

1.19                        a duly executed deed of termination in the Agreed Form terminating any shareholders’ agreements to which the Company is a party and releasing it absolutely and unconditionally from any liability arising out of or in connection with such agreements;

1.20                        a duly executed assignment in the Agreed Form to the Purchaser of the benefit of any confidentiality undertakings given to Grant Thornton/ the Sellers (but not to the Company) by any person within the last 3 years in relation to any Confidential Information or the sale or potential sale of all or any of the Shares or all or any of the assets or undertaking of the Company;

1.21                        a duly executed termination of the letter agreement regarding confidentiality dated 11 June 2015 between Grant Thornton UK LLP and Silicon Laboratories Inc.

2.                                      Payments to the Company

Each Seller shall pay or procure the payment of all sums owed by it or any person connected with it to the Company, whether or not then due.

3.                                      Board meetings and shareholder resolutions of the Company

The Sellers shall procure that:

3.1                               a meeting of the board of directors of the Company is held at which:

3.1.1                                             in relation to the Company only, the transfers of the Shares are approved for registration (subject only to being duly stamped) and share certificates are authorised to be delivered to the Purchaser or its nominee(s) in respect of the Shares;

3.1.2                                             the resignations referred to in paragraph 1.10 be accepted with effect from the end of the meeting;

3.1.3                                             such persons as the Purchaser nominates be appointed as directors and the secretary with effect from the end of the meeting;

3.1.4                                             the registered office be changed to 100 New Bridge Street, London, EC4V 6JA;

3.1.5                                             its bank mandates be revised in such manner as the Purchaser requires;

3.1.6                                             the execution of each of the agreements and other documents referred to in this part to which the Company is party be approved and authorised; and

3.1.7                                             a written resolution to adopt new articles of association in such form as the Purchaser requires be approved for immediate circulation; and

3.2                               the written resolution detailed in paragraph 3.1.7 is duly passed.

4.                                      Retention Account

The Sellers shall deliver to each of the Retention Account Agents a duly executed Retention Account Agreement.

5.                                      D & O insurance

If not placed prior to Completion, on Completion, the Warrantors shall procure that a D&O run-off insurance policy (“Run-off Policy”) is placed by the Company providing a minimum of six years’ coverage from the Completion Date in relation to the former or existing directors and officers with respect to any of their acts or omissions prior to Completion and in amounts which are not less than, and otherwise on terms which are no less favourable than, the D&O insurance cover maintained by the Company immediately prior to Completion. On Completion, the Sellers shall provide the Buyer with a copy of the insurance terms and conditions and proof of the premium payment.

6.                                      Data Room

The Sellers shall have caused to be delivered to the Purchaser approximately two Business Days prior to the date of this agreement, copies of the contents of the Data Room via a link, followed by copies on USB on Completion, initialled for evidential purposes by the Purchaser’s Lawyers and the Sellers’ Lawyers.

Part 2:   Purchaser’s obligations on Completion

1.                                      Documents, etc to be delivered

The Purchaser shall deliver or procure to be delivered to the Sellers, as evidence of the authority of any person signing any Acquisition Document on behalf of the Purchaser, a copy of the minutes of a meeting of its board of directors in the Agreed Form (authorising its execution of any Acquisition Document to which it is party, and appointing the relevant signatory or signatories to sign such Acquisition Document(s) on its behalf).

2.                                      Retention Account

The Purchaser shall deliver to each of the Retention Account Agents a duly executed Retention Account Agreement.

3.                                      Payments

The Purchaser shall pay that part of the Consideration in accordance with clause 3.1.1 minus the amount referred to in clause 3.3.

SCHEDULE 6:  RETENTION PROVISIONS

1.                                      Release from the Retention

1.1                               While there is a Retention, upon a Retention Claim or part of it becoming a Settled Retention Claim, an amount equal to the lower of:

1.1.1                                             the sum due to the Purchaser in respect of that Settled Retention Claim; and

1.1.2                                             the Retention,

shall, if so required by the Purchaser, be released immediately from the Retention Account to the Purchaser in complete or partial satisfaction (as the case may be) of that Settled Retention Claim.

1.2                               If there is no Disputed Retention Claim on the Release Date, then, subject to satisfaction of all Settled Retention Claims, the Retention (if any) shall be released immediately from the Retention Account to the Sellers.

1.3                               If there is a Disputed Retention Claim on the Release Date, then the provisions of paragraph 2 shall apply.

2.                                      Retention after Release Date

2.1                               Promptly after the Release Date, the Purchaser shall notify the Sellers of its estimate of the maximum value (including costs and interest) of each Disputed Retention Claim (each an “Estimate”).  If any Disputed Retention Claim is wholly or partly contingent or the Purchaser determines that it is not readily quantifiable, then, for the purposes of this paragraph, the Purchaser may notify its Estimate for that Disputed Retention Claim as a sum in excess of the Retention as at the Release Date.

2.2                               If, upon notification of the Estimates for all Disputed Retention Claims pursuant to paragraph 2.1, the Retention exceeds the aggregate of:

2.2.1                                             the Estimates for all Disputed Retention Claims; and

2.2.2                                             the value of all Settled Retention Claims to the extent that they remain unsatisfied,

then a sum equal to the excess shall be released immediately from the Retention Account to the Sellers.

2.3                               Upon all Disputed Retention Claims becoming Settled Retention Claims and subject to satisfaction of all Settled Retention Claims, the Retention (if any) shall be released immediately from the Retention Account to the Sellers.

3.                                      Interest on the Retention

Interest which accrues on the Retention shall belong to the Sellers, but shall be credited to the Retention Account and form part of the Retention.  The liability to Tax on any such interest shall be borne by the Sellers.

4.                                      Bank charges

4.1                               Each payment from the Retention Account shall be made after the deduction of all charges to be levied by the Bank for making such payment.

4.2                               All charges, fees, costs and expenses levied by the Bank arising out of or in connection with the Retention Account shall be debited to the Retention Account.

5.                                      Apportionment between Sellers

Any payment out of the Retention Account to the Sellers, any liability to Tax on any interest accrued on the Retention and any other liability or payment to be borne or made by the Sellers arising out of or in connection with the Retention or the Retention Account shall be apportioned between them in the proportions set opposite their respective names in column (5) of appendix 1.

6.                                      Instructions to Retention Account Agents

The Purchaser and the Sellers shall promptly give all necessary written instructions to the Retention Account Agents to effect releases from the Retention Account in accordance with this schedule and the terms of the Retention Account Agreement.

7.                                      Effect of Retention

7.1                               The provisions of the Retention Account Agreement and of this agreement relating to the Retention and the Retention Account (including the provisions relating to the Estimates) shall not prejudice the rights of the Purchaser:

7.1.1                                             to make any Retention Claim or limit the amount of any Retention Claim; or

7.1.2                                             to seek the sum due to it in respect of a Settled Retention Claim directly from any of the Sellers liable in respect of it.

7.2                               If any Settled Retention Claim is not satisfied in full, either from the Retention Account or directly by any of the Sellers liable in respect of it, that Settled Retention Claim shall, to the extent not so satisfied, remain fully enforceable against such Sellers.

Executed as a deed, but not delivered until the first date specified on page 1, by SILICON LABORATORIES UK LIMITED by a director in the presence of a witness:		)
)
)
)
		)	Signature	/s/ Néstor Ho

			Name (block capitals)	NÉSTOR HO
Director

Witness signature	/s/ Phillip A. Callahan

Witness name	PHILLIP A. CALLAHAN
(block capitals)

Witness address	400 W. Cesar Chavez

Austin, TX USA

78701

Signed as a deed, but not delivered until the first date specified on page 1, by NICHOLAS AUDSLEY GOMERSALL in the presence of a witness:		)
)
)
		)	Signature	/s/ Nicholas Audsley Gomersall

Witness signature	/s/ Simon Deans

Witness name	SIMON DEANS
(block capitals)

Witness address	BP Collins LLP

Collins House, 32-38 Station Road

Gerrards Cross, Bucks, SL9 8EL

Signed as a deed, but not delivered until the first date specified on page 1, by MARIUS MUNDER in the presence of a witness:		)
)
)
		)	Signature	/s/ Nicholas Audsley Gomersall
as attorney

Witness signature	/s/ Simon Deans

Witness name	SIMON DEANS
(block capitals)

Witness address	BP Collins LLP

Collins House, 32-38 Station Road

Gerrards Cross, Bucks, SL9 8EL

Signed as a deed, but not delivered until the first date specified on page 1, by JONATHAN OLIVER SMITH in the presence of a witness:		)
)
)
		)	Signature	/s/ Nicholas Audsley Gomersall
as attorney

Witness signature	/s/ Simon Deans

Witness name	SIMON DEANS
(block capitals)

Witness address	BP Collins LLP

Collins House, 32-38 Station Road

Gerrards Cross, Bucks, SL9 8EL

Signed as a deed, but not delivered until the first date specified on page 1, by CORIN CLIFFORD in the presence of a witness:		)
)
)
		)	Signature	/s/ Nicholas Audsley Gomersall
as attorney

Witness signature	/s/ Simon Deans

Witness name	SIMON DEANS
(block capitals)

Witness address	BP Collins LLP

Collins House, 32-38 Station Road

Gerrards Cross, Bucks, SL9 8EL

Signed as a deed, but not delivered until the first date specified on page 1, by JULIE GOMERSALL in the presence of a witness:		)
)
)
		)	Signature	/s/ Nicholas Audsley Gomersall
as attorney

Witness signature	/s/ Simon Deans

Witness name	SIMON DEANS
(block capitals)

Witness address	BP Collins LLP

Collins House, 32-38 Station Road

Gerrards Cross, Bucks, SL9 8EL

Signed as a deed, but not delivered until the first date specified on page 1, by RICHARD VESSEY in the presence of a witness:		)
)
)
		)	Signature	/s/ Nicholas Audsley Gomersall
as attorney

Witness signature	/s/ Simon Deans

Witness name	SIMON DEANS
(block capitals)

Witness address	BP Collins LLP

Collins House, 32-38 Station Road

Gerrards Cross, Bucks, SL9 8EL

Signed as a deed, but not delivered until the first date specified on page 1, by MICHAEL VESSEY in the presence of a witness:		)
)
)
		)	Signature	/s/ Nicholas Audsley Gomersall
as attorney

Witness signature	/s/ Simon Deans

Witness name	SIMON DEANS
(block capitals)

Witness address	BP Collins LLP

Collins House, 32-38 Station Road

Gerrards Cross, Bucks, SL9 8EL

Signed as a deed, but not delivered until the first date specified on page 1, by CLAIRE EVANS in the presence of a witness:		)
)
)
		)	Signature	/s/ Nicholas Audsley Gomersall
as attorney

Witness signature	/s/ Simon Deans

Witness name	SIMON DEANS
(block capitals)

Witness address	BP Collins LLP

Collins House, 32-38 Station Road

Gerrards Cross, Bucks, SL9 8EL

Signed as a deed, but not delivered until the first date specified on page 1, by TIMOTHY HILL in the presence of a witness:		)
)
)
		)	Signature	/s/ Nicholas Audsley Gomersall
as attorney

Witness signature	/s/ Simon Deans

Witness name	SIMON DEANS
(block capitals)

Witness address	BP Collins LLP

Collins House, 32-38 Station Road

Gerrards Cross, Bucks, SL9 8EL

Signed as a deed, but not delivered until the first date specified on page 1, by MUHAMMAD SHOAIB JAVED in the presence of a witness:		)
)
)
		)	Signature	/s/ Nicholas Audsley Gomersall
as attorney

Witness signature	/s/ Simon Deans

Witness name	SIMON DEANS
(block capitals)

Witness address	BP Collins LLP

Collins House, 32-38 Station Road

Gerrards Cross, Bucks, SL9 8EL

Executed as a deed, but not delivered until the first date specified on page 1, by OXFORD TECHNOLOGY 2 VENTURE CAPITAL TRUST PLC by a duly appointed attorney in the presence of a witness:		)
)
)
)
		)	Signature	/s/ Nicholas Audsley Gomersall

			Name (block capitals)	NICHOLAS AUDSLEY GOMERSALL
Attorney

Witness signature	/s/ Simon Deans

Witness name	SIMON DEANS
(block capitals)

Witness address	BP Collins LLP

Collins House, 32-38 Station Road

Gerrards Cross, Bucks, SL9 8EL

Executed as a deed, but not delivered until the first date specified on page 1, by OXFORD TECHNOLOGY 3 VENTURE CAPITAL TRUST PLC by a duly appointed attorney in the presence of a witness:		)
)
)
)
		)	Signature	/s/ Nicholas Audsley Gomersall

			Name (block capitals)	NICHOLAS AUDSLEY GOMERSALL
Attorney

Witness signature	/s/ Simon Deans

Witness name	SIMON DEANS
(block capitals)

Witness address	BP Collins LLP

Collins House, 32-38 Station Road

Gerrards Cross, Bucks, SL9 8EL

Executed as a deed, but not delivered until the first date specified on page 1, by OXFORD TECHNOLOGY 4 VENTURE CAPITAL TRUST PLC by a duly appointed attorney in the presence of a witness:		)
)
)
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		)	Signature	/s/ Nicholas Audsley Gomersall

			Name (block capitals)	NICHOLAS AUDSLEY GOMERSALL
Attorney

Witness signature	/s/ Simon Deans

Witness name	SIMON DEANS
(block capitals)

Witness address	BP Collins LLP

Collins House, 32-38 Station Road

Gerrards Cross, Bucks, SL9 8EL